Total Number of Pages:  _____
Exhibit Index Located on Page:  _____

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           FULTON FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
                       ---------------------------------
                        (State or other jurisdiction of
                         incorporation or organization)
                6711                                            23-2195389
      --------------------------                          ----------------------
       (Primary SIC Code Number)                          (I.R.S. Employer
                                                          Identification Number)
                                One Penn Square
                                 P.O. Box 4887
                         Lancaster, Pennsylvania 17604
                                (717) 291-2411
   --------------------------------------------------------------------------
   (Address and telephone number of registrant's principal executive offices)

          Rufus A. Fulton, Jr., President and Chief Executive Officer
                          Fulton Financial Corporation
                                One Penn Square
                                 P.O. Box 4887
                            Lancaster, Pennsylvania 17604
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

       Copy To:                                 Copy To:
       Paul G. Mattaini, Esq.                   James J. Winn, Jr., Esq.
       Barley, Snyder, Senft & Cohen            Piper & Marbury L.L.P.
       126 East King Street                     36 South Charles Street
       Lancaster, Pennsylvania 17602-2893       Baltimore, Maryland 21201-3010
       (717) 299-5201                           (410)576-1675

                        Calculation of Registration Fee
                        -------------------------------

=============================================================================================

                                           Proposed          Proposed          Amount
       Title of each           Amount     maximum offering   maximum             of
    class of securities        to be       price per         aggregate        registration
     to be registered        registered      unit*          offering price*      fee
--------------------------------------------------------------------------------------------
Common Stock                  1,678,582     $28.00           $27,167,812        $9,368
$2.50 par value
 per share
============================================================================================

     *Determined, in accordance with Rule 457(c) and (f)(1), upon the basis of the last sale reported over-the-counter as of November 29, of the 970,279 shares of common stock, $5.00 par value per share, of Gloucester County Bankshares, Inc., to be received in exchange for the securities hereby registered.

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CROSS REFERENCE SHEET PURSUANT
                          TO ITEM 501 OF REGULATION S-K
                         ------------------------------

ITEM OF FORM S-4                             LOCATION IN PROSPECTUS
----------------                             ----------------------
1.    Forepart of Registration               Facing Page of Registration
      Statement and Outside Front            Statement; Cross Reference Sheet;
      Cover Page of Prospectus               and Outside Front Cover Page

2.    Inside Front and Outside               AVAILABLE INFORMATION;
      Back Cover Pages of Prospectus         TABLE OF CONTENTS

3.    Risk Factors, Ratio of Earnings        SUMMARY
      to Fixed Charges and Other
      Information

4.    Terms of the Transaction               THE FFC/GCB MERGER; INFORMATION
                                             CONCERNING FULTON FINANCIAL
                                             CORPORATION AND DESCRIPTION OF
                                             FFC COMMON STOCK; INCORPORATION
                                             OF CERTAIN DOCUMENTS BY REFERENCE

5.    Pro Forma Financial Information        PRO FORMA COMBINED FINANCIAL
                                             INFORMATION

6.    Material Contacts with the             GENERAL INFORMATION--SPECIAL
      Company Being Acquired                 MEETING OF GCB
                                             SHAREHOLDERS--Interests of
                                             Certain Persons in Matters To Be
                                             Acted Upon; THE FFC/GCB MERGER

7.    Additional Information Required        Not Applicable
      for Reoffering by Persons and
      Parties Deemed to be Underwriters

8.    Interests of Named Experts and         EXPERTS; LEGAL MATTERS
      Counsel

9.    Disclosure of Commission Position      INFORMATION CONCERNING FULTON
      on Indemnification for Securities      FINANCIAL CORPORATION AND
      Act Liabilities                        DESCRIPTION OF FFC COMMON STOCK
                                             --Indemnification

10.   Information with Respect to S-3        INCORPORATION OF CERTAIN
      Registrants                            DOCUMENTS BY REFERENCE; PRO FORMA
                                             COMBINED FINANCIAL INFORMATION;
                                             INFORMATION CONCERNING FULTON
                                             FINANCIAL CORPORATION AND
                                             DESCRIPTION OF FFC COMMON STOCK

11.   Incorporation of Certain               INCORPORATION OF CERTAIN
      Information by Reference               DOCUMENTS BY REFERENCE

12.   Information with Respect to S-2        Not Applicable
      or S-3 Registrants

13.   Incorporation of Certain               Not Applicable
      Information by Reference



ITEM OF FORM S-4                             LOCATION IN PROSPECTUS
----------------                             ----------------------
14.   Information with Respect to            Not Applicable
      Registrants Other Than S-3 or
      S-2 Registrants

15.   Information with Respect to            Not Applicable
      S-3 Companies

16.   Information with Respect to S-2        INCORPORATION OF CERTAIN
      or S-3 Companies                       DOCUMENTS BY REFERENCE;
                                             COMPARATIVE STOCK PRICES AND
                                             DIVIDENDS AND RELATED SHAREHOLDER
                                             MATTERS; PRO FORMA COMBINED
                                             FINANCIAL INFORMATION;
                                             INFORMATION CONCERNING GLOUCESTER
                                             COUNTY BANKSHARES, INC.

17.   Information with Respect to            Not Applicable
      Companies Other Than S-3 or
      S-2 Companies

18.   Information if Proxies, Consents       SUMMARY; GENERAL INFORMATION--
      or Authorizations are to be            SPECIAL MEETING OF GCB
      Solicited                              SHAREHOLDERS; THE  FFC/GCB
                                             MERGER; INFORMATION  CONCERNING
                                             GLOUCESTER COUNTY BANKSHARES,
                                             INC.; INCORPORATION OF CERTAIN
                                             DOCUMENTS BY REFERENCE

19.   Information if Proxies, Consents       Not Applicable
      or Authorizations are not to be
      Solicited or in an Exchange Offer


                [GLOUCESTER COUNTY BANKSHARES, INC. LETTERHEAD]

                                                              December ___, 1995

Dear Shareholder:

       You are cordially invited to a Special Meeting of Shareholders of Gloucester County Bankshares, Inc. ("GCB") to be held on January 24, 1996, at 10:30 a.m. at Ron Jaworski's Eagle's Nest Country Club, Woodbury-Glassboro Road, Deptford, New Jersey.

       At this Special Meeting, holders of all outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of GCB will be asked to consider and vote upon a proposal to approve the merger of GCB with and into Fulton Financial Corporation ("FFC") (the "Merger"), in accordance with the terms of the Merger Agreement dated October 25, 1995, between GCB and FFC (the "Merger Agreement"). Pursuant to the Merger Agreement, each Share outstanding at the effective date of the Merger will automatically be converted into the right to receive a specified number of shares of FFC's Common Stock. Cash will be paid in lieu of fractional shares. FFC will survive the Merger and become the parent company of GCB's banking subsidiary, The Bank of Gloucester County.

       The Board of Directors of GCB, by a unanimous vote of all directors, has approved and declared the Merger advisable and recommends that the shareholders of GCB vote in favor of the Merger Agreement.

                                       Sincerely yours,



                                       Warner A. Knobe        Donald S. Carter
                                       President and Chief    Chairman of the
                                       Executive Officer      Board

                       GLOUCESTER COUNTY BANKSHARES, INC.
                               1100 Old Broadway
                           Woodbury, New Jersey 08096

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be Held January 24, 1996

To the Shareholders of
Gloucester County Bankshares, Inc.:

       NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Gloucester County Bankshares, Inc. ("GCB") will be held at Ron Jaworski's Eagle's Nest Country Club, Woodbury-Glassboro Road, Deptford, New Jersey, on January 24, 1996, at 10:30 a.m. local time, for the following purposes:

           (1) To consider and vote upon a proposal to approve the merger (the "Merger") of GCB with and into Fulton Financial Corporation ("FFC"), a Pennsylvania bank holding company, in accordance with the terms of the Merger Agreement dated October 25, 1995, between GCB and FFC (a copy of which, without exhibits or schedules, is attached to the accompanying Proxy Statement/Prospectus as Exhibit A). In the Merger, each of the outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of GCB will automatically be converted into the right to receive a specified number of shares of FCC's Common Stock, all as more fully described in the accompanying Proxy Statement. Approval of the Merger will also constitute approval of an amendment to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan, which extends the term during which members of the Board of Directors of GCB may hold stock options granted to them (a copy of which amendment is attached to the accompanying Proxy Statement/Prospectus as Exhibit D); and

           (2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

       The Board of Directors has fixed the close of business on December 11, 1995, as the record date for the Special Meeting. Only those persons who are record holders of GCB Common Stock at such date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. The attached Proxy Statement/Prospectus forms a part of this Notice and is incorporated herein by reference.

       THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK OF GCB ENTITLED TO VOTE THEREON WILL BE REQUIRED TO ADOPT THE MERGER AGREEMENT PROVIDING FOR THE MERGER OF GCB WITH AND INTO FFC. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN AS SOON AS POSSIBLE THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

       Under Section 14A:11-1(1)(a)(i)(B) of the Business Corporation Act of the State of New Jersey, shareholders of GCB will not be entitled to dissent from the Merger and receive appraisal rights for payment of the "fair value" of their Shares. A summary of the provisions of Section 14A:11-1(1)(a)(i)(B) of the New Jersey Business Corporation Act is included in the accompanying Proxy Statement/Prospectus.

                              By order of the Board of Directors


                              Dale T. Taylor,
                              Secretary
Woodbury, New Jersey
December ____, 1995

                           PROXY STATEMENT/PROSPECTUS
                           --------------------------

                          FULTON FINANCIAL CORPORATION
                                ONE PENN SQUARE
                                 P.O. BOX 4887
                         LANCASTER, PENNSYLVANIA 17604
                                 (717) 291-2411

                       ----------------------------------

                       GLOUCESTER COUNTY BANKSHARES, INC.
                               1100 OLD BROADWAY
                           WOODBURY, NEW JERSEY 08096
                                 (609) 845-0700

                       ----------------------------------

       This Proxy Statement/Prospectus relates to (i) the Special Meeting of Shareholders (the "Special Meeting") of Gloucester County Bankshares, Inc. ("GCB") to be held on January 24, 1996, and (ii) the issuance of up to 1,678,582 shares of the $2.50 par value common stock of Fulton Financial Corporation ("FFC") to be issued in connection with, and conditioned upon, the effectiveness of the merger of GCB with and into FFC (the "Merger"). The Merger is described more fully in this Proxy Statement/Prospectus.

                       ----------------------------------

       No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to any person to exchange or sell, or a solicitation from any person of an offer to exchange or purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall under any circumstances create any implication that the information contained herein is correct at any time subsequent to the date hereof.

                       ----------------------------------

       This Proxy Statement/Prospectus does not cover resales of shares of FFC Common Stock issued to affiliates of GCB in connection with the Merger described herein. No such person is authorized to make use of this Proxy
Statement/Prospectus in connection with any such resale.

                       ----------------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ----------------------------------

       The date of this Proxy Statement/Prospectus is December ___, 1995.

                            AVAILABLE INFORMATION
                            ---------------------

       FFC and GCB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith FFC and GCB file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the Regional Offices of the SEC located at 75 Park Place, 14th Floor, New York, New York 10007; Curtis Center, Independence Square West, 601 Walnut Street, Suite 1005E, Philadelphia, Pennsylvania 19106; and Northwestern Atrium Center, 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by delivering a request to the Public Reference Section of the SEC at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

       THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT AND THE RELATED EXHIBITS THAT FFC HAS FILED WITH THE SEC (CERTAIN PARTS OF WHICH ARE OMITTED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SEC), AND TO WHICH REFERENCE IS HEREBY MADE. THIS PROXY STATEMENT/PROSPECTUS IS PART OF THE REGISTRATION STATEMENT AND SUCH REGISTRATION STATEMENT, INCLUDING EXHIBITS, CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC LISTED ABOVE. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. FFC WILL PROVIDE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM THIS PROXY STATEMENT/ PROSPECTUS IS DELIVERED, A COPY OF ANY AND ALL DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE HEREIN. SUCH REQUESTS SHOULD BE DIRECTED TO KENNETH E. SHENENBERGER, SECRETARY, FULTON FINANCIAL CORPORATION, ONE PENN SQUARE, P.0. BOX 4887, LANCASTER, PENNSYLVANIA 17604,
TELEPHONE: (717) 291-2427. IN ORDER TO INSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 10, 1996.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                  -----------------------------------------------

       The following documents and information are hereby incorporated by reference into this Proxy Statement/Prospectus:

         1.  FFC's Annual Report on Form 10-K for the year ended December
31, 1994.

         2. FFC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995.

         3.  FFC's Current Report on Form 8-K dated November 9, 1995.

         4.  GCB's Annual Report on Form 10-K for the year ended December
31, 1994.

         5. GCB's 1994 Annual Report to Shareholders (the "Annual Report"), a copy of which is attached as Exhibit E to this Proxy Statement/Prospectus, including without limitation the following portions:

               (a) "Selected Consolidated Financial Data," at pages 2-6 of the Annual Report;

               (b) "Management's Discussion and Analysis of Financial Condition and Results of Operations," at pages 7-10 of the Annual Report; and

               (c) "Market for the Company's Common Equity and Related Shareholder Matters," at page 23 of the Annual Report.

         6. GCB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995.

         7. GCB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, a copy of which is attached as Exhibit F to this Proxy
Statement/Prospectus.

         8.  GCB's Current Report on Form 8-K, dated November 3, 1995.

         All documents filed by FFC and by GCB pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Proxy Statement/Prospectus and prior to the Annual Meeting are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of each such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                              TABLE OF CONTENTS

                                                                            Page

SUMMARY......................................................................
      The GCB Special Meeting................................................
      Purpose of the Meeting.................................................
      The Parties............................................................
      Required Vote..........................................................
      Terms of the Merger....................................................
      Conversion and Exchange of Shares of GCB Common Stock..................
      Reasons for the Merger.................................................
      Opinion of GCB's Financial Advisor.....................................
      Management and Operations Following the Merger.........................
      Effective Date.........................................................
      Termination of the Merger Agreement....................................
      Comparison of Shareholder Rights.......................................
      Restrictions on Resales by Affiliates..................................
      Federal Income Tax Consequences........................................
      Accounting Treatment...................................................
      Dissenters' Rights.....................................................
      Limitations on Negotiations; Warrant Granted to FFC....................
      Conditions and Amendment...............................................
      Comparative Stock Prices...............................................
      Selected Historical and Pro Forma Combined Per Share Data..............
      Selected Historical Financial Data.....................................

GENERAL INFORMATION--SPECIAL MEETING OF GCB SHAREHOLDERS.....................
      Introduction...........................................................
      Date, Time and Place of Special Meeting................................
      Shareholders Entitled to Vote..........................................
      Purpose of Meeting.....................................................
      Solicitation of Proxies................................................
      Quorum and Required Vote...............................................
      Revocation and Voting of Proxies.......................................
      Shares Outstanding and Principal Holders Thereof.......................
      Interests of Certain Persons in Matters To Be Acted Upon...............
      Recommendation of the Board of Directors of GCB........................

THE FFC/GCB MERGER
      General Information....................................................
      Background of the Merger...............................................
      Reasons for the Merger; Recommendations of the GCB Board...............
      Additional Reasons for the Merger......................................
      Opinion of Financial Advisor...........................................
      Conversion and Exchange of Shares......................................
      Treatment of Outstanding Options.......................................
      Business Pending The Effective Date....................................
      Conditions, Amendment and Termination..................................
      Effective Date of the Merger...........................................
      Management and Operations Following the Merger.........................
      Federal Income Tax Consequences........................................
      Accounting Treatment...................................................
      Amendment of The Gloucester County Bankshares, Inc. 1992
        Stock Option Plan....................................................
      Rights of Dissenting Shareholders......................................
      Restrictions on Resale of FFC Common Stock Held By Affiliates of
        GCB..................................................................
      Warrant Agreement......................................................
      Comparative Stock Prices and Dividends and
        Related Shareholder Matters..........................................
      Common Stock of FFC....................................................

      Common Stock of GCB....................................................

PRO FORMA COMBINED FINANCIAL INFORMATION.....................................

INFORMATION CONCERNING FULTON FINANCIAL CORPORATION
AND DESCRIPTION OF FFC COMMON STOCK..........................................
      General................................................................
      Loan Policies and Portfolio Quality....................................
      Legal Proceedings......................................................
      General Description of FFC Common Stock................................
      Dividends..............................................................
      Dividend Reinvestment Plan.............................................
      Securities Laws........................................................
      Antitakeover Provisions................................................
      Indemnification........................................................
      Comparison of Shareholder Rights.......................................

INFORMATION CONCERNING GLOUCESTER COUNTY BANKSHARES, INC.....................
      Description of Business and Property...................................
      GCB Common Stock Market Price and Dividends............................
      Information About Directors and Executive Officers.....................
      Selected Historical Financial Data.....................................

EXPERTS......................................................................

LEGAL MATTERS................................................................

ADDITIONAL INFORMATION.......................................................

OTHER MATTERS................................................................

EXHIBITS

      Exhibit A - Merger Agreement........................................  A-1
      Exhibit B - Opinion of Berwind Financial Group, L.P.................  B-1
      Exhibit C - Warrant Agreement and Warrant...........................  C-1
      Exhibit D - Amendment No. 1 to The Gloucester
        County Bankshares, Inc. 1992 Stock Option Plan....................  D-1
    * Exhibit E - 1994 Annual Report to Shareholders of
        Gloucester County Bankshares, Inc.................................  E-1
    * Exhibit F - Quarterly Report on Form 10-Q of
        Gloucester County Bankshares, Inc. for the
        Quarter Ended September 30, 1995..................................  F-1

      * Filed with the Securities and
        Exchange Commission under Form SE

                                    SUMMARY
                                    -------


       The following is a summary of certain information set forth in this Proxy Statement/Prospectus regarding the Merger between GCB and FFC. This summary is provided for convenience only and does not set forth completely all material features of the Merger. This summary should be read in conjunction with and is qualified in its entirety by the more detailed information which is set forth elsewhere in this Proxy Statement/Prospectus and the attached Exhibits or which is incorporated herein by reference.

                            The GCB Special Meeting
                            -----------------------

       A Special Meeting of the shareholders of GCB will be held on January 24, 1996, at 10:30 a.m., local time, at Ron Jaworski's Eagle's Nest Country Club, Woodbury-Glassboro Road, Deptford, New Jersey. Only those shareholders of record at the close of business on December 11, 1995, will be entitled to receive notice of and to vote at the meeting. As of the record date, there were outstanding 970,279 shares of the common stock, par value $5.00 per share, of GCB ("GCB Common Stock"), each of which is entitled to one vote. See GENERAL INFORMATION--SPECIAL MEETING OF GCB SHAREHOLDERS.

                            Purpose of the Meeting
                            ----------------------

       The shareholders of GCB will be asked at the Special Meeting to consider and vote upon a proposal to approve and adopt the Merger Agreement, dated October 25, 1995, between FFC and GCB, under the terms of which (i) GCB will merge with and into FFC (the "Merger"), (ii) FFC will survive the Merger, and
(iii) each of the issued and outstanding shares of GCB Common Stock will be converted into the right to receive a specified number of shares of the common stock, par value $2.50 per share, of FFC ("FFC Common Stock"). GCB's shareholders will receive cash in lieu of fractional shares of FFC Common Stock. The Bank of Gloucester County (the "Bank"), a wholly-owned subsidiary of GCB, will become a wholly-owned subsidiary of FFC as a result of the Merger. Approval of the Merger will also constitute approval of an amendment to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan, which extends the term during which members of the Board of Directors of GCB may hold stock options granted to them. See THE FFC/GCB MERGER; the Merger Agreement, dated October 25, 1995, between FFC and GCB, without exhibits or schedules (the "Merger Agreement"), a copy of which is attached as Exhibit A to this Proxy Statement/Prospectus; and Amendment No. 1 to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan, a copy of which is attached as Exhibit D to this Proxy Statement/Prospectus.

                                  The Parties
                                  -----------

       Fulton Financial Corporation:  Fulton Financial Corporation ("FFC") is a
       ----------------------------
Pennsylvania business corporation and a registered bank holding company that maintains its headquarters in Lancaster, Pennsylvania. As a bank holding company, FFC engages in a general commercial and retail banking and trust business, and also in related financial businesses, through its bank and nonbank subsidiaries. FFC's bank subsidiaries currently operate eighty-four banking offices in Pennsylvania, fourteen banking offices in Maryland, and six banking offices in Delaware. As of September 30, 1995, FFC had consolidated total assets of approximately $3.3 billion.

       The principal assets of FFC are the following eight wholly-owned bank subsidiaries, each of which is a bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"): (i) Fulton Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (ii) Farmers Trust Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System, (iii) Swineford National

Bank, a national banking association which is a member of the Federal Reserve System, (iv) Lafayette Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (v) FNB Bank, National Association, a national banking association which is a member of the Federal Reserve System,
(vi) Great Valley Savings Bank, a Pennsylvania stock savings bank which is not a member of the Federal Reserve System, (vii) Hagerstown Trust Company, a Maryland trust company which is not a member of the Federal Reserve System, and (viii) Delaware National Bank, a national banking association which is a member of the Federal Reserve System. In addition, FFC has three wholly-owned nonbank direct subsidiaries: (1) Fulton Financial Realty Company, which holds title to or leases certain properties on which Fulton Bank and Farmers Trust Bank maintain branch offices or other facilities, (2) Fulton Life Insurance Company, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by FFC's bank subsidiaries, and
(3) Central Pennsylvania Financial Corp., which owns certain non-banking subsidiaries holding interests in real estate and a non-banking subsidiary which issued a collateralized mortgage obligation.

       The principal executive offices of FFC are located at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604, and FFC's telephone number is
(717) 291-2411.

       Gloucester County Bankshares, Inc.:  Gloucester County Bankshares, Inc.
       ----------------------------------
("GCB") is a New Jersey business corporation and a registered bank holding company that maintains its headquarters in Woodbury, New Jersey. GCB is the parent company of The Bank of Gloucester County (the "Bank"), which operates six banking offices in Gloucester County, New Jersey. The Bank is a New Jersey bank which is an FDIC-insured bank, but is not a member of the Federal Reserve System. As of September 30, 1995, GCB had total consolidated assets of approximately $192 million, and the Bank held total deposits of approximately $177 million.

       TBGC Investment Corp. is a Delaware business corporation which is a wholly-owned subsidiary of the Bank.

       The principal executive offices of GCB are located at 1100 Old Broadway, Woodbury, New Jersey 08096, and GCB's telephone number is (609) 845-0700.

                                 Required Vote
                                 -------------

       The affirmative vote of shareholders holding at least two-thirds of the issued and outstanding shares of GCB Common Stock given at a duly convened meeting of the shareholders of GCB is required by GCB's Certificate of Incorporation in order to approve the Merger Agreement. As of October 25, 1995, the directors and executive officers of GCB and their affiliates owned beneficially approximately 19.83 percent of the outstanding shares of GCB Common Stock, and GCB understands that the directors and executive officers of GCB presently intend to vote (in their respective capacities as shareholders of GCB) their shares of GCB Common Stock in favor of the proposal to adopt the Merger Agreement. As of October 25, 1995, the directors and executive officers of FFC and their affiliates did not own any shares of GCB Common Stock. See GENERAL INFORMATION--SPECIAL MEETING OF GCB SHAREHOLDERS--Shares Outstanding and Principal Holders Thereof; and INFORMATION CONCERNING GLOUCESTER COUNTY BANKSHARES, INC.

                              Terms of the Merger
                              -------------------

       Under the terms of the Merger Agreement: (i) GCB will be merged with and into FFC, (ii) FFC will survive the Merger, and (iii) each of the issued and outstanding shares of GCB Common Stock will be converted into the right to receive a specified number of shares of FFC Common Stock. GCB's shareholders will receive cash in lieu of fractional shares of FFC Common Stock. In addition, the Bank will become a wholly-owned subsidiary of FFC as a result of the Merger. See THE FFC/GCB MERGER.

             Conversion and Exchange of Shares of GCB Common Stock
             -----------------------------------------------------

       On the effective date of the Merger (the "Effective Date"), which is expected to occur during the first or second quarter of 1996, each share of GCB Common Stock then issued and outstanding will be converted into the right to receive a specified number of shares (the "Conversion Ratio") of FFC Common Stock, based on the Closing Market Price (defined below), as set forth below:

                                                       Conversion
                 Closing Market Price                    Ratio
                 --------------------                  ----------
                 $20.000 and below                     1.730
                 $20.125                               1.718
                 $20.250                               1.705
                 $20.375                               1.693
                 $20.500                               1.680
                 $20.625                               1.668
                 $20.750                               1.655
                 $20.875                               1.642
                 $21.000                               1.630
                 $21.125                               1.617
                 $21.250                               1.605
                 $21.375                               1.592
                 $21.500                               1.580
                 $21.625                               1.567
                 $21.750                               1.555
                 $21.875                               1.542
                 $22.000 and above                     1.530

       The Conversion Ratio is subject to adjustment in the event of a stock dividend or similar transaction involving FFC Common Stock prior to the Effective Date. The Closing Market Price is defined in the Merger Agreement as the average of the average of the per share closing bid prices for FFC Common Stock, rounded up to the nearest $.125, for the ten (10) trading days immediately preceding the date which is two (2) business days before the Effective Date of the Merger, as reported on the NASDAQ National Market . No fractional shares of FFC Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share to which any former GCB shareholder would otherwise be entitled, each such former shareholder of GCB will receive in cash an amount equal to the fair market value of his or her fractional interest, which shall be determined by multiplying such fraction by the Closing Market Price. See THE FFC/GCB MERGER.

       Each former shareholder of GCB will be required to surrender to FFC the certificates representing GCB Common Stock held by him or her in accordance with the instructions which will be sent to him or her immediately following the Effective Date. Upon proper surrender of his or her GCB Common Stock certificates, each such former shareholder of GCB will be promptly issued a stock certificate representing the whole number of shares of FFC Common Stock into which such shareholder's shares of GCB Common Stock shall have been converted, together with a check in the amount of any cash, without interest, to which he or she is entitled in lieu of the issuance of a fractional share. FFC will withhold dividends payable after the Effective Date to any former sharehlder of GCB who has received written insructions from FFC but has not at that time surrendered his or her GCB Common Stock certificates. Any dividends so withheld will be paid, without interest, to any such former shareholder of GCB upon the proper surrender of his or her GCB Common Stock certificates. See THE FFC/GCB MERGER--Conversion and Exchange of Shares, and the Merger

Agreement attached as Exhibit A to this Proxy Statement/Prospectus. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                            Reasons for the Merger
                            ----------------------

       The Boards of Directors of FFC and GCB have determined that the Merger is in the best interests of both organizations. In the case of FFC, the acquisition of GCB will enable FFC to extend its operations into New Jersey. FFC considers New Jersey to be an attractive area for expansion of its business and believes that the acquisition of GCB will result in a favorable diversification of FFC's assets and earnings. FFC believes the Bank's market is similar to many of the markets that FFC's subsidiary banks currently serve, i.e., markets with a strong small business component.

       GCB's Board of Directors has concluded that, in the rapidly changing and increasingly competitive market for financial services, it can compete more effectively as part of a larger banking organization with more resources and a wider range of products and services than those which GCB's subsidiary, the Bank, currently offers. Through the Merger, the Bank can expand its resources and its range of products and services much sooner than it could through internal growth. The Bank has grown rapidly since its inception; additional capital will be required if such growth continues. In general, therefore, GCB is entering into the Merger because it can better maximize its shareholders' return through an affiliation with a larger, more diversified financial institution. GCB's Board of Directors believes that FFC's greater resources will enable the Bank to remain competitive and to offer expanded services to its customers and the communities it serves. In particular, FFC's strong small business services will further enhance the Bank's reputation in this area.

       In addition, the Merger with FFC will increase the liquidity of the stock held by GCB's shareholders by exchanging it for stock in a larger banking organization that is listed on the NASDAQ National Market. FFC anticipates that the Bank will retain a strong degree of autonomy which will enable it to preserve its commitment to community-oriented banking.

       See THE FFC/GCB MERGER--Background of the Merger; Reasons for the Merger; Recommendations of the GCB Board; and Additional Reasons for the Merger.

                      Opinion of GCB's Financial Advisor
                      ----------------------------------

       GCB engaged Berwind Financial Group, L.P. ("Berwind") to act as its financial advisor for the purpose of evaluating the financial terms of the Merger. Berwind has delivered to GCB's Board of Directors an opinion stating that the Merger is fair to the shareholders of GCB from a financial point of view. A copy of Berwind's opinion is attached to this Proxy Statement/Prospectus as Exhibit B and should be read in its entirety with respect to the assumptions made and the other matters considered by Berwind in rendering its opinion. See THE FFC/GCB MERGER--Opinion of Financial Advisor.

                Management and Operations Following the Merger
                ----------------------------------------------

       Under the terms of the Merger Agreement, GCB will merge with and into FFC, FFC will survive the Merger, the separate corporate existence of GCB will terminate on the Effective Date, and the Bank will become a wholly-owned banking subsidiary of FFC. Following the Merger, the Board of Directors of FFC will consist of (i) the same persons who are members of the Board of Directors of FFC immediately before the Merger, each of whom will serve until his or her successor is elected and has qualified, and (ii) Jeffrey G. Albertson, a director of GCB. Under the terms of the Merger Agreement, for a period of five years after the Effective Date of the Merger, the FFC Board of Directors shall nominate Mr. Albertson for election, and support his election, at each annual meeting of shareholders of FFC at which Mr. Albertson's term expires. During such period, if Mr. Albertson ceases to serve as a director of FFC, the Board of Directors of the Bank shall have the right to designate one person to serve as a director of FFC, subject to the concurrence of FFC as to the person designated.

       Immediately following the Merger, the Board of Directors of the Bank will consist of the same persons who are members of the Board of Directors of the Bank immediately before the Merger, each of whom will serve until his or her successor is elected and has qualified.

                                Effective Date
                                --------------

       The Merger will become effective upon the date specified in the Articles and Certificate of Merger filed with the Pennsylvania Department of State and the Secretary of State of the State of New Jersey, which will occur as soon as reasonably practicable after all applicable conditions to the consummation of the Merger have been met or waived. FFC and GCB presently intend to consummate the Merger during the first or second quarter of 1996, assuming that GCB's shareholders adopt the Merger Agreement, all required regulatory approvals are obtained, all applicable waiting periods have expired, and all other conditions have been met or waived as of the closing of the Merger. See THE FFC/GCB MERGER--Effective Date.

                      Termination of the Merger Agreement
                      -----------------------------------

       Either FFC or GCB may terminate the Merger Agreement and cancel the Merger if (i) the other party has committed a material breach of any representation, warranty or covenant contained in the Merger Agreement and has not cured such breach within thirty (30) days after receiving written notice thereof, or (ii) all applicable conditions have not been satisfied by October 31, 1996. FFC and GCB may also terminate the Merger Agreement and cancel the Merger by mutual consent in writing. See THE FFC/GCB MERGER--Conditions, Amendment and Termination.

                       Comparison of Shareholder Rights
                       --------------------------------

       Upon consummation of the Merger, the shareholders of GCB will become shareholders of FFC. There are differences between the rights of holders of GCB Common Stock and FFC Common Stock. These differences arise from (i) differences between the respective state laws applicable to GCB and FFC, and (ii) differences between the Certificate of Incorporation and Bylaws of GCB and the Articles of Incorporation and Bylaws of FFC. The most significant difference is that FFC has adopted a Shareholder Rights Plan, which provides FFC's shareholders with certain stock-related rights in the event of a hostile takeover, but may also have the effect of discouraging such a takeover, while GCB has not adopted any such plan. See INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK--Antitakeover Provisions; Comparison of Shareholder Rights.

                     Restrictions on Resales by Affiliates
                     -------------------------------------

       The resale of shares of FFC Common Stock received in connection with the Merger by persons who are executive officers, directors or ten percent shareholders of GCB will be subject to certain restrictions. See THE FFC/GCB MERGER--Restrictions on Resale of FFC Common Stock Held by Affiliates of GCB.

                        Federal Income Tax Consequences
                        -------------------------------

       The Merger is structured to qualify as a tax-free reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, no taxable gain or loss will be recognized by the shareholders of GCB upon their receipt of FFC Common Stock in exchange for GCB Common Stock, except to the extent that any shareholders of GCB receive cash in lieu of the issuance of fractional shares of FFC Common Stock. An opinion has been provided by Piper & Marbury L.L.P., counsel for GCB, confirming these and certain other federal income tax consequences of the Merger. However, each shareholder of GCB is urged to consult his or her own tax advisor concerning the particular tax consequences of the Merger as they affect his or her individual circumstances. See THE FFC/GCB MERGER--Federal Income Tax Consequences.

                             Accounting Treatment
                             --------------------

       Consummation of the Merger is subject to the condition that the Merger can be treated as a pooling-of-interests for financial accounting purposes. FFC currently intends to exercise its right to cancel the Merger if such condition could not be satisfied. See THE FFC/GCB MERGER--Accounting Treatment.

                              Dissenters' Rights
                              ------------------

       The shareholders of GCB are not entitled to exercise dissenters' rights, in accordance with the provisions of Section 14A:11-1 of the New Jersey Business Corporation Act. See THE FFC/GCB MERGER--Rights of Dissenting Shareholders.

              Limitations on Negotiations; Warrant Granted to FFC
              ---------------------------------------------------

       The Merger Agreement provides that GCB shall not, nor shall it permit any officer, director, employee, agent, consultant or representative to: (a) solicit, initiate or encourage any proposal for a merger with or other acquisition of GCB, the Bank or TBGC Investment Corp. or any material portion of their assets or properties, with or by any person other than FFC; or (b) cooperate with, or furnish any non-public information concerning GCB, the Bank or TBGC Investment to, any person in connection with such a proposal; provided, however, that the GCB Board of Directors shall be free to take such action as Board of Directors determines, in good faith, that in the exercise of its fiduciary duties, after receipt of a written opinion of outside counsel, is required in the best interests of GCB and its shareholders.

       Simultaneously with the execution of the Merger Agreement, GCB and FFC entered into a Warrant Agreement, dated October 25, 1995 (the "Warrant Agreement"), a copy of which is attached hereto as Exhibit C. Pursuant to the Warrant Agreement, GCB has issued to FFC a warrant (the "Warrant") to purchase an aggregate of up to 241,056 fully paid and non-assessable shares of GCB Common Stock at a price per share equal to $17.00, the price at which GCB Common Stock had recently traded prior to the date of execution of the Warrant Agreement, subject to adjustment as provided for in the Warrant Agreement and the Warrant. The Warrant is exercisable only upon the occurrence of specified events relating generally to the support by GCB or the Bank of a proposal to acquire GCB or the Bank by a party other than FFC, an acquisition by a third party or group of 25% or more of the outstanding shares of GCB Common Stock, or the failure of GCB's shareholders to approve the Merger following the announcement by any party other than FFC of an offer or proposal to acquire 25% or more of the outstanding shares of GCB Common Stock. To the knowledge of GCB, no event giving rise to the right to exercise the Warrant has occurred as of the date of this Proxy Statement/Prospectus. The execution of the Warrant Agreement was required by FFC as a condition to its execution of the Merger Agreement, and the effect of the Warrant Agreement is to increase the likelihood that the Merger will occur by making it more difficult and expensive for another party to acquire GCB. See THE FFC-GCB MERGER--Warrant Agreement.

       The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with GCB.

                           Conditions and Amendment
                           ------------------------

       Consummation of the Merger is subject to various conditions and contingencies, including, among others, approval by the shareholders of GCB, approval by the Federal Reserve Board, approval by the New Jersey Department of Banking, notice to the Maryland State Bank Commissioner, and the absence of an injunction issued by a court of competent jurisdiction enjoining the performance by FFC or GCB of any of their obligations under the Merger Agreement.

       To the extent permitted by law, the Merger Agreement may be amended at any time before the Effective Date by a written instrument duly authorized, executed and delivered by FFC and GCB; provided, however, that any amendment to the ratio at which shares of GCB Common Stock will be converted into shares of FFC Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of GCB in accordance with applicable New Jersey law. See THE FFC/GCB MERGER--Conditions, Amendment and Termination.

                           Comparative Stock Prices
                           ------------------------

       On October 24, 1995, the last trading day before public announcement of the Merger Agreement, the per share closing bid and asked quotations for FFC Common Stock were $21.75 and $22.50, respectively, as reported on the NASDAQ National Market ("NASDAQ"). The pro forma equivalent per share closing bid and asked quotations for such date, based on an assumed exchange ratio of 1.555 shares of FFC Common Stock for each share of GCB Common Stock, were $33.82 and $34.99, respectively.

       The foregoing historical and pro forma equivalent per share market information is summarized in the following table:


                                                            Pro Forma
                                    Historical              Equivalent
                                    Price Per Share        Price Per Share
                                    ---------------        ---------------

       FFC Common Stock
       ----------------

       10/24/95 Bid Price               $21.75                  $33.82
       10/24/95 Asked Price             $22.50                  $34.99

       GCB Common Stock
       ----------------

       10/24/95 Bid Price               $20.00
       10/24/95 Asked Price             $20.00


       The high and low quotations on NASDAQ for FFC Common Stock on December 4, 1995, were $22.25 and $21.25, respectively, per share. The local over-the-counter market price for GCB Common Stock on October 24, 1995, was $20.00 per share. More detailed information concerning comparative stock prices is set forth elsewhere in this Proxy Statement/Prospectus. See THE FFC/GCB MERGER-- Comparative Stock Prices and Dividends and Related Shareholder Matters.

           Selected Historical and Pro Forma Combined Per Share Data
           ---------------------------------------------------------

       The following tables set forth, at the dates and for the periods indicated, financial information relating to FFC Common Stock and GCB Common Stock on a per share historical and pro forma combined basis. The pro forma and equivalent per share information is presented on the basis of an assumed exchange ratio of 1.555 shares of FFC Common Stock for each share of GCB Common Stock.

       The information set forth in the tables below should be read in conjunction with the pro forma combined financial information, including the notes thereto, set forth elsewhere in this Proxy Statement/Prospectus, the financial statements of FFC, including the notes thereto, which are incorporated herein by reference, and the financial statements of GCB, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See PRO FORMA COMBINED FINANCIAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

                   Selected Historical and Pro Forma Combined
                                 Per Share Data

                                                             As of and for the Year Ended December 31
                                                    -----------------------------------------------------

FULTON FINANCIAL CORPORATION (FFC)                     1994           1993          1992         1991          1990
---------------------------------                   ---------      ----------     --------     --------      --------
Historical Per Common Share:
  Average Shares Outstanding (B)                      28,192,160   28,001,613      27,945,947  27,785,559    27,584,146
  Book Value                                           $10.85       $ 10.28          $ 9.32      $ 8.79        $ 8.05
  Cash Dividends                                        $0.587       $ 0.527          $0.431      $0.407        $0.388
  Income From Operations:

    Income Before Cumulative Effect of                 $ 1.44       $  1.30          $ 0.96      $ 1.08        $ 1.06
      Changes in Accounting Principles

    Cumulative Effect of Changes in                    --            ($0.12)          --          --           --
      Accounting Principles                           ---------    ----------     -----------   ---------    ----------

    Net Income                                         $ 1.47       $  1.18          $ 0.96      $ 1.13        $ 1.08

FFC, GCB Combined Pro Forma Per Common Share (A):
    Average Shares Outstanding                        29,700,944   29,510,397      29,454,731  29,294,343    29,092,930
    Book Value                                         $10.68       $ 10.11          $ 9.15      $ 8.61        $ 7.91
    Cash Dividends                                      $0.557       $ 0.500          $0.409      $0.386        $0.367
    Income From Operations:
      Income Before Cumulative Effect of Changes in
        Accounting Principles                          $ 1.43       $  1.28          $ 0.93      $ 1.05        $ 1.01

      Cumulative Effect of Changes in
        Accounting Principles                           --           ($0.11)         --         --            --
                                                     ---------    ----------     -----------   ---------    ----------
      Net Income                                       $ 1.43       $  1.17          $ 0.93      $ 1.05        $ 1.01

(A) The above combined pro forma per share information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends by each institution through the periods.

(B) Average shares outstanding is presented for primary per share data only. There is no fully diluted per share data.

                     Selected Historical and Pro Forma Combined
                                 Per Share Data



                                                      As of and For Nine Months Ended September 30
                                                      --------------------------------------------
FULTON FINANCIAL CORPORATION (FFC)
----------------------------------
                                                                 1995       1994
                                                            --------------------------

Historical Per Common Share:
  Average Shares Outstanding (B)                              28,405,454   28,100,151

  Book Value                                                   $11.73       $10.75
  Cash Dividends                                                $0.486       $0.438
  Net Income                                                    $1.18        $1.06

FFC, GCB Combined Pro Forma Per Common Share (A):
  Average Shares Outstanding                                  29,914,238   29,608,935

  Book Value                                                   $11.61       $10.58
  Cash Dividends                                                $0.461       $0.416
  Net Income                                                    $1.19        $1.06


(A) The above combined pro forma per share information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends by each institution through the periods.

(B) Average shares outstanding is presented for primary per share data only. There is no fully diluted per share data.

                   Selected Historical and Pro Forma Combined
                                 Per Share Data

                                                  As of and for the Year Ended December 31
                                             -------------------------------------------------
GLOUCESTER COUNTY BANKSHARES CORP. (GCB)       1994      1993       1992      1991      1990
                                             --------  ---------  --------  --------  --------
Historical Per Common Share:
  Average Shares Outstanding (B)             970,279   970,279    970,279   970,279   970,279
  Book Value                                 $11.62    $10.59      $9.16     $8.64     $8.12
  Cash Dividends                              --        --         --        --        --
  Income From Operations:
    Income Before Extraordinary
       Item                                   $2.10    $1.44       $0.52     $0.49     $0.09
    Extraordinary Item--Tax Benefit of
       Net Operating Loss Carry Forwards      --       --          --        $0.03     $0.04

    Net Income                                $2.10    $1.44       $0.52     $0.52     $0.13

GCB, FFC Combined Pro Forma Equivalent Per
     Common Share:(A)
    Book Value                               $16.61   $15.72      $14.23    $13.41    $12.30
    Cash Dividends                            $0.87    $0.78       $0.64     $0.60     $0.57
    Income From Operations:
       Income Before Extraordinary Item       $2.23    $2.00       $1.45     $1.63     $1.57
       Extraordinary Item-Tax Benefit of
          Net Operating Loss Carry Forwards   --       --          --        --        --

       Net Income                             $2.23    $1.82       $1.45     $1.63     $1.57

(A) The above combined pro forma per share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends by each institution through the periods.

(B) Average shares outstanding is presented for primary per share data only. There is no fully diluted per share data.

                   Selected Historical and Pro Forma Combined
                                 Per Share Data



                                                       As of and For Nine Months Ended September 30
                                                       --------------------------------------------

GLOUCESTER COUNTY BANKSHARES, INC.(GCB)                          1995       1994
--------------------------------------                       ---------------------
Historical Per Common Share:
  Average Shares Outstanding
  Primary                                                     970,279   970,279
  Fully Diluted                                             1,041,280    --
  Book Value                                                  $14.61    $11.27
  Cash Dividends                                               --        --

Net Income:
  Primary                                                      $2.11     $1.62
  Fully Diluted                                                $1.99      --

GCB, FFC Combined Pro Forma Equivalent Per Common
 Share (A):
   Book Value                                                 $18.05    $16.46
   Cash Dividends                                              $0.72     $0.65
   Net Income:
     Primary                                                   $1.85     $1.64
     Fully Diluted                                             $1.99        --

(A) The above combined pro forma per share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends by each institution through the periods.

                       Selected Historical Financial Data
                       ----------------------------------

     The following tables present selected unaudited historical financial data for FFC and GCB. The following information should be read in conjunction with the pro forma combined financial information, including the notes thereto, set forth elsewhere in this Proxy Statement/Prospectus, the financial statements of FFC, including the notes thereto, which are incorporated herein by reference, and the financial statements of GCB, including the notes thereto, which are included in the documents attached as Exhibits E and F to this Proxy Statement/Prospectus. See PRO FORMA COMBINED FINANCIAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; Exhibit E--1994 Annual Report to Shareholders of Gloucester County Bankshares, Inc.; and Exhibit F--Quarterly Report on Form 10-Q of Gloucester County Bankshares, Inc. for the Quarter ended September 30, 1995.

                          Fulton Financial Corporation
                       Selected Historical Financial Data
                                 (In Thousands)
                       ----------------------------------
                  As of and For Nine Months Ended September 30
                  --------------------------------------------




Summary of Operations                               1995         1994
---------------------                         -----------------------

  Net interest income                            $99,793      $91,003
  Provision for loan losses                        1,572        1,570
                                              -----------------------

  Net interest income after provision
    for loan losses                               98,221       89,433
  Other operating income                          20,603       19,808
  Other operating expense                         74,341       70,052
  Income tax expense                              10,861        9,462
                                              -----------------------
  Net Income                                     $33,622      $29,727
                                              =======================
Average Balance Sheet Totals
----------------------------

  Total assets                                $3,176,223   $2,873,922
  Investment securities and
    money market investments                     684,578      763,797
  Loans and leases
    (net of unearned income)                   2,248,023    1,884,431
  Total deposits                               2,639,059    2,384,972
  Long-term debt and lease obligations            29,524       14,211
  Shareholders' equity                           318,489      294,424

Period End
----------

  Total assets                                $3,266,812   $2,915,299
  Long-term debt and lease obligations            35,912        8,060

                          Fulton Financial Corporation
                       Selected Historical Financial Data
                                 (In Thousands)
                            ----------------------------------

                                                        As of and For the Year Ended December 31
                                                 ------------------------------------------------------------
Summary of Operations                               1994        1993         1992        1991        1990
---------------------                            ------------------------------------------------------------

 Net interest income                             $  124,171    $115,083     $107,564    $101,024     $90,113
 Provision for loan losses                            2,255       4,926       14,852       6,091       5,446
                                                 ------------------------------------------------------------

 Net interest income after provision
    for loan losses                                 121,916     110,157       92,712      94,933      84,667
 Other operating income                              25,801      28,432       24,671      19,381      16,806
 Other operating expense                             94,004      91,782       84,435      76,862      65,647
 Income tax expense                                  13,233      10,285        6,077       7,334       6,508
                                                 ------------------------------------------------------------

 Income before cumulative effect
    of changes in accounting principles              40,480      36,522       26,871      30,118      29,318
 Cumulative effects of changes in
    accounting principles:
 Income Taxes                                            --       1,764           72          --          --
 Non-pension post-retirement
    benefits, net of taxes                               --      (5,221)          --          --          --
                                                 ------------------------------------------------------------
 Net Income                                         $40,480     $33,065      $26,943     $30,118     $29,318
                                                 ============================================================
Average Balance Sheet Totals
----------------------------

 Total assets                                    $2,949,643  $2,770,701   $2,687,869  $2,561,855  $2,313,069
 Investment securities and
    money market investments                        750,381     762,528      657,596     607,256     548,731
 Loans and leases
    (net of unearned income)                      1,964,970   1,792,632    1,737,712   1,678,592   1,519,786
  Total deposits                                  2,440,819   2,383,286    2,352,687   2,221,798   1,976,106
  Long-term debt and lease obligations               17,758      11,545       15,636      15,763      16,646
  Shareholders' equity                              297,784     268,303      252,395     233,212     213,738

Period End
----------

  Total assets                                   $3,178,696  $2,824,312   $2,791,039  $2,654,209  $2,382,466
  Long-term debt and lease obligations               27,283      13,051       16,764      15,199      16,230

                       Gloucester County Bankshares, Inc.
                       Selected Historical Financial Data
                                 (In Thousands)
                            ----------------------------------

                               As of and For Nine Months Ended September 30
                               --------------------------------------------

Summary of Operations                                1995     1994
---------------------                            -----------------

   Net interest income                             $7,275   $5,555
   Provision for loan losses                          450      248
                                                 -----------------

   Net interest income after provision
     for loan losses                                6,825     5,307
   Other operating income                             681       554
   Other operating expense                          4,228     3,475
   Income tax expense                               1,230       815
                                                 ------------------

   Net Income                                      $2,048    $1,571
                                                 ==================
Average Balance Sheet Totals
----------------------------

   Total assets                                  $178,045  $139,149
   Investment securities and
     money market investments                      44,887    38,206
   Loans and leases (net of unearned income)      122,000    92,572
   Total deposits                                 164,226   128,013
   Long-term debt and lease obligations                --        --
   Shareholders' equity                            12,818    10,616

Actual Balance at Period End
----------------------------
   Total assets                                  $192,248  $151,171
   Long-term debt and lease obligations                --        --


                       Gloucester County Bankshares, Inc.
                       Selected Historical Financial Data
                                 (In Thousands)
                            ----------------------------------

                                         As of and for the Year Ended December 31
                                    ----------------------------------------------------
Summary of Operations                         1994       1993    1992      1991    1990
---------------------                        -------------------------------------------

   Net interest income                       $7,759     $5,619  $3,775    $2,223  $1,600
   Provision for loan losses                    460        750     585       386     340
                                           ---------------------------------------------

   Net interest income after provision
     for loan losses                          7,299      4,869   3,190     1,837   1,260
   Other operating income                       596      1,507     893     1,151     253
   Other operating expense                    4,801      4,264   3,302     2,277   1,388
   Income tax expense                         1,056       7 18     275       240      40
                                           ---------------------------------------------
   Income before extraordinary item           2,038      1,394     506       471      85
   Extraordinary item--tax benefit of
     net operating loss carry forwards           --         --      --        30      40
                                           ---------------------------------------------

     Net Income                              $2,038     $1,394     $506     $501    $125
                                           =============================================
Average Balance Sheet Totals
--------------------------------

   Total assets                            $143,600   $114,137 $ 82,569  $47,260  $26,373
   Investment securities and
     money market investments                38,747     37,951   33,047   16,656   10,119
   Loans and leases (net
     of unearned income)                     96,097     68,846   44,497   27,793   15,032
   Total deposits                           132,627    103,617   73,895   39,065   18,582
   Long term debt and
     lease obligations                           --         --       --       --       --
   Shareholders' equity                      10,779      9,723    8,224    7,926    7,537

Period End
----------

   Total assets                            $159,731   $130,596  $104,971 $68,179  $37,695
   Long term debt and lease obligations          --         --        --      --       --

           GENERAL INFORMATION--SPECIAL MEETING OF GCB SHAREHOLDERS
           --------------------------------------------------------

Introduction
------------

     This Proxy Statement/Prospectus is being furnished to the holders of GCB Common Stock in connection with the solicitation by GCB's Board of Directors of proxies to be voted at the Special Meeting to be held on January 24, 1996. The purpose of the meeting is to consider and vote upon a proposal adopted by the Board of Directors of GCB to approve and adopt the Merger Agreement between FFC and GCB, the terms of which are described herein.

     All information set forth in this Proxy Statement/Prospectus which relates to FFC has been provided or verified by FFC, and all information which relates to GCB has been provided or verified by GCB.

Date, Time and Place of Special Meeting
---------------------------------------

     The Special Meeting of the shareholders of GCB will be held on January 24, 1996, at 10:30 a.m., local time, at Ron Jaworski's Eagle's Nest Country Club, Woodbury-Glassboro Road, Deptford, New Jersey.

Shareholders Entitled to Vote
-----------------------------

     The Board of Directors of GCB has fixed the close of business on December 11, 1995 as the record date (the "Record Date") for the determination of holders of GCB Common Stock entitled to receive notice of and to vote at the Special Meeting.

Purpose of Meeting
------------------

     The shareholders of GCB will be asked at the Special Meeting to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and Amendment No. 1 to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan, and (ii) such other matters as may properly be brought before the meeting and any adjournments thereof.

Solicitation of Proxies
-----------------------

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of GCB for use at the Special Meeting and at any adjournments thereof. The expenses to be incurred in soliciting proxies will be borne by GCB. In addition to the use of the mails, the directors, officers and employees of GCB may, without additional compensation, solicit proxies personally or by telephone or telegram.

Quorum and Required Vote
------------------------

     Each share of GCB Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders. The holders of a majority of the outstanding shares of GCB Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. The judges of election will treat shares of GCB Common Stock represented by a properly signed and returned proxy as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judges of election will treat shares of GCB Common Stock represented by "broker non-votes" (i.e., shares of
                                                              ---
GCB Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, and
(iii) over which the record holder has indicated on the proxy card or otherwise notified GCB that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

     The affirmative vote of shareholders holding at least two-thirds of the issued and outstanding shares of GCB Common Stock at the Special Meeting is required by GCB's Charter in order to approve the Merger Agreement. Abstentions and broker non-votes will be counted as shares of GCB Common Stock that are outstanding, but will not be counted as votes in favor of adoption of the Merger Agreement. Consequently, abstentions and broker non-votes will have the same effect as a vote against adoption of the Merger Agreement.

Revocation and Voting of Proxies
--------------------------------

     The execution and return of the enclosed proxy form will not affect a shareholder's right to attend the Special Meeting and to vote in person. Any proxy given pursuant to this solicitation may be revoked at any time before the proxy is voted at the Special Meeting, by (i) delivering notice of revocation or a later-dated proxy to Dale T. Taylor, Secretary, Gloucester County Bankshares, Inc., 1100 Old Broadway, Woodbury, New Jersey 08096, or (ii) appearing at the meeting and notifying the person in charge thereof that the shareholder wishes to vote his or her shares of GCB Common Stock in person. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Special Meeting in accordance with the instructions thereon of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the proposal to approve the Merger Agreement between GCB and FFC, which also constitutes a vote FOR the proposal to approve Amendment No. 1 to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan. Although the Board of Directors knows of no other business to be presented at the Special Meeting, in the event that any other matters are properly brought before the meeting and in the absence of instructions to the contrary, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the management of GCB.

Shares Outstanding and Principal Holders Thereof
------------------------------------------------

     As of the close of business on December 11, 1995, GCB had outstanding 970,279 shares of $5.00 par value per share Common Stock, which shares were held by approximately 680 holders of record. GCB has no other stock issued or outstanding. There are 136,001 shares of GCB Common Stock reserved for issuance upon the exercise of outstanding stock options granted under GCB's Stock Option Plan and 241,056 shares of GCB Common Stock reserved for issuance upon exercise of the Warrant.

     As of November 8, 1995, the directors and executive officers of GCB and their affiliates owned beneficially a total of 192,426 shares of GCB Common Stock (representing approximately 19.83 percent of such shares issued and outstanding) and intend to vote these shares of GCB Common Stock in favor of the proposal to approve the Merger Agreement.

     To the knowledge of GCB's management, as of December 11, 1995, no person owned of record or beneficially more than five percent of the outstanding shares of GCB Common Stock.

Interests of Certain Persons in Matters To Be Acted Upon
--------------------------------------------------------

     Except as described in this section, the directors and executive officers of GCB have no substantial interest in the Merger, other than in their capacity as shareholders of GCB. As shareholders, the directors and executive officers of GCB will be entitled to receive FFC Common Stock in exchange for their GCB Common Stock in the same proportion and on the same terms and conditions as all other shareholders of GCB.

     Directors of GCB and the Bank who are not also executive officers of the Bank currently receive $300 for each Board meeting attended, $300 for each Loan Committee meeting attended, and $125 for each other Committee (other than the Loan Committee) meeting attended. The director who chairs a Board or committee meeting receives an additional $50 per meeting attended. Additionally, the Chairman, Vice Chairman and Secretary of the Bank's Board of Directors receive annual stipends of $7,200, $6,000 and $4,800, respectively. Upon completion of the Merger, FFC has agreed for a period of five years following the Merger to continue in office the present directors and advisory directors of the Bank who indicate their desire to serve in their respective capacities. In lieu of the current fee structure, each non-employee director of the Bank who is serving in such capacity as of the Effective Date shall receive director's fees from the Bank of $10,000 annually. For a period of two years after the Effective Date, the Chairman of the Board, the Vice Chairman of the Board, the Secretary of the Board, and the Chairman of the Loan Committee shall be entitled to receive additional annual directors' fees not to exceed $2,000, $1,500, $1,000 and $1,000, respectively. Each director or advisory director of the Bank who has reached age 70 as of the Effective Date, or within three years thereafter, shall be permitted to serve for a period of at least three years after the Effective Date before becoming subject to FFC's mandatory retirement rules for directors.

     On or promptly after the Effective Date of the Merger, FFC will appoint Jeffrey G. Albertson to its Board of Directors. Mr. Albertson will receive the same annual fees and other benefits (including life insurance benefits) that are provided generally to non-employee directors of FFC. Non-employee directors of FFC currently receive an annual fee of $7,500.

     The Merger Agreement provides that, prior to the Effective Date, GCB and the Bank may enter into severance agreements with the following senior executives of the Bank: Warner A. Knobe, Scott H. Kintzing, Thomas J. Lobosco, Stephen R. Miller, Stephen F. Levitt, and Mary C. Traum (the "Senior Executives"). The Bank has entered into a Severance Agreement with each of the Senior Executives. The Severance Agreements provide that if the Senior Executive's employment is terminated involuntarily or constructively, for Messrs. Knobe and Kintzing, prior to the close of business on December 31, 1999, and, for Messrs. Levitt, Lobosco and Miller and Ms. Traum, prior to December 31, 1997 (the "Applicable Term"), the Bank is to continue to pay the Senior Executive his or her salary (subject to certain minimum salaries) in effect immediately prior to the date of termination until the end of the Applicable Term (but not less than one year following termination). The Severance Agreements also provide that Senior Executives may not, prior to the end of the Applicable Term, compete with the Bank in, for Messrs. Knobe and Kintzing, Gloucester County, New Jersey, and all contiguous counties in New Jersey, and for Messrs. Levitt, Lobosco and Miller and Ms. Traum, in Gloucester and Camden Counties, New Jersey. FFC has agreed, following the Merger, to cause the Bank to satisfy its obligations under such severance agreements with the Senior Executives.

     In addition, GCB and the Bank have entered into indemnity agreements with each of their directors and executive officers. These indemnity agreements provide the respective indemnitees with contractual assurance of protection against certain personal liability (in addition to that provided by GCB or the Bank's Charter or By-Laws) arising out of the indemnitee's performance of his or her duties as an officer or director of GCB or of the Bank. FFC has agreed, in the Merger Agreement, to preserve the indemnity agreements for a period of five years after the Effective Date of the Merger.

     A condition precedent to FFC's obligation to consummate the Merger is the execution and delivery by each non-employee director of GCB of a Covenant Not to Compete restricting the ability of such directors to compete with the Bank in Gloucester County, New Jersey and all contiguous counties in New Jersey for a period of five years after the Effective Date.

     FFC has agreed, following the Merger, to cause the Bank to employ all officers and employees who were employed by GCB or the Bank as of the Effective Date; provided, that (i) such persons shall be employed after the Effective Date as employees "at will" subject to the continued satisfactory performance of their respective duties, (ii) except with respect to the Bank's Senior Executives (who will be offered individual compensation arrangements), the Bank shall pay compensation to each such person, on and after the Effective Date, that is at least equal to the aggregate compensation that such person was receiving from GCB or the Bank prior to the Effective Date, (iii) the Bank shall provide employee benefits to each such person who is a full-time employee, on and after the Effective Date, that are substantially equivalent in the aggregate to the employee benefits that such person was receiving as a full-time employee from GCB or the Bank prior to the Effective Date, and (iv) the Bank shall provide employee benefits to each such person who is a part-time employee, on or after the Effective Date, that are the same as the employee benefits that are being received at the applicable time by part-time employees of other banking subsidiaries owned by FFC. In addition, FFC has agreed to cause the Bank to satisfy the Bank's obligations under GCB's benefit plans.

       The Bank leases its principal office from 1100 Old Broadway Partnership. The partners of the latter include all of the members of the Board of Directors of GCB, except Warner A. Knobe, and two other individuals who are not affiliated with GCB or the Bank. The lease grants the Bank an option to purchase the office building from 1100 Old Broadway Partnership for a price determined in an appraisal process. The Bank intends to exercise this option before the Effective Date of the Merger, but has agreed in the Merger Agreement not to exercise the option without the prior written consent of FCC with respect to the appraiser chosen by the Bank. FFC has agreed not to unreasonably withhold its consent.

     GCB has granted options to purchase shares of GCB Common Stock ("GCB Options") to certain directors, officers and employees of GCB pursuant to its 1992 Stock Option Plan (the "Plan"). As of October 25, 1995, there were GCB Options outstanding to purchase 136,001 shares of GCB Common Stock. Under the terms of the Merger Agreement, each holder of a GCB Option that is outstanding on the Effective Date shall be entitled to receive from FFC an option (an "FFC Option") to acquire shares of FFC Common Stock. The number of shares of FFC Common Stock which may be acquired pursuant to such FFC Option shall be equal to the product of the number of shares of GCB Common Stock covered by the GCB Option multiplied by the Conversion Ratio, provided that any fractional share of FFC Common Stock resulting from such multiplication shall be rounded to the nearest whole share. The exercise price per share of FFC Common Stock shall be equal to the exercise price per share of GCB Common Stock of such GCB Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent. The duration and other terms of such GCB Option shall be unchanged except that all references to GCB shall be deemed references to FFC, and each such FFC Option shall be exercisable at least until the stated expiration date of the corresponding GCB Option. FFC shall assume such stock options as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to the extent GCB Options qualify as incentive stock options under Section 422 of the Code, the FFC Options exchanged therefor shall also so qualify.

     FFC shall not issue or pay for any fractional shares otherwise issuable upon exercise of a FFC Option. Prior to the Effective Date of the Merger, FFC shall reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended, register the number of shares of FFC Common Stock necessary to satisfy FFC's obligations with respect to the issuance of FFC Common Stock pursuant to the exercise of FFC Options. Each holder of a GCB Option will be required to execute and deliver to FFC an agreement in which he or she agrees to accept the FFC Options in cancellation of his or her GCB Options.

     The directors and officers of FFC do not have any special interest in the Merger (other than in their capacity as shareholders of FFC) and will not receive any special consideration or compensation in connection with its consummation.

                Recommendation of the Board of Directors of GCB
                -----------------------------------------------

     For the reasons stated in this Proxy Statement/Prospectus, the Board of Directors of GCB has approved the Merger Agreement and believes the Merger is in the best interests of the shareholders of GCB. Accordingly, the Board of Directors recommends that the shareholders vote in favor of the proposal to approve the Merger Agreement. See THE FCC/GCB MERGER--Background of the Merger, Reasons for the Merger; Recommendation of the Board of Directors of GCB, and Additional Reasons for the Merger.

     Certain of the directors and officers of GCB have personal interests in the consummation of the Merger in addition to their interests as shareholders of GCB. See GENERAL INFORMATION--SPECIAL MEETING OF GCB SHAREHOLDERS--Interests of Certain Persons in Matters To Be Acted Upon.

                              THE FFC/GCB MERGER
                              ------------------

General Information
-------------------

     The shareholders of GCB will be asked at the Special Meeting to consider and vote upon a proposal to approve the Merger Agreement between FFC and GCB. Under the Merger Agreement: (i) GCB will be merged with and into FFC, (ii) FFC will survive the Merger, and (iii) all of the outstanding shares of GCB Common Stock will be acquired by FFC and converted into the right to receive shares of FFC Common Stock.

     GCB is a New Jersey bank holding company with one banking subsidiary, The Bank of Gloucester County (the "Bank"). FFC is a Pennsylvania bank holding company. Following the Merger, the Bank will be a wholly-owned subsidiary of FFC without any change in its present corporate form, management, or board of directors; however, GCB will no longer exist as an independent corporate entity. FFC will be the new parent company of the Bank, and will continue to be a registered bank holding company that is regulated by the Federal Reserve Board.

     The precise terms and conditions of the Merger are set forth in the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. THE DISCUSSION WHICH FOLLOWS IS INTENDED ONLY AS A SUMMARY OF CERTAIN TERMS OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS.

     The Board of Directors of GCB, by a unanimous vote of those directors present at its meeting on October 25, 1995, adopted the following resolutions approving the Merger Agreement:

          RESOLVED, that the Merger of [GCB] with and into [FFC] is approved on substantially the terms and conditions set forth in the Merger Agreement and Plan of Merger, subject to approval by bank supervisory authorities and to approval by [GCB's] shareholders; and that in reference to Article 11 of [GCB's] Certificate of Incorporation and having given due consideration to all relevant factors as contemplated thereby, the Board of Directors recommends to the shareholders the proposed Merger of [GCB] with and into [FFC].

          RESOLVED, that the proper officers of [GCB] are hereby authorized and directed to execute, by and on behalf of [GCB], the Merger Agreement (and the Schedules thereto) and Plan of Merger, with such changes therein and modifications thereof as the officers signing the same shall approve (their signatures being conclusive evidence of their approval of the changes or modifications); and to deliver the Merger Agreement (and the Schedules thereto) and Plan of Merger to [FFC].

          RESOLVED, that the Merger of [GCB] with and into [FFC] is declared advisable on substantially the terms and conditions set forth in the Merger Agreement and Plan of Merger and upon appropriate notice shall be submitted for consideration at the annual meeting of shareholders or a special meeting of shareholders to be called.

          RESOLVED, that appropriate officers of [GCB] (with the assistance of counsel and accountants for [GCB]) are authorized and directed to prepare (or to cooperate with [FFC] in the preparation of) proxy material for the meeting of shareholders and to file the proxy material with the Securities and Exchange Commission for clearance.

          RESOLVED, that if the Merger Agreement and Plan of Merger is approved at the meeting of shareholders, the proper officers of [GCB] are authorized and directed to file an appropriate Certificate of Merger with the Secretary of State of the State of New Jersey.

          RESOLVED, that [GCB] issue to [FFC] a Warrant to purchase up to 241,056 shares of Common Stock, par value $5.00 per share, of [GCB], pursuant to the terms of a Warrant Agreement dated October 25, 1995 by and between [FFC] and [GCB] and the related Warrant attached as Exhibit A thereto, which Warrant and Warrant Agreement are hereby approved; that the issuance of 241,056 shares of Common Stock, pursuant to the Warrant against payment of the exercise price of at least $17.00 per share provided therein, is authorized; that a total of 241,056 shares of authorized but unissued shares of Common Stock are hereby reserved, so that the Warrant may be exercised.

          RESOLVED, that [GCB] will cause The Bank of Gloucester County (the "Bank") to exercise its option to purchase its principal office, located at 1100 Old Broadway, Woodbury, New Jersey, pursuant to Section 6 of the Lease Agreement dated April 5, 1989 by and between 1100 Old Broadway Partnership and the Bank, for a purchase price to be determined through procedures established in the Lease (provided, that [FFC] shall determine the appraiser for the Bank from among a list of approved appraisers provided by the President of the Bank); and that the closing of the purchase of the Bank's principal office shall occur on or before the effective date of the Merger.

          RESOLVED, that [GCB] adopt the amendment to the Gloucester County Bankshares, Inc. 1992 Stock Option Plan, attached hereto as Exhibit A, in order to permit the Merger to become effective without causing options granted to directors of [GCB] under the 1992 Stock Option Plan to terminate one year after the effective date of the Merger (so long as such persons are directors of the Bank), and submit the amendment for consideration at the annual meeting of shareholders or a special meeting of shareholders to be called; and that the amendment (and related amended option agreements) shall become effective upon the approval of the shareholders of [GCB].

          RESOLVED, that [GCB] cause the Bank to enter into a Severance Agreement (in substantially the form attached hereto as Exhibit B) with each of Warner A. Knobe, Scott H. Kintzing, Thomas J. Lobosco, Stephen R. Miller, Stephen F. Levitt, and Mary C. Traum, with such changes therein and modifications thereof as the officers of the Bank signing the same shall approve (their signatures being conclusive evidence of their approval of the changes or modifications on behalf of the Bank); and that [GCB] cause the Bank to deliver an executed Severance Agreement to each of the respective employees of the Bank named above.

          RESOLVED, that [GCB] enter into an Indemnity Agreement (in substantially the form attached hereto as Exhibit C) with each of the directors of [GCB] and will cause the Bank to enter into an Indemnity Agreement (in substantially the form attached hereto as Exhibit C) with each of the directors of the Bank and with each of Warner A. Knobe, Scott
     H. Kintzing, Thomas J. Lobosco, Stephen R.

     Miller, Stephen F. Levitt, and Mary C. Traum, with such changes therein and modifications thereof as the officers of [GCB] and the Bank signing the same shall approve (their signatures being conclusive evidence of their approval of the changes or modifications on behalf of [GCB] and the Bank); and that [GCB] will deliver, and will cause the Bank to deliver, an executed Indemnity Agreement to each of the respective directors of [GCB] and the Bank and to each of the respective employees the Bank named above.

          RESOLVED, that the proper officers of [GCB] are authorized and directed to take such additional action and execute such additional documents on behalf of [GCB] as they shall deem necessary or appropriate to consummate the Merger, the Merger Agreement and Plan of Merger, the Warrant Agreement, the Warrant, the transactions contemplated thereunder, the purchase of the Bank's principal office, the amendment to the Gloucester County Bankshares, Inc. 1992 Stock Option Plan, and the execution and delivery of the Severance Agreements and Indemnity Agreement.

          The Board of Directors of GCB believes that the Merger is in the best interests of the shareholders of GCB, and recommends that the shareholders vote for the following resolutions, which will be presented at the special meeting.

          RESOLVED, that the Merger of [GCB] with and into [FFC] is approved on substantially the terms and conditions set forth in the Merger Agreement, the Plan of Merger and the Articles and Certificate of Merger, subject to approval by bank supervisory authorities.

          RESOLVED, that the proper officers of [GCB] are authorized and directed to file the Articles and Certificate of Merger with the Secretary of State of the State of New Jersey and the Department of State of the Commonwealth of Pennsylvania.

          RESOLVED, that the proper officers of [GCB] are authorized and directed to take such additional actions and execute such additional documents on behalf of [GCB] as they shall deem necessary or appropriate to consummate the Merger, the Merger Agreement, the Plan of Merger, the Articles and Certificate of Merger and the transactions contemplated thereunder.

          RESOLVED, that Amendment No. 1 to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan is approved as adopted by the Board of Directors of [GCB] on October 25, 1995.

Background of the Merger
------------------------

      In August 1994, the Board of Directors of GCB decided to engage Berwind Financial Group, L.P. (then known as Berwind Financial Group, Inc.), an investment banking firm located in Philadelphia, Pennsylvania ("Berwind") to undertake a valuation of the Common Stock of GCB. GCB and Berwind executed an engagement letter dated September 15, 1994, pursuant to which Berwind agreed to provide, in addition to a valuation of GCB's stock, certain financial advisory services in connection with exploring strategic expansion opportunities. Berwind assembled financial and other information regarding GCB and the Bank; conducted a due diligence review of information regarding GCB; reviewed GCB's financial performance in relation to a peer group of similarly situated banks and bank holding companies; prepared a study summarizing its findings, which included GCB's anticipated capital needs, the types and expected pricing levels of securities which it could offer, trading activity in GCB's Common Stock and the impact on it of capital offerings.

      In a second engagement letter dated September 28, 1994, Berwind agreed to perform additional financial advisory services for GCB and the Bank. The first phase of these additional services included an analysis of the current merger and acquisition market involving banks similar to the Bank; the formulation of a valuation range for GCB ; and the preparation of a study to be presented to the Executive Committee of GCB's Board of Directors summarizing the results of its analysis. Berwind would then perform the second phase of its additional services if GCB's Board of Directors then decided to pursue confidential merger discussions with other financial institutions. This second phase included a wide range of services, including developing selection criteria for potential merger partners; preparation of a list of potential merger partners; participating in and facilitating meetings and negotiations with potential merger partners; preparation of reports, analyses and updates; performance of necessary due diligence; and preparation of preliminary and final fairness opinions and any necessary legal and regulatory documents.

      In the following months, Berwind performed the advisory and valuation services called for in the engagement letters, including presentations on GCB's prospects for a merger or acquisition. Berwind provided the Board with a review of bank and thrift activity in the Middle Atlantic states during 1994, which included a discussion of overall stock price and valuation performances, and merger and acquisition activity among banks and thrifts in the region. On December 16, 1994, Berwind presented a report which analyzed GCB's prospects for a possible sale, merger or other combination transaction with another financial institution and included a valuation of GCB's Common Stock. This report contained a historical and current comparison of GCB with a peer group of 24 banks or bank holding companies of similar size which operate in the same regulatory and geographic environment, a valuation of GCB's Common Stock using a peer group comparison and a discounted dividend analysis, and a discussion of GCB's potential merger value to a list of the most likely regional combination partners.

      On December 21, 1994, Berwind presented a further analysis of GCB's merger prospects. This also included a historical and current comparison of GCB with a peer group of similarly situated banks and a valuation of GCB's Common Stock using a peer group comparison and a discounted dividend analysis, but added discussions of GCB's capital adequacy (as reflected in certain capital ratios) and expected future capital needs, of the different methods for raising capital, of the impact a capital offering would have on GCB's financial condition, and of the advantages of listing GCB's Common Stock on a national securities exchange or quotation system.

      In April 1995, representatives of Berwind met with members of GCB's Board of Directors to discuss the prospects for a merger involving GCB. At this meeting, the members of GCB's Board arrived at the decision to pursue a merger. On June 21, 1995, GCB's Board of Directors established a Special Committee through which it would continue to consider possibilities for a merger with another financial institution.

      At this time Berwind also began its efforts to explore acquisition possibilities. Berwind compiled a list of approximately ten financial institutions which might be interested in acquiring GCB and provided this list to the Executive Committee for its review. Berwind called each institution and provided a general description of GCB using broad, non-identifying characteristics (without naming GCB). No written material describing GCB was distributed at this time. All institutions indicated an interest in GCB. Berwind then sent each institution an agreement requiring it to maintain the confidentiality of GCB's identity if disclosed to them. The institutions signed the agreement and returned it to Berwind.

      In further telephone calls, Berwind then disclosed GCB's identity to each potential acquiror, and provided more specific information regarding GCB. The institutions indicated an interest in reviewing written material prepared by Berwind concerning GCB. Together with a further agreement regarding the confidentiality of GCB's identity, Berwind distributed to them for their further consideration a memorandum containing financial, market and other information concerning GCB.

      GCB continued to conduct its own efforts to explore the potential for an acquisition. For instance, during June 1995, GCB's Board of Directors discussed the possibility of acquiring either of two local savings and loan institutions, and authorized a Board member to contact each institution on an informal basis and make preliminary inquiries as to the possibilities for an acquisition of either. Berwind arranged for representatives of other financial institutions to contact and meet with Berwind and members of the Board to discuss the possibility of acquiring GCB. For instance, in mid-July 1995, the Board had made arrangements to meet with representatives of FFC, and on August 2, August 9, and August 14, 1995, the Special Committee met with representatives of three other financial institutions which expressed interest in a possible affiliation with GCB. In its discussions of these meetings, the Board was periodically reminded of its obligation to maintain confidentiality regarding any possible merger. Berwind solicited indications of interest from all four institutions, and the substance of these four proposals was presented to the full Board of Directors of GCB.

      On August 30, 1995, a special meeting of GCB's Board of Directors was held to meet with Berwind. At this meeting, the Board first received an update of Berwind's efforts to explore the possibilities for an acquisition by, or merger with, another financial institution. Five of the ten institutions which had received Berwind's evaluation of GCB were prepared to make an informal proposal to acquire GCB. One withdrew its expression of interest after it had itself become an acquisition target. By the time of the August 30 meeting of GCB's Board, the Special Committee had met with representatives of each of the four interested institutions, and Berwind discussed the results of these meetings with GCB's Board.

      Berwind then presented the Board with an analysis of the merger proposals of each of these remaining four potential combination partners. For each potential partner, this presentation included a summary of certain financial information, a five-year (where available) and one-year review of its stock price and trading volume history, a pro forma impact analysis for each potential combination, a recent earnings release, a map showing the combined market area of the two institutions after the proposed combination, and the potential partner's recent acquisition history. The final portion of the analysis summarized and compared the terms, price multiples, and pro forma equivalents of the four different expressions of interest, compared selected financial data and financial ratios of the four potential partners, and summarized acquisition activity since August 15, 1994 involving banks of size comparable to GCB.

      After a lengthy and detailed discussion, the Board decided that the proposal being offered by FFC had the most merit, and appeared to offer terms and to provide a strategic fit that were in the best interests of the shareholders, employees and customers of GCB. The Board directed Berwind to contact FFC and to express a number of issues that the Board had raised regarding price and other terms. Berwind was also directed to indicate that, assuming that these issues could be resolved in a manner satisfactory to its Board, GCB was prepared to move forward with the negotiation of an agreement with FFC.

      At a meeting on September 13, 1995, GCB's Board discussed the retention of Piper & Marbury L.L.P. as special counsel to GCB in connection with the proposed acquisition by FFC. Negotiations regarding the merger price and the other terms of the Merger Agreement, as well as certain other terms and agreements necessary for the transaction, continued during the ensuing weeks. These negotiations involved representatives of GCB, FFC, and Berwind, and lawyers from Piper & Marbury L.L.P. and Barley, Snyder, Senft & Cohen, counsel to FFC, and were completed by late October 1995. The entire Board of Directors of GCB then held a special meeting on October 25, 1995, to discuss the negotiated terms and, if appropriate, to provide its final approval for the execution of the Merger Agreement and the other related agreements.

      At this special meeting, GCB's Board was presented with and considered the texts of the proposed Merger Agreement and of the several other agreements and documents related to the proposed transaction. Also at this meeting, Berwind presented its report on the fairness of the terms of the proposed transaction. This report contained a review of the pricing statistics of the proposed combination with FFC, a comparison of the terms of the proposed combination with other recently announced transactions involving acquiree banks similar to GCB, a summary of recently announced transactions across the United States involving acquiree banks similar to GCB, a comparison of the recent performances of GCB and certain similarly situated banks, several valuations of GCB's Common Stock by discounted dividend analysis utilizing differing dividend and earnings per share growth rate assumptions, selected financial data of FFC and a comparative review of selected financial ratios of FFC, one-year and five-year reviews of FFC's stock price and trading volume history, comparisons of FFC's financial and market data with a peer group of similar bank holding companies, a summary of the pricing terms of the proposed combination with FFC, a pro forma analysis of the impact of the proposed combination, and an unsigned draft of the text of Berwind's fairness opinion.

      After an extensive discussion, the Boards of Directors of GCB and of the Bank unanimously approved the proposed combination with FFC. The text of the Board's resolutions from the October 25, 1995 meeting appears earlier in this Proxy Statement/Prospectus after the caption "THE FFC/GCB MERGER -- General Information." The text of the Merger Agreement is appended to this Proxy Statement/Prospectus as Exhibit A.

Reasons for the Merger; Recommendation of the GCB Board
-------------------------------------------------------

      GCB's decision to explore merger or acquisition opportunities resulted from its initial engagement of Berwind to provide a valuation of its Common Stock. By the time the initial engagement letter of September 15, 1994 was executed, GCB's Board of Directors had decided also to ask Berwind to provide financial advisory services in connection with exploring strategic expansion opportunities. The second engagement letter of September 28, 1994 expanded the scope of Berwind's responsibilities with respect to evaluating GCB's prospects for a merger.

      The fundamental issue which confronted GCB's Board of Directors was the need to discover the best means of enabling GCB to continue the expansion of its operation. Before 1994, GCB had shown rapid growth which was nevertheless stable. The Bank was established de novo in 1989 and experienced growth in its assets from $12.3 million at December 31, 1989, to $151.2 million at September 30, 1994, without being adversely affected by asset quality problems. The Bank and GCB achieved this rapid rate of growth by successfully implementinga strategy of offering superior service and a consistent, flexible and reliable source of borrowings to small businesses, professionals and high net worth individuals in Woodbury, New Jersey and the surrounding areas of Gloucester County.

      Despite its successful growth in the first five or six years of its existence, it appeared that GCB would need to grow further to continue to prosper. Certain structural changes in the banking industry have made larger banks more competitive. For instance, banks increasingly desire to have (or be part of an organization which has) a certain critical mass, or market share leadership. Banks of a certain size are able to offer their customers a range of financial services that smaller banks cannot. Another reason has been the transfer of depositors' funds into mutual funds and other financial intermediaries, which has decreased the liquidity of bank operations and required banks to seek broader deposit bases to support their loan activities. These factors have caused banking institutions to engage in unprecedented merger activity in recent years. Recent changes in interstate bank merger laws have contributed to this trend by allowing banks to engage more easily in cross-border combinations.

       Berwind's analysis found that an infusion of additional capital was not necessary for GCB. Berwind found that (assuming a continuation of GCB's no-cash-dividend policy) GCB's retained earnings should be sufficient to maintain the capital ratios typical of a well-capitalized bank for the next several years. Despite its strong performance since its formation, as a newly formed bank, GCB would lack a long-term history of strong core earnings, which could negatively affect the pricing terms of a proposed securities offering. Finally, an issuance of common equity without a corresponding need to support immediate loan growth would have negative effect on GCB's pro forma earnings per share and return on average equity ratio which could cause investors to perceive GCB as overcapitalized and negatively affect the market value of its Common Stock.

      In addition, Berwind's analysis found that GCB could present potential acquirors with an attractive acquisition candidate. GCB has a growing market share in a state with an attractive banking market and offers strong profitability projections. It also has a high quality asset structure, having had limited experience with problem loans. A merger would also result in a larger institution that would be able to achieve economies of scale.

      The GCB Board of Directors believes that the terms of the Merger and the Merger Agreement are fair to, and in the best interests of, GCB and its shareholders. As explained below, this conclusion is supported by the opinion of its independent financial advisor that the consideration to be received in the Merger is fair to GCB's shareholders from a financial point of view. In considering the terms and conditions of the Merger Agreement, the Board of Directors of GCB considered a number of factors. The GCB Board did not assign any relative or specific weights to the factors considered. The material factors considered were:

      The Financial Terms and Structure of the Merger. GCB's Board of Directors was of the view that, based on historical and anticipated trading ranges for FFC Common Stock, the value of the consideration to be received by GCB shareholders resulting from the Conversion Ratio represented a fair multiple of GCB's per share book value and earnings. The GCB Board of Directors also considered that, under the proposed Conversion Ratio and based on the GCB Board's belief that FFC would continue to pay dividends at its current rate, the Merger would result in a substantial increase in dividend income to GCB shareholders, although there can be no assurance that current dividends are indicative of future dividends. See SUMMARY--Selected Historical and Pro Forma Combined Per Share Data. The GCB Board of Directors also considered that the Merger would qualify as a tax-free reorganization under the Internal Revenue Code. See THE FFC/GCB MERGER--Federal Income Tax Consequences.

      The Non-Financial Terms of the Merger. The GCB Board of Directors considered the social and economic effect on the employees, depositors and customers of, and others dealing with GCB and on the communities in which GCB's offices are located or operate.

      Certain Financial and Other Information Concerning FFC. The GCB Board of Directors considered, among other things, the favorable position of FFC among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality. The GCB Board also considered that the historical dividends per share, net income per share and book value per share of FFC to be received by GCB shareholders, after giving effect to the Conversion Ratio, would represent a substantial increase in the historical dividends per share, net income per share and book value per share of GCB Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends, income per share or book value per share of FFC. The GCB Board of Directors also considered the liquidity of FFC Common Stock, which is publicly traded and quoted on the NASDAQ National Market. The GCB Board further considered the reputation and business practices of FFC and its management as they would affect the employees of GCB and the Bank after the proposed Merger had been consummated.

      Other Possible Alternatives. The GCB Board considered, based in part on the advice of Berwind, possible alternatives to the transaction with FFC. These alternatives included remaining an independent institution, possible acquisitions by other institutions, and additional equity capital infusions. After weighing the financial and non-financial aspects of a transaction with FFC or other possible acquirors, and of remaining independent or pursuing an additional equity capital infusion, the GCB Board of Directors decided to pursue a combination with FFC.

      Opinion of Financial Advisor. The GCB Board of Directors also considered the opinion of Berwind as to the fairness of the consideration to be received in the Merger to the GCB shareholders from a financial point of view. See THE FFC/GCB MERGER -- Opinion of Financial Advisor.

      Certain Other Considerations. The GCB Board of Directors further determined that the addition of resources resulting from the Merger will enable the Bank to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in its market area. In addition, the GCB Board of Directors concluded that the Merger will help provide the Bank with the financial resources needed to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry.

      The GCB Board of Directors believes that the Merger and the Merger Agreement are fair to, and in the best interest of, GCB and its shareholders. The GCB Board of Directors unanimously recommends that GCB's shareholders vote for the Merger Agreement and the Merger contemplated thereby.

Additional Reasons for the Merger
---------------------------------

      Recent changes in federal and state banking laws and regulations have had a major impact upon the banking industry in Pennsylvania, New Jersey and throughout the United States. For example, due to changes in Pennsylvania law that became effective in March, 1990, Pennsylvania banks may establish banking offices throughout the state, and bank holding companies located in a number of other states may acquire Pennsylvania banks. Similarly, New Jersey law permits statewide branching by New Jersey banks and also permits bank holding companies located in other states to acquire New Jersey banks under specified conditions. In response to these and other recent changes, many mergers and consolidations involving Pennsylvania and New Jersey banks and bank holding companies have occurred.

      GCB and FFC believe that further merger activity within Pennsylvania and New Jersey is likely to occur in the future, resulting in increased concentration levels in banking markets within Pennsylvania and New Jersey and other significant changes in the competitive environment. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Act") allows adequately capitalized and managed bank holding companies to acquire banks in any state starting one year after enactment (September 29, 1995). Another provision of the Act allows interstate merger transactions beginning June 1, 1997. States are permitted, however, to pass legislation providing for either earlier approval of mergers with out-of-state banks, or "opting-out" of interstate mergers entirely. Through interstate merger transactions, banks will be able to acquire branches of out-of-state banks by converting their offices into branches of the resulting bank. The Act provides that it will be the exclusive means for bank holding companies to obtain interstate branches. Under the Act, banks may establish and operate a "de novo branch" in any state that "opts-in" to de novo branching. Foreign banks are allowed to operate branches, either de novo or by merger. These branches can operate to the same extent that the establishment and operation of such branches would be permitted if the foreign bank were a national bank or State bank. All these changes are expected to intensify competition in local, regional and national banking markets.

      In addition, recent changes in federal banking laws have significantly increased the severity and complexity of federal banking regulations, as well as the costs that banks must incur in complying with those regulations. For example, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking agencies have established guidelines for real estate lending by FDIC-insured banks, including maximum loan-to-value ratios for various types of real estate loans. FDICIA also contains "Truth in Savings" provisions that require extensive disclosures regarding the rates of interest paid and the fees charged by FDIC-insured banks with respect to their deposit accounts. FDICIA further provides greatly expanded authority to the federal banking agencies to impose administrative enforcement sanctions (including cease-and-desist orders, civil money penalties, and officer removal or suspension orders) against FDIC-insured banks that fail to maintain adequate capital levels or that engage in unsafe or unsound banking practices. These changes in federal law have added significantly to the cost and complexity of operating a bank and have made it more difficult for smaller independent banks like the Bank to compete with large banking organizations.

      From the standpoint of GCB, the Merger presents an attractive opportunity for the Bank to gain access to the managerial expertise and specialized services offered by FFC, thereby permitting the Bank's banking offices to provide a broader range of services to their customers in the face of increasing competition from larger financial institutions. FFC will operate the Bank, following the proposed Merger, as a separate subsidiary bank and expects to retain the Bank's current executive officers. While FFC will exercise an oversight role and provide financial backing, administrative support services and other resources to the Bank, it is expected that the Bank, like FFC's other subsidiary banks, will operate as a semi-autonomous community bank. Accordingly, it is not anticipated, following the Merger, that the Bank will change the interest rates and other terms and conditions of its deposits or loans in any significant respect.

      FFC believes that the Bank is already satisfactorily meeting the banking needs of the community which it serves. The Bank will continue to operate as a community bank in a market which has experienced considerable consolidation.

      However, FFC expects that the Bank will be able to expand its banking activities as a result of the acquisition. The Bank will be encouraged to offer such new products and services as bank-by-phone and debit cards. In addition, FFC expects that the Bank will be able to offer additional cash management services for its business customers. The Bank will also have the opportunity to make more commercial loans in its market area by being able to extend larger loans, in which it will be able to grant participation interests to other subsidiary banks of FFC. Because FFC shares GCB's philosophy of community banking, the Bank's offices will maintain their community orientation after GCB merges into FFC. Thus, the Merger will enhance the ability of the Bank's offices to remain competitive and to satisfy local customers' financial needs.

      The Merger will benefit FFC by establishing a market presence in Gloucester County, New Jersey, which will be its third banking operation outside of Pennsylvania. FFC's senior management has selected New Jersey as a strategic area for expansion of its business and believes that the Merger will result in a favorable diversification of FFC's banking operations. FFC believes the Bank's market is similar to many of the markets that FFC's subsidiary banks currently serve, i.e., markets with a strong small business component. In sum, the Merger will benefit both parties by GCB becoming affiliated with a larger multi-bank holding company that has a significant presence in central and northeastern Pennsylvania, western Maryland and southern Delaware, and will place GCB in a better position to compete effectively in the rapidly changing market for financial services.

      As described above, the Boards of Directors of FFC and GCB have unanimously approved the terms of the Merger Agreement. The Board of Directors of GCB believes that the terms of the Merger are fair to and in the best interests of GCB and its shareholders. GCB's Board of

Directors also believes that the Merger will enhance the ability of the Bank's offices to satisfy the financial needs of their customers and the communities which they serve.

Opinion of Financial Advisor
----------------------------

      As described above in THE FFC/GCB MERGER--Background of the Merger, GCB retained Berwind to act as its financial advisor and to render a fairness opinion in connection with the Merger. Berwind has rendered an opinion to the Board of Directors of GCB that, based upon and subject to the various considerations set forth therein, as of October 25, 1995, and updated as of the date of this Proxy Statement/Prospectus, the Merger is fair, from a financial point of view, to the holders of GCB Common Stock.

      The full text of Berwind's opinion dated as of December ___, 1995 (the "Proxy Opinion"), which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Exhibit B to this Proxy Statement/Prospectus and is incorporated herein by reference. GCB's shareholders are urged to read the Proxy Opinion in its entirety in connection with this Proxy Statement/Prospectus. Berwind's Proxy Opinion is directed only to the consideration to be received by GCB's shareholders in the Merger and does not constitute a recommendation to any holder of GCB Common Stock as to how such holder should vote at the Meeting. This section of the Proxy Statement/Prospectus sets forth the material terms of Berwind's Proxy Opinion; however, the summary of the Proxy Opinion set forth herein is qualified in its entirety by reference to the full text of the Proxy Opinion attached as Exhibit B to this Proxy Statement/Prospectus.

      GCB retained Berwind to act as its financial advisor in connection with the Merger. Berwind has knowledge of, and experience with, New Jersey banking markets and banking organizations operating in those markets and was selected by GCB because of its knowledge of, experience with, and reputation in the financial services industry.

      In such capacity, Berwind participated in the negotiations with respect to the pricing and other terms of the Merger, but the decision with respect to the Merger was determined by GCB's Board of Directors following negotiations with FFC. On October 25, 1995, the Board approved and executed the Merger Agreement. Berwind delivered an opinion (the "October Opinion") to GCB's Board stating that, as of such date, the Merger was fair to the shareholders of GCB from a financial point of view. Berwind reached the same conclusion as of the date of this Proxy Statement/Prospectus in the Proxy Opinion. No limitations were imposed by GCB's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering either the October Opinion or the Proxy Opinion.

      In rendering its Proxy Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of GCB and FFC, (ii) reviewed the Merger Agreement and this Proxy Statement/Prospectus,
(iii) reviewed and analyzed the stock market performance of FFC, (iv) studied and analyzed the consolidated financial and operating data of GCB and FFC, (v) considered the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of GCB's and FFC's senior management to discuss their respective operations, historical financial statements, and future prospects, and (vii) conducted such other financial analyses, studies and investigations as it deemed appropriate.

      Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of Berwind's opinion. With respect to GCB's financial forecasts reviewed by Berwind in rendering its opinion, Berwind assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GCB as to the future financial performance of GCB. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of GCB or FFC, nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of GCB and FFC were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

      The following is a summary of selected analyses prepared by Berwind and presented to GCB's Board in connection with the October Opinion and analyzed by Berwind in connection with the October Opinion and Proxy Opinion.

      Comparable Companies and Comparable Acquisition Transaction Analyses.
      --------------------------------------------------------------------
Berwind compared selected financial and operating data for GCB with those of a peer group of selected banks and bank holding companies with assets between $100 million and $300 million, as of the most recent financial period publicly available, located in Atlantic, Camden, Cumberland, Gloucester and Salem Counties, in New Jersey, and Bucks, Delaware, Philadelphia and Montgomery Counties, in Pennsylvania. Financial data and operating ratios compared in the analysis of the GCB peer group included but were not limited to: return on average assets, return on average equity, net interest margin, capital ratios and certain asset quality ratios. The analysis showed GCB's return on average assets was ___% compared to the peer group median of ___%, its return on average shareholders' equity was ___% compared to the peer group median of ___%, its shareholders' equity as a percentage of assets was ___% compared to the peer group median of ___%, its non performing assets as a percentage of loans and other real estate owned was ___% compared to the peer group median of ___%, its non performing assets and loans past due 90 days or more as a percentage of shareholders' equity and loan loss reserve was ___% compared to the peer group median of ___% and its loan loss reserve as a percentage of non performing loans was ___% versus the median of ___% for the peer group.

      Berwind also compared selected financial, operating and stock market data for FFC with those of a peer group of selected commercial banks with assets between $____ and $____ billion, as of the most recent period publicly available, located in Maryland, New Jersey, Ohio and Pennsylvania. Financial, operating and stock market data, ratios and multiples compared in the analysis of the FFC peer group included but were not limited to: return on average assets, return on average equity, net interest margin, capital ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and cash dividend yield. The analysis showed FFC's return on average assets was ___% compared to the peer group median of ___%, its return on average shareholders' equity was ___% compared to the peer group median of ___%, its shareholders' equity as a percentage of assets was ___% versus the peer group median of ___%, its non performing assets as a percentage of total assets was ___% compared to the peer group median of ___%, its non performing assets and loans past due 90 days or more as a percentage of shareholders' equity and loan loss reserve was ___% compared to the peer group median of ___% and its loan loss reserve as a percentage of non performing assets and loan past due 90 days or more was ___% versus the median of ___% for the peer group.

      In addition, the analysis showed that FFC's common stock price per share ($_____ on the date of the Proxy Opinion) as a percentage of book value and tangible book value per share was ___% and ___%, respectively, compared to the peer group medians of ___% and ___%, respectively, and its common stock price per share as a multiple of latest twelve months' earning per share of ___ times compared to the peer group median of ___ times.

      Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed reasonably comparable. The transactions deemed reasonably comparable by Berwind included both interstate and intrastate acquisitions announced since ___________, 1995, in which the selling institution's assets were between $___ million and $____ million as of the most recently available period preceding the announced transaction. Berwind compared transactions located throughout the country and analyzed those transactions in three groups: a national group (___ banks), a regional group (___ banks) and a performance group (___ banks). The national group included commercial banking institution transactions throughout the United States; the regional group included transactions involving commercial banking institutions located in _____________________; and the performance group included transactions involving commercial banking institutions with _____________________. The median values calculated for price as a percentage of book value were ___%, ___%, and ___% for the national, regional and performance group, respectively; the median of price as a percentage of tangible book value was ___%, ___% and ___% for the national, regional and performance group, respectively; and the median of the price as a multiple of latest twelve months' earnings per share was ___, ___, and ___ times for the national, regional and performance group, respectively. These medians compare to the Merger price per share as a percentage of book value, price per share as a percentage of tangible book value and price per share as a multiple of the latest twelve months' earnings of ___%, ___% and ___% times, respectively.

      No company or transaction used in this analysis is identical to GCB, FFC or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

      Discounted Dividend Analyses.  Using discounted dividend analyses,
      ----------------------------
Berwind estimated the present value of the future dividend streams that GCB could produce over a five year period under different assumptions as to dividend pay out levels, if GCB performed in accordance with various earnings growth forecasts. Berwind also estimated the terminal value for GCB's Common Stock after the five year period by applying a range of earnings multiples to GCB's terminal year earnings. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of GCB. The dividend streams and terminal values were then discounted to present value using discount rates reflecting different assumptions regarding the rates of return required by holders or prospective buyers of GCB's Common Stock.

      Pro Forma Contribution Analysis.  Berwind analyzed the changes in
      -------------------------------
the amount of earnings, book value, and dividends represented by one share of GCB Common Stock prior to the Merger and the shares of FFC Common Stock to be received after the Merger based on application of the Conversion Ratio as determined in conformity with Conversion Ratio per the Merger Agreement. The analysis considered, among other things, the changes that the Merger would cause to GCB's earnings per share, book value per share, and indicated dividends. On a per share equivalent basis, GCB's earnings per share [increase] ___% from $____ to $____, its book value per share [increases] ___% from $____ to $____ and its dividend per share [increases] ___% from $____ to $____. In reviewing the pro forma combined earnings, equity and assets of FFC based on the Merger with GCB, Berwind analyzed the contribution that GCB would have made to the combined company's earnings, equity and assets as of and for the latest twelve month period ended June 30, 1995. Berwind also reviewed the percentage ownership that GCB's shareholders would hold in the combined company.

      In connection with rendering its October Opinion and Proxy Opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinion. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond GCB's and FFC's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

      In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater significance by Berwind than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion and opinion that the terms of the Merger, as set forth in the Merger Agreement, are fair from a financial point of view to GCB and its shareholders.

      In connection with delivering its Proxy Opinion, Berwind updated certain analyses described above to reflect current market conditions and events occurring since the date of the Merger Agreement. Such reviews and updates led Berwind to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the October Opinion. Berwind, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes and in the determination of adequate consideration in such transactions.

      Berwind's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Berwind has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date thereof.

      In delivering its October Opinion and Proxy Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on FFC that would have a material adverse effect on the contemplated benefits of the Merger. Berwind also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of FFC after the Merger.

      Pursuant to the terms of the engagement letters dated September 15, 1994 and September 28, 1994, GCB has agreed to pay Berwind $15,000 plus a fee equal to approximately $327,000 for acting as financial advisor in connection with the Merger, including delivering the October Opinion and Proxy Opinion, and to reimburse Berwind for its reasonable out-of-pocket expenses. Whether or not the Merger is consummated, GCB has agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

      THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS.

      THE OPINION OF BERWIND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GCB SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING.

Conversion and Exchange of Shares
---------------------------------

      On the Effective Date of the Merger, each share of GCB Common Stock then issued and outstanding will automatically be converted into and become the right to receive the number (subject to adjustment for stock dividends, stock splits and similar transactions) of shares of FFC Common Stock, based on the Closing Market Price (defined below), as set forth below:


                Closing Market Price                     Conversion
                --------------------                        Ratio
                                                         ----------
                   $20.000 and below                        1.730
                   $20.125                                  1.718
                   $20.250                                  1.705
                   $20.375                                  1.693
                   $20.500                                  1.680
                   $20.625                                  1.668
                   $20.750                                  1.655
                   $20.875                                  1.642
                   $21.000                                  1.630
                   $21.125                                  1.617
                   $21.250                                  1.605
                   $21.375                                  1.592
                   $21.500                                  1.580
                   $21.625                                  1.567
                   $21.750                                  1.555
                   $21.875                                  1.542
                   $22.000 and above                        1.530

      The Closing Market Price is defined in the Merger Agreement as the average of the average of the per share closing bid prices for FFC Common Stock, rounded up to the nearest $.125, for the ten (10) trading days immediately preceding the date which is two (2) business days before the Effective Date (the "Price Determination Period"), as reported on NASDAQ National Market. If NASDAQ fails to report a closing bid price for FFC Common Stock for any trading day during the Price Determination Period, the closing bid prices for that day shall be equal to the average of the closing bid prices and the average of the closing asked prices as quoted by F.J. Morrissey & Company, Inc. and by Ryan, Beck & Co., or if these two firms are not then making a market in FFC Common Stock, by two brokerage firms who are then making a market in FFC Common Stock to be selected by FFC and approved by GCB.

      No fractional shares of FFC Common Stock will be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he or she would otherwise be entitled, each former shareholder of GCB will receive cash in an amount equal to the fair market value of his or her fractional interest, determined by multiplying such fractional interest by the Closing Market Price of FFC Common Stock.

      Following the Effective Date, GCB shareholders will exchange their GCB Common Stock certificates for FFC Common Stock certificates in accordance with the procedures described below in this section. FFC and GCB anticipate that the Effective Date will occur during the first or second quarter of 1996, assuming no difficulties are encountered in obtaining the required regulatory approvals and all other conditions to closing are satisfied without unexpected delay.

      Following the Effective Date, each former shareholder of GCB will be obliged to surrender to FFC the GCB Common Stock certificates held by him or her. Detailed instructions concerning the procedure for surrendering GCB Common Stock certificates will be sent by FFC to each former shareholder of GCB on or promptly after the Effective Date. Upon proper surrender of his or her GCB Common Stock certificates, each former shareholder of GCB will be issued a stock certificate representing the number of whole shares of FFC Common Stock into which his or her shares of GCB Common Stock have been converted, together with a check in the amount of any cash, without interest, to which he or she is entitled in lieu of the issuance of any fractional share of FFC Common Stock. SHAREHOLDERS OF GCB SHOULD NOT SURRENDER THEIR GCB COMMON STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS TO DO SO FROM FFC. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

      Following the Effective Date, and until properly surrendered, each GCB Common Stock certificate will be deemed for all corporate purposes to represent the number of whole shares of FFC Common Stock which the holder would be entitled to receive upon its surrender, except that FFC will withhold dividends payable after the Effective Date to any former shareholder of GCB who has received written instructions from FFC but has not at that time surrendered his or her GCB Common Stock certificates. Any dividends so withheld will be paid, without interest, to any such former shareholder of GCB upon the proper surrender of his or her GCB Common Stock certificates.

      All GCB Common Stock certificates must be surrendered to FFC within two years after the Effective Date. In the event that any former shareholder of GCB does not properly surrender his or her GCB Common Stock certificates within that time, the shares of FFC Common Stock that would otherwise have been issued to him or her may, at the option of FFC, be sold and the net proceeds of such sale, together with the cash (if any) to which he or she is entitled in lieu of the issuance of a fractional share and any previously accrued and unpaid dividends, will be held in a non-interest bearing account for his or her benefit. From and after any such sale, the sole right of such former shareholder of

       GCB will be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends will be paid to such former shareholder of GCB, without interest, upon proper surrender of his or her GCB Common Stock certificates.

            In the event that a former GCB shareholder is unable to surrender his or her GCB Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following procedures comparable to those customarily followed by FFC in issuing replacement certificates to FFC shareholders who have lost or mutilated their FFC Common Stock certificates. Instructions for making a constructive surrender of lost or mutilated GCB Common Stock certificates will be included in the written instructions to be sent by FFC to former GCB shareholders after the effective date of the Merger.

            THE FOREGOING DISCUSSION RELATING TO THE CONVERSION AND EXCHANGE OF GCB COMMON STOCK IS ONLY A SUMMARY WHICH IS PROVIDED FOR CONVENIENCE. THE FOREGOING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE TERMS OF ARTICLE II OF THE MERGER AGREEMENT.

       Treatment of Outstanding Options
       --------------------------------

            As of October 25, 1995, there were GCB Options outstanding to purchase 136,001 shares of GCB Common Stock. Under the terms of the Merger Agreement, each holder of a GCB Option that is outstanding at the Effective Date will receive from FFC an option (an "FFC Option") to acquire shares of FFC Common Stock. The number of shares of FFC Common Stock which may be acquired pursuant to such FFC Option shall be equal to the product of the number of shares of GCB Common Stock covered by the GCB Option multiplied by the Conversion Ratio, provided that any fractional share of FFC Common Stock resulting from such multiplication shall be rounded to the nearest whole share. The exercise price per share of FFC Common Stock shall be equal to the exercise price per share of GCB Common Stock of such GCB Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent. The duration and other terms of such GCB Option shall be unchanged except that all references to GCB shall be deemed references to FFC, and each such FFC Option shall be exercisable at least until the stated expiration date of the corresponding GCB Option. FFC shall assume such stock options as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to the extent GCB Options qualify as incentive stock options under Section 422 of the Code, the FFC Options exchanged therefor shall also so qualify.

       Business Pending The Effective Date
       -----------------------------------

            Pursuant to the Merger Agreement, GCB and the Bank are required, pending the Effective Date, to conduct their respective businesses in the usual, regular and ordinary manner and consistent with past practice.
       GCB and the Bank are also required to use their best efforts to preserve their present business organizations, retain the services of their present officers and employees, and maintain existing relationships with persons having business dealings with them. In general, GCB and the Bank may not take any action outside the ordinary course of business without the prior written consent of FFC.

            Pending the Effective Date, GCB is not permitted to declare or pay a cash dividend on the GCB Common Stock. If, however, the Effective Date of the Merger does not occur on or before March 31, 1996, GCB may declare and pay a dividend or dividends which do not exceed, in the aggregate, the amount of the per share cash dividends on FFC Common Stock paid on or after March 31, 1996, multiplied by the Conversion Ratio.

            GCB has agreed that, pending the Effective Date, it shall not take or cause the Bank to take, among other things, any of the following actions without the prior written consent of FFC: (i) amending its Charter or Bylaws, (ii) entering into or assuming any material contract, incurring any material liability or obligation, or making any other material commitment, except in the ordinary course of business, (iii) authorizing, purchasing, redeeming, issuing or selling shares of GCB Common Stock or any other equity or debt securities, (iv) increasing the compensation or paying a bonus or severance benefit to any officer, director, employee or consultant of GCB or the Bank (except for reasonable salary increases and bonuses consistent with past practice,
       (v) making any material acquisition or disposition of properties or assets, (vi) except as required in connection with the real estate at Washington Township, New Jersey owned or leased by the Bank, making any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, (vii) opening or closing, or making application therefor, any branches or automated banking facilities, (viii) making any equity investment or commitment to make such investment in real estate or any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with customary banking practice; or (ix) exercising its option to acquire its principal office at 1100 Old Broadway, Woodbury, New Jersey pursuant to the Lease Agreement dated April 5, 1989, between 1100 Old Broadway Partnership and the Bank unless such option is exercised in accordance with such Lease Agreement, and FFC provides its written consent of the Bank's appraiser thereunder.

            There have been no material contracts or other transactions between GCB or the Bank and FFC since the execution of the Merger Agreement, nor have there been any material contracts, arrangements, relationships or transactions between GCB or the Bank and FFC during the past five years.

       Conditions, Amendment and Termination
       -------------------------------------

            The obligations of FFC and GCB to consummate the Merger are subject to the following conditions and contingencies set forth in the Merger
       Agreement: (i) approval of the Merger by the shareholders of GCB, (ii) approval of the Merger by the Federal Reserve Board, (iii) approval of the Merger by the New Jersey Department of Banking, (iv) the absence of an injunction issued by a court of competent jurisdiction enjoining the performance by FFC or GCB of any of their obligations under the Merger Agreement, (v) the receipt of a favorable opinion of counsel with respect to certain federal income tax consequences relating to the Merger, which are discussed below under THE FFC/GCB MERGER--Federal Income Tax Consequences, (vi) the continuing accuracy in all material respects of the representations, warranties and covenants made by FFC and GCB in the Merger Agreement, (vii) the receipt by FFC of satisfactory agreements from shareholders of GCB who are affiliates of GCB or FFC regarding certain actions which could affect pooling-of-interests accounting for the Merger, (viii) the receipt of opinions from counsel for GCB and counsel for FCC regarding certain legal matters, (ix) effectiveness of a registration statement relating to the FFC Common Stock with the SEC and listing of such FFC Common Stock on NASDAQ; (x) confirmation by FFC and its accountants that the Merger can be accounted for as a pooling-of-interests for financial reporting purposes, (xi) the delivery to FFC of satisfactory documentation canceling the GCB Options in exchange for the FFC Options as provided in the Merger Agreement, (xii) the delivery to FFC of non-compete agreements from each of the directors of GCB and the Bank, and (xii) the delivery of certificates at the closing by officers of FFC and GCB confirming satisfaction of the foregoing conditions. The conditions in items ____, ____, and ____ have been satisfied.

            To the extent permitted by law, the Merger Agreement may be amended by mutual consent and any term or condition thereof may be waived by the party entitled to its benefit at any time before the Effective Date, whether before or after the approval of the Merger Agreement by GCB's shareholders and without seeking further shareholder approval; provided, however, that the ratio at which shares of GCB Common Stock will be converted into shares of FFC Common Stock may not be waived or amended until such amendment has been approved, adopted or ratified by the shareholders of GCB in accordance with applicable New Jersey law.

            The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual written consent of FFC and GCB. In addition, the Merger Agreement may be terminated unilaterally by either FFC or GCB if (A) any condition to the Merger has not been satisfied by October 31, 1996, or (B) the other party has committed a material breach of any representation, warranty or covenant contained in the Merger Agreement and has not cured such breach within thirty (30) days after receiving written notice thereof.

       Effective Date of the Merger
       ----------------------------

            The Merger will become effective on the date specified in the Articles and Certificate of Merger as filed with the Pennsylvania Department of State and the Secretary of State of the State of New Jersey. The filing of the Articles and Certificate of Merger will occur as soon as reasonably practicable after all applicable conditions in the Merger Agreement have been satisfied or waived. FFC and GCB presently intend to consummate the Merger during the first or second quarter of 1996, assuming that the Merger has been approved by GCB's shareholders, all required regulatory approvals have been obtained, and all other conditions to closing have been satisfied or waived by that time. The Merger Agreement provides that the closing of the Merger shall be held within thirty (30) days after the receipt of all required regulatory approvals and the expiration of all applicable waiting periods. See THE FFC/GCB MERGER--Conditions, Amendment and Termination.

       Management and Operations Following the Merger
       ----------------------------------------------

            On the Effective Date, GCB will merge with and into FFC, FFC will survive the Merger, and the shareholders of GCB will become shareholders of FFC. In addition, the Bank will become a wholly-owned subsidiary of FFC as a result of the Merger.

            The Merger Agreement provides that, for a period of five years after the Effective Date, FFC shall preserve the business structure of FFC as a bank holding company with the Bank as one of its wholly-owned banking subsidiaries and shall preserve the present name of the Bank. FFC has the right to terminate these obligations, however, if an acquisition of FFC occurs at any time after the date two (2) years after the Effective Date.

            The Board of Directors of FFC following the Merger will consist of the same persons who are members of the Board of Directors immediately before the Merger, each of whom shall serve until his or her successor is elected and has qualified, and Jeffrey G. Albertson. Under the terms of the Merger Agreement, for a period of five years after the Effective Date of the Merger, the FFC Board of Directors shall nominate Mr. Albertson for election, and support his election, at each annual meeting of shareholders of FFC at which Mr. Albertson's term expires. During such period, if Mr. Albertson ceases to serve as a director of FFC, the Board of Directors of the Bank shall have the right to designate one person to serve as a director of FFC, subject to the concurrence of FFC as to the person designated. The Board of Directors of the Bank immediately following the Merger will consist of the same persons who are members of the Board of Directors of the Bank immediately before the Merger who indicate their desire to serve in such capacity, each of whom shall serve until his or her successor is elected and has qualified.

            FFC has agreed, following the Merger, to cause the Bank to employ the persons who are officers and employees of GCB or the Bank as of the Effective Date as "at will" employees subject to the continued satisfactory performance of their respective duties. FFC has also agreed to cause the Bank to satisfy the Bank's obligations under GCB's benefit plans.

            The Merger Agreement provides that, prior to the Effective Date, GCB and the Bank may enter into severance agreements with the following senior executives of the Bank: Warner A. Knobe, Scott H. Kintzing, Thomas J. Lobosco, Stephen R. Miller, Stephen F. Levitt, and Mary C. Traum (the "Senior Executives"). The Bank has entered into a Severance Agreement with each of the Senior Executives. The Severance Agreements provide that if the Senior Executive's employment is terminated involuntarily or constructively, for Messrs. Knobe and Kintzing, prior to the close of business on December 31, 1999, and, for Messrs. Levitt, Lobosco and Miller and Ms. Traum, prior to December 31, 1997 (the "Applicable Term"), the Bank is to continue to pay the Senior Executive his or her salary (subject to certain minimum salaries) in effect immediately prior to the date of termination until the end of the Applicable Term (but not less than one year following termination). The Severance Agreements also provide that Senior Executives may not, prior to the end of the Applicable Term, compete with the Bank in, for Messrs. Knobe and Kintzing, Gloucester County, New Jersey, and all contiguous counties in New Jersey, and for Messrs. Levitt, Lobosco and Miller and Ms. Traum, in Gloucester and Camden Counties, New Jersey. FFC has agreed, following the Merger, to cause the Bank to satisfy its obligations under such severance agreements with the Senior Executives. See GENERAL INFORMATION--SPECIAL MEETING OF GCB SHAREHOLDERS--Interests of Certain Persons in Matters To Be Acted Upon.

       Federal Income Tax Consequences
       -------------------------------

            Pursuant to the Merger Agreement, an opinion has been provided to GCB and FFC by Piper & Marbury L.L.P., counsel for GCB, which states that, for federal income tax purposes:

            1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

            2. A holder of GCB Common Stock who receives shares of FFC Common Stock in exchange for his or her GCB Common Stock pursuant to the Merger (including fractional shares of FFC Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange;

            3. A holder of GCB Common Stock who receives cash in lieu of a fractional share of FFC Common Stock will be treated as if he or she received a fractional share of FFC Common Stock pursuant to the Merger and FFC then redeemed such fractional share for the cash and will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share;

            4. The tax basis of the shares of FFC Common Stock to be received by GCB shareholders (including fractional shares deemed issued as described above) will be the same as the basis of the shares of GCB Common Stock surrendered in exchange therefor;

            5. The holding period of the shares of FFC Common Stock to be received by the shareholders of GCB will include the period during which they held the shares of GCB Common Stock surrendered, provided the shares of GCB Common Stock are held as a capital asset on the date of the exchange;

            6. No gain or loss will be recognized by FFC, GCB or the Bank by reason of the Merger;

            7. The bases of the assets of GCB in the hands of FFC will be the same as the bases of such assets in the hands of GCB immediately prior to the Merger; and

            8. The holding period of the assets of GCB in the hands of FFC will include the period during which such assets were held by GCB prior to the Merger.

            THE FOREGOING IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER PRESENT LAW. EACH SHAREHOLDER OF GCB IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AS THEY AFFECT HIS OR HER INDIVIDUAL CIRCUMSTANCES, INCLUDING THE IMPACT OF ANY APPLICABLE ESTATE, GIFT, STATE, LOCAL, FOREIGN OR OTHER TAX.

       Accounting Treatment
       --------------------

            The Merger Agreement contemplates that the Merger will be treated as a pooling-of-interests for financial accounting purposes. If FFC would be required to purchase more than ten percent of the outstanding shares of GCB Common Stock for cash (due to the purchase of fractional shares), or if other conditions arise which would prevent the Merger from being treated as a pooling-of-interests for financial accounting purposes, FFC has the right to terminate the Merger Agreement and to cancel the Merger. FFC presently intends to exercise its right of termination if the Merger could not be treated as a pooling-of-interests for financial accounting purposes.

       Amendment of The Gloucester County Bankshares, Inc. 1992 Stock Option
       ---------------------------------------------------------------------
       Plan
       ----

            At the meeting on October 25, 1995 at which it approved the Merger, the Board of Directors of GCB also adopted Amendment No. 1 to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan (the "Stock Option Plan"). This amendment extends the term during which members of the Board of Directors of GCB may hold stock options granted under the Stock Option Plan ("GCB Options"). Previously the Stock Option Plan had required that GCB Options granted to a member of the Board of Directors of GCB terminate one year after that person ceased to be a member of the Board of Directors of GCB. Under the terms of the Merger Agreement, GCB would not survive the merger with FFC, causing all members of GCB's Board of Directors to cease to be members on the

       Effective Date. This would cause GCB Options granted to them to expire one year after the Effective Date, even though they would continue in their capacities as directors of the Bank. Amendment No. 1 to the Stock Option Plan addresses this problem by causing GCB Options granted under the Stock Option Plan to terminate one year after the grantee has ceased to be a member of the Board of Directors of GCB or any of its subsidiaries, including the Bank. Thus, members of the Board of Directors of GCB will be allowed to continue to hold GCB Options (which will be exchanged for FFC Options) despite the merger of GCB with and into FFC. A copy of Amendment No. 1 to the Stock Option Plan is attached as Exhibit D to this Proxy Statement/Prospectus.

       Rights of Dissenting Shareholders
       ---------------------------------

            Under New Jersey law, a shareholder of a corporation generally has the right to dissent from any plan of merger to which the New Jersey corporation is a party and receive in cash the fair value (based upon an appraisal) of his or her shares in the corporation. An exception to the law provides that such shareholder has no right to dissent from any plan of merger in which, upon consummation of the merger, he or she will receive (i) cash, (ii) shares which are held of record by not less than 1,000 holders unless the charter of the corporation provides otherwise, or (iii) both cash and such shares.

            GCB's Charter does not contain a provision granting the shareholders of GCB the right to dissent. In the Merger, the holders of GCB Common Stock will receive shares of FFC Common Stock and cash for fractions of a share. The shares of FFC Common Stock which shareholders of GCB are to receive in the Merger will be held of record by more than 1,000 holders. As a result, holders of GCB Common Stock will not have the right to dissent from the Merger and receive the fair value of their shares in cash.


       Restrictions on Resale of FFC Common Stock Held By Affiliates of GCB
       --------------------------------------------------------------------

            The shares of FFC Common Stock to be issued upon consummation of the Merger have been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act") and, following the Merger, may be freely resold or otherwise transferred by all former shareholders of GCB, except those former shareholders who are deemed to be "affiliates" of GCB within the meaning of SEC Rules 144 and
       145. In general terms, any person who is an executive officer, director or ten percent shareholder of GCB at the time of the Special Meeting may be deemed to be an affiliate of GCB for purposes of SEC Rules 144 and 145.

            FFC Common Stock received by persons who are deemed to be affiliates of GCB may be resold only: (i) in compliance with the provisions of SEC Rule 145(d), (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC. In very general terms, SEC Rule 145(d) would permit an affiliate of GCB to sell shares of FFC Common Stock received by him or her in connection with the Merger in ordinary brokerage transactions, subject to certain limitations on the number of shares of FFC Common Stock which may be sold during any consecutive three-month period. Notwithstanding the foregoing, an affiliate of GCB (as a general rule and subject to an exception in the case of certain de minimis sales) may not sell any
                                        -- -------
       shares of FFC Common Stock received by him or her in exchange for his or her shares of GCB Common Stock until after the publication of financial results covering at least thirty days of post-Merger combined operations of FFC.

            Under the terms of the Merger Agreement, each person who may be deemed to be an affiliate of GCB is required, prior to the closing of the Merger, to deliver to FFC an agreement, in form and substance satisfactory to FFC, acknowledging and agreeing to abide by the limitations imposed by the 1933 Act and the rules of the SEC thereunder regarding the sale or other disposition of the shares of FFC Common Stock to be received by him or her pursuant to the Merger. FFC has already received such an agreement signed by each person who may be deemed to be an affiliate of GCB.

       Warrant Agreement
       -----------------

            Simultaneously with the execution of the Merger Agreement, GCB and FFC executed a Warrant Agreement, dated October 25, 1995 (the "Warrant Agreement"). A copy of the Warrant Agreement is attached as Exhibit C to this Proxy Statement. The following description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is incorporated herein in its entirety.

            Pursuant to the Warrant Agreement, GCB issued to FFC a warrant (the "Warrant") to purchase from GBC up to 241,056 fully paid and non-assessable shares of GCB Common Stock at a price per share equal to $17.00, subject to adjustment as provided for in the Warrant Agreement (such exercise price, as so adjusted, is referred to herein as the "Exercise Price"). The Exercise Price is equal to the price per share at which shares of GCB Common Stock had been recently traded prior to the execution of the Warrant Agreement on October 25, 1995. The execution of the Warrant Agreement was required by FFC as a condition to its execution of the Merger Agreement, and the effect of the Warrant Agreement is to increase the likelihood that the Merger will occur by making it more difficult and expensive for another party to acquire GBC.

            The Warrant may be exercised in whole or in part at any time or from time to time on or after the occurrence of an Exercise Event (as defined below) until termination of the Warrant Agreement. So long as the Warrant is owned by FFC, it may be exercised for no more than the number of shares of GCB Common Stock equal to 241,056 (subject to adjustment as described below) less the number of shares of GCB Common Stock at the time owned by FFC.

            FFC may not sell, assign, transfer or exercise the Warrant, in whole or in part, without the prior written consent of GCB, except upon or after the occurrence of any of the following events (each of which constitutes an Exercise Event): (i) a knowing breach by GCB of any representation, warranty or covenant set forth in the Merger Agreement which would permit FFC to terminate the Merger Agreement; (ii) the failure of GCB's shareholders to approve the Merger Agreement at a meeting called for such purpose if, at the time of such meeting, there has been an announcement by any person other than FFC of an offer or proposal to acquire 25% or more of the outstanding shares of GCB Common Stock (before giving effect to any exercise of the Warrant), or to acquire, merge or consolidate with GCB, or to purchase all or substantially all of GCB's assets (including without limitation any shares of the Bank or all or substantially all of the Bank's assets);
       (iii) the acquisition by any person of beneficial ownership of 25% or more of the outstanding shares of GCB Common Stock (before giving effect to any exercise of the Warrant); (iv) any person other than FFC shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of GCB such that, upon consummation of such offer, such person would have beneficial ownership of 25% or more of the outstanding shares of GCB Common Stock (before giving effect to any exercise of the Warrant); (v) GCB shall have entered into an agreement, letter of intent or other understanding with any person other than FFC providing for such person (A) to acquire, merge, consolidate or enter into a statutory share exchange with GCB or to purchase all or substantially all of GCB's assets (including without limitation any shares of the Bank or all or substantially all of the Bank's assets), or (B) to negotiate with GCB with respect to any of the events or transactions mentioned in the preceding clause (A); or (vi) termination or attempted termination of the Merger Agreement by GCB.

     The Warrant may be exercised by presentation and surrender thereof to GCB at its principal office accompanied by (i) a written notice of exercise, (ii) payment of the Exercise Price for the number of shares of Common Stock specified in such notice, and (iii) a certificate of the holder of the Warrant (the Holder) specifying the event or events which have occurred and which entitle the Holder to exercise the Warrant. Upon such presentation and surrender, GCB shall issue promptly to the Holder the number of shares of Common Stock to which the Holder is entitled. If the Warrant is exercised in part, GCB will, upon surrender of the Warrant for cancellation, execute and deliver a new Warrant entitling the Holder to purchase the balance of the shares of Common Stock issuable thereunder.

     Generally, in the event of any change in the outstanding shares of GCB's Common Stock by reason of a stock dividend, stock split or stock reclassification, the number and kind of shares or securities subject to the Warrant and the Exercise Price shall be appropriately and equitably adjusted so that the Holder shall receive upon exercise of the Warrant the number and class of shares or other securities or property that the Holder would have received in respect of the shares of GCB Common Stock that could have been purchased upon exercise of the Warrant if the Warrant could have been and had been exercised immediately prior to such event. If, at any time after the Warrant may be exercised or sold by FFC, GCB has received a written request from FFC, GCB shall prepare, file and keep effective and current a registration statement under the Securities Act of 1933, as amended, covering the Warrant and/or the shares of GCB Common Stock issued or issuable upon exercise of the Warrant. All expenses incurred by GCB in complying with such registration requirements will be paid by GCB. FFC will pay all expenses incurred by FFC in connection with such registration requirements, including fees and disbursements of its counsel and accountants, underwriting discounts and commissions, and transfer taxes payable by FFC.

     The Warrant and the rights conferred thereby will terminate (i) upon the Effective Date, (ii) upon a valid termination of the Merger Agreement prior to the occurrence of an Exercise Event, or (iii) to the extent the Warrant has not previously been exercised, sixty (60) days after the occurrence of an Exercise Event.

Comparative Stock Prices and Dividends and
------------------------------------------
  Related Shareholder Matters
  ---------------------------

Common Stock of FFC.  FFC Common Stock is traded in the over-the-counter
-------------------
market and is listed on the NASDAQ National Market ("NASDAQ") under the symbol "FULT." The following table sets forth, for the periods indicated, the high and low closing sale price for FFC Common Stock as reported on NASDAQ and cash dividends paid per share. The quotations set forth in the table represent quotations between dealers, do not include retail markups, markdowns or commissions, and may not represent actual transactions.

                                  Cash Dividends
1994               High    Low    Paid Per Share
----              ------  ------  --------------

First Quarter     $18.18  $15.80       0.137
Second Quarter     20.23   18.36       0.146
Third Quarter      20.68   16.87       0.155
Fourth Quarter     17.95   15.23       0.155

1995
----

First Quarter      18.64   17.27        0.17
Second Quarter     19.25   17.95        0.17
Third Quarter      20.13   17.72        0.17

     On October 24, 1995, the last trading day before public announcement of the Merger Agreement, the high and low quotations for FFC Common Stock were $21.75 and $22.50, respectively, as reported on NASDAQ. On December 4, the high and low quotations for FFC Common Stock as reported on NASDAQ were $22.25 and $21.25, respectively, per share. As of September 30, 1995, FFC Common Stock was held by 10,181 holders of record.

     FFC has in the past paid regular quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year.

Common Stock of GCB.  GCB's Common Stock is traded in the over-the-
-------------------
counter market. Trading activity historically has been light. There has never been an organized public trading market for GCB's outstanding Common Stock.

     The table below reports the highest and lowest per share sales prices known to GCB's management at which GCB's Common Stock has actually been transferred in private transactions during the periods indicated.

                               Price Range
                Number of    ----------------   Cash Dividends
              Shares Traded  High         Low   Paid Per Share
              -------------  ----         ---   --------------
1993
----
First Quarter         2,000     11.50        $11.50     None
Second Quarter        2,352     12.00         11.00     None
Third Quarter         1,205     12.00         11.00     None
Fourth Quarter        1,260     13.00         13.00     None

    1994
    ----
First Quarter           625     13.00         13.00     None
Second Quarter          200     14.00         14.00     None
Third Quarter         2,272     14.00         13.00     None
Fourth Quarter        6,000     15.00         13.75     None

                                          Price Range
                           Number of    ----------------   Cash Dividends
                         Shares Traded  High         Low   Paid Per Share
                         -------------  ----         ---   --------------
           1995
           ----
       First Quarter         3,332      14.50        13.75      None
       Second Quarter          121      17.00        17.00      None
       Third Quarter         4,264      20.00        17.00      None
       Fourth Quarter
       (through
       November 15,
       1995)                   700      25.00        25.00      None

            The closing bid and asked quotations for GCB Common Stock on November 29, 1995, were $28 and $28, respectively, per share. As of the close of business on December 11, 1995, GCB's Common Stock was held by approximately 680 holders of record.

            GCB has paid no cash dividends since its inception. It paid a 5% stock dividend in 1994 and a 10% stock dividend in 1995. GCB's ability to declare or pay cash dividends prior to the Effective Date of the Merger is restricted by the Merger Agreement. See THE FFC/GCB MERGER -- Business Pending the Effective Date.

                    PRO FORMA COMBINED FINANCIAL INFORMATION
                    ----------------------------------------

            The unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statements of income of FFC set forth below give effect, using the pooling-of-interests method of accounting, to the proposed acquisition of GCB (based upon an exchange ratio of 1.555 shares of FFC Common Stock for each share of GCB Common Stock). The unaudited pro forma combined condensed financial statements are presented as though the Merger between FFC and GCB had occurred on January 1, 1995.

            The unaudited pro forma financial information, including the notes thereto set forth below, is not necessarily indicative of the financial condition or results of operations of FFC as they would have been had the proposed acquisition of GCB occurred during the periods presented or as they may be in the future. The unaudited pro forma financial information set forth below should be read in conjunction with the financial statements of FFC, including the notes thereto, which are incorporated herein by reference, and the financial statements of GCB, including the notes thereto, which are included in the documents attached as Exhibits E and F to this Proxy Statement/Prospectus. See INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; Exhibit E--1994 Annual Report to Shareholders of Gloucester County Bankshares, Inc.; and Exhibit F--Quarterly Report on Form 10-Q of Gloucester County Bankshares, Inc. for the Quarter ended September 30, 1995.

                          Fulton Financial Corporation
                  Pro Forma Combined Balance Sheet (Unaudited)
                               September 30, 1995
                             (Dollars in Thousands)
                  --------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares, Inc.  Adjustments    Combined
                                                       ---------------------------------------------------------------
       Assets
           Cash and Due from Banks                      $  151,279             $ 11,163                    $  162,442
           Interest Bearing Deposits                         4,432                   18                         4,450
           Federal Funds Sold and Securities
             Under Agreements to Resell                         --                6,525                         6,525
           Mortgage Loans Held for Sale                        994                   --                           994
           Investment Securities:
             Securities Held to Maturity                   546,790                3,680                       550,470
             Securities Available for Sale                 165,244               33,180                       198,424
           Loans                                         2,297,305              133,876                     2,431,181
             Less: Allowance for Loan Losses               (36,162)              (1,881)                      (38,043)
                   Unearned Income                          (5,432)                (791)                       (6,223)
                                                       ---------------------------------------------------------------
                   Net Loans                             2,255,711              131,204                     2,386,915
                                                       ---------------------------------------------------------------
           Premises and Equipment                           42,275                3,988                        46,263
           Accrued Interest Receivable                      22,676                1,001                        23,677
           Other Assets                                     77,411                1,489                        78,900
                                                       ---------------------------------------------------------------
                   TOTAL ASSETS                         $3,266,812             $192,248                    $3,459,060
                                                       ---------------------------------------------------------------
       Liabilities
           Deposits:
             Non-Interest Bearing                       $  368,791             $ 26,935                    $  395,726
             Interest Bearing                            2,335,054              150,438                     2,485,492
                                                       ===============================================================
                   Total Deposits                        2,703,845              177,373                     2,881,218
                                                       ---------------------------------------------------------------
           Short-Term Borrowings:
             Federal Funds Purchased and
              Securities Sold Under
              Agreements to Repurchase                     110,583                   --                       110,583
             Demand Notes of U.S. Treasury                   5,000                   --                         5,000
                                                       ---------------------------------------------------------------
                   Total Short-Term Borrowings             115,583                   --                       115,583
                                                       ---------------------------------------------------------------
           Accrued Interest Payable                         23,332                  241                        23,573
           Other Liabilities                                55,201                  458                        55,659
           Long-Term Debt                                   35,912                   --                        35,912
                                                       ---------------------------------------------------------------
                   Total Liabilities                     2,933,873              178,072                     3,111,945
                                                       ---------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares, Inc.  Adjustments    Combined
                                                       ---------------------------------------------------------------
       Shareholders' Equity
           Common Stock                                    71,060              4,851          (1,079)(A)     74,832
           Capital Surplus                                167,628              5,404           1,079 (A)    174,111
           Retained Earnings                               87,977              4,110                         92,087
           Less:  Treasury Stock                             (563)                --                           (563)
           Net Unrealized Holding Gain (Loss)
             on Securities                                  6,837               (189)                         6,648
                                                       ---------------------------------------------------------------
               Total Shareholders' Equity                 332,939             14,176                        347,115
                                                       ---------------------------------------------------------------
               TOTAL LIABILITIES AND
               SHAREHOLDERS' EQUITY                    $3,266,812           $192,248                     $3,459,060
                                                       ===============================================================

       Notes to Pro Forma Combined Balance Sheets:

       (A) These Adjustments to the capital accounts reflect the issuance of FFC Common Stock, $2.50 par value per share, for 100% of the GCB Common Stock, $5.00 par value per share, issued and outstanding. An exchange ratio of 1.555 shares of FFC Common Stock (representing the exchange ratio corresponding to FFC's stock price immediately prior to the announcement of the transaction) for each share of GCB's Common Stock was utilized in this illustration.

                          Fulton Financial Corporation
                  Pro Forma Combined Balance Sheet (Unaudited)
                               December 31, 1994
                             (Dollars in Thousands)
                  --------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares, Inc.  Adjustments    Combined
                                                                             (Audited)
                                                       ---------------------------------------------------------------
Assets
      Cash and Due from Banks                          $  148,241             $  8,445                     $  156,686
      Interest Bearing Deposits                             2,539                   19                          2,558
      Federal Funds Sold and Securities
        Under Agreements to Resell                          6,075                7,600                         13,675
      Mortgage Loans Held for Sale                            650                   --                            650
      Investment Securities:
        Securities Held to Maturity                       507,486                7,577                        515,063
        Securities Available for Sale                     174,211               20,996                        195,207
      Loans                                             2,244,846              112,154                      2,357,000
        Less:  Allowance for Loan Losses                  (35,775)              (1,504)                       (37,279)
               Unearned Income                            (10,952)                (708)                       (11,660
                                                       ---------------------------------------------------------------
               Net Loans                                2,198,119              109,942                      2,308,061
                                                       ---------------------------------------------------------------
      Premises and Equipment                               42,452                3,075                         45,527
      Accrued Interest Receivable                          20,727                1,047                         21,774
      Other Assets                                         78,196                1,030                         79,226
                                                       ---------------------------------------------------------------
               TOTAL ASSETS                            $3,178,696             $159,731                     $3,338,427
                                                       ===============================================================
Liabilities
      Deposits:
        Non-Interest Bearing                           $  359,895             $ 22,158                     $  382,053
        Interest Bearing                                2,231,153              125,691                      2,356,844
                                                       ---------------------------------------------------------------
               Total Deposits                           2,591,048              147,849                      2,738,897
                                                       ---------------------------------------------------------------
      Short-Term Borrowings:
        Federal Funds Purchased and
          Securities Sold Under
          Agreements to Repurchase                        191,523                   --                        191,523
        Demand Notes of U.S. Treasury                       5,000                   --                          5,000
                                                       ---------------------------------------------------------------
               Total Short-Term Borrowings                196,523                   --                        196,523
                                                       ---------------------------------------------------------------
      Accrued Interest Payable                             12,857                  160                         13,017
      Other Liabilities                                    42,653                  446                         43,099
      Long-Term Debt                                       27,283                   --                         27,283
                                                       ---------------------------------------------------------------
               Total Liabilities                        2,870,364              148,455                      3,018,819
                                                       ---------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares,Inc.   Adjustments    Combined
                                                       ---------------------------------------------------------------
Shareholders' Equity
      Common Stock                                         65,240               4,410          (638)(A)      69,012
      Capital Surplus                                     132,588               4,567           638 (A)     137,793
      Retained Earnings                                   113,401               3,340                       116,741
      Less: Treasury Stock                                 (4,474)                 --                        (4,474)
      Net Unrealized Holding Gain (Loss)
        on Securities                                       1,577              (1,041)                          536
                                                       ---------------------------------------------------------------
               Total Shareholders' Equity                 308,332              11,276                       319,608
                                                       ---------------------------------------------------------------
               TOTAL LIABILITIES AND
               SHAREHOLDERS' EQUITY                    $3,178,696            $159,731                    $3,338,427
                                                       ===============================================================

       Notes to Pro Forma Combined Balance Sheets:

       (A) These Adjustments to the capital accounts reflect the issuance of FFC Common Stock, $2.50 par value per share, for 100% of the GCB Common Stock, $5.00 par value per share, issued and outstanding. An exchange ratio of 1.555 shares of FFC Common Stock (representing the exchange ratio corresponding to FFC's stock price immediately prior to the announcement of the transaction) for each share of GCB's Common Stock was utilized in this illustration.

                          Fulton Financial Corporation
                  Pro Forma Combined Balance Sheet (Unaudited)
                               December 31, 1993
                             (Dollars in Thousands)
                  --------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares,Inc.   Adjustments    Combined
                                                       ---------------------------------------------------------------
Assets
      Cash and Due from Banks                          $  134,571              $   5,364                   $  139,935
      Interest Bearing Deposits                             4,696                     --                        4,696
      Federal Funds Sold and Securities
        Under Agreements to Resell                         19,873                  7,875                       27,748
      Mortgage Loans Held for Sale                         10,399                     --                       10,399
      Investment Securities:
        Securities Held to Maturity                       518,798                 31,878                      550,676
        Securities Available for Sale                     218,000                     --                      218,000
        Securities Held for Sale                               --                    754                          754
      Loans                                             1,852,989                 82,607                    1,935,596
        Less:  Allowance for Loan Losses                  (28,678)                (1,253)                     (29,931)
               Unearned Income                            (10,998)                  (222)                     (11,220)
                                                       ---------------------------------------------------------------
               Net Loans                                1,813,313                 81,132                    1,894,445
                                                       ---------------------------------------------------------------
      Premises and Equipment                               38,549                  1,911                       40,460
      Accrued Interest Receivable                          16,355                    730                       17,085
      Other Assets                                         49,758                    952                       50,710
                                                       ---------------------------------------------------------------
               TOTAL ASSETS                            $2,824,312              $ 130,596                   $2,954,908
                                                       ===============================================================
Liabilities
      Deposits:
        Non-Interest Bearing                           $  327,953             $   16,581                   $  344,534
        Interest Bearing                                2,050,367                101,680                    2,152,047
                                                       ---------------------------------------------------------------
               Total Deposits                           2,378,320                118,261                    2,496,581
                                                       ---------------------------------------------------------------
      Short-Term Borrowings:
        Federal Funds Purchased and
         Securities Sold Under
         Agreements to Repurchase                          76,189                     --                       76,189
        Demand Notes of U.S. Treasury                       4,998                     --                        4,998
                                                       ---------------------------------------------------------------
               Total Short-Term Borrowings                 81,187                     --                       81,187
                                                       ---------------------------------------------------------------
      Accrued Interest Payable                             10,618                    101                       10,719
      Other Liabilities                                    52,834                  1,955                       54,789
      Long-Term Debt                                       13,051                     --                       13,051
                                                       ---------------------------------------------------------------
               Total Liabilities                        2,536,010                120,317                    2,656,327
                                                       ---------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares,Inc.   Adjustments    Combined
                                                                             (Audited)
                                                       ---------------------------------------------------------------
Shareholders' Equity
      Common Stock                                         63,800              4,200          (428)(A)       67,572
      Capital Surplus                                     127,114              4,230           428 (A)      131,772
      Retained Earnings                                    89,473              1,849                         91,322
      Less:  Treasury Stock                                  (496)                --                           (496)
      Net Unrealized Holding Gain
        on Securities                                       8,411                 --                          8,411
                                                       ---------------------------------------------------------------
               Total Shareholders' Equity                 288,302             10,279                        298,581
                                                       ---------------------------------------------------------------
               TOTAL LIABILITIES AND
               SHAREHOLDERS' EQUITY                    $2,824,312           $130,596                     $2,954,908
                                                       ===============================================================

       Notes to Pro Forma Combined Balance Sheets:

       (A) These adjustments to the capital accounts reflect the issuance of FFC Common Stock, $2.50 par value per share, for 100% of the GCB Common Stock, $5.00 par value per share, issued and outstanding. An exchange ratio of 1.555 shares of FFC Common Stock (representing the exchange ratio corresponding to FFC's stock price immediately prior to the announcement of the transaction) for each share of GCB's Common Stock was utilized in this illustration.

                          Fulton Financial Corporation
          Pro Forma Combined Condensed Statement of Income (Unaudited)
                  For the Nine Months Ended September 30, 1995
                             (Dollars in Thousands)
          ------------------------------------------------------------


                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares,Inc.   Adjustments    Combined
                                                       ---------------------------------------------------------------
Interest Income
       Loans, Including Fees                           $146,725                $ 9,579                      $156,304
       Investment Securities:
         Taxable                                         21,930                  1,375                        23,305
         Tax-Exempt                                       3,632                     98                         3,730
         Dividends                                        1,466                     26                         1,492
       Federal Funds Sold and Repos                       1,124                    416                         1,540
       Interest-Bearing Deposits
         in Other Banks                                     195                      1                           196
                                                       ---------------------------------------------------------------
               Total Interest Income                    175,072                 11,495                       186,567

Interest Expense
       Deposits                                          69,076                  4,169                        73,245
       Short-Term Borrowings                              4,750                     51                         4,801
       Long-Term Debt                                     1,453                     --                         1,453
                                                       ---------------------------------------------------------------
               Total Interest Expense                    75,279                  4,220                        79,499
                                                       ---------------------------------------------------------------
               Net Interest Income                       99,793                  7,275                       107,068

Provision for Loan Losses                                 1,572                    450                         2,022
                                                       ---------------------------------------------------------------
Net Interest Income After Provision
 for Loan Losses                                         98,221                  6,825                       105,046

Other Income
       Trust Department                                   5,568                     --                         5,568
       Service Charges on Deposit Accounts                7,231                    603                         7,834
       Other Service Charges and Fees                     5,584                     78                         5,662
       Gain on Sale of Mortgage Loans                       811                     --                           811
       Investment Securities Gains                        1,409                     --                         1,409
                                                       ---------------------------------------------------------------
                                                         20,603                    681                        21,284
                                                       ---------------------------------------------------------------
Other Expenses
       Salaries and Employee Benefits                    38,402                  1,825                        40,227
       Net Occupancy Expenses                             7,552                    436                         7,988
       Equipment Expense                                  4,264                    268                         4,532
       FDIC Assessment Expense                            2,919                    152                         3,071
       Special Services                                   3,967                    291                         4,258
       Other                                             17,237                  1,256                        18,493
                                                       ---------------------------------------------------------------
                                                         74,341                  4,228                        78,569
                                                       ---------------------------------------------------------------


                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares, Inc.                 Combined
----------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                44,483                3,278                        47,761

     Income Taxes                                         10,861                1,230                        12,091
                                                       ---------------------------------------------------------------
             NET INCOME                                  $33,622               $2,048                       $35,670
                                                       ---------------------------------------------------------------

Per Share Data:
       Net Income:
         Primary                                          $ 1.18                $2.11                         $1.19
         Fully Diluted                                       --                 $1.99                            --
       Cash Dividends                                     $0.486                   --                        $0.461

Weighted Average Shares Outstanding
       Primary                                        28,405,454              970,279                    29,914,238
       Fully Diluted                                          --            1,041,280                            --

                          Fulton Financial Corporation
          Pro Forma Combined Condensed Statement of Income (Unaudited)
                  For the Nine Months Ended September 30, 1994
                             (Dollars in Thousands)
          ------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares, Inc.  Adjustments    Combined
                                                       ---------------------------------------------------------------
Interest Income
       Loans, Including Fees                           $114,240                $6,450                       $120,690
       Investment Securities:
          Taxable                                        23,707                 1,107                         24,814
          Tax-Exempt                                      4,238                    22                          4,260
          Dividends                                       1,017                    10                          1,027
       Federal Funds Sold and Repos                         289                   240                            529
       Interest-Bearing Deposits
          in Other Banks                                    139                    --                            139
                                                       ---------------------------------------------------------------
               Total Interest Income                    143,630                 7,829                        151,459

Interest Expense
       Deposits                                          48,711                 2,274                         50,985
       Short-Term Borrowings                              3,233                    --                          3,233
       Long-Term Debt                                       683                    --                            683
                                                       ---------------------------------------------------------------
               Total Interest Expense                    52,627                 2,274                         54,901
                                                       ---------------------------------------------------------------
               Net Interest Income                      91,003                 5,555                         96,558

Provision for Loan Losses                                 1,570                   248                          1,818
                                                       ---------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses                              89,433                 5,307                         94,740

Other Income
       Trust Department                                   5,387                    --                          5,387
       Service Charges on Deposit Accounts                6,925                   479                          7,404
       Other Service Charges and Fees                     4,441                    88                          4,529
       Gain on Sale of Mortgage Loans                     1,143                    --                          1,143
       Investment Securities Gains (Losses)               1,912                   (13)                         1,899
                                                       ---------------------------------------------------------------
                                                         19,808                   554                         20,362
                                                       ---------------------------------------------------------------
Other Expenses
       Salaries and Employee Benefits                    36,400                 1,510                         37,910
       Net Occupancy Expenses                             6,604                   344                          6,948
       Equipment Expense                                  4,319                   210                          4,529
       FDIC Assessment Expense                            4,039                   196                          4,235
       Special Services                                   3,553                   200                          3,753
       Other                                             15,137                 1,015                         16,152
                                                       ---------------------------------------------------------------
                                                         70,052                 3,475                         73,527
                                                       ---------------------------------------------------------------



                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares,Inc.   Adjustments    Combined
                                                       ---------------------------------------------------------------
Income Before Income Taxes                                 39,189               2,386                        41,575
     Income Taxes                                           9,462                 815                        10,277
                                                       ---------------------------------------------------------------
               NET INCOME                                 $29,727              $1,571                       $31,298
                                                       ---------------------------------------------------------------
Per Share Data:
     Net Income                                           $  1.06                $1.62                      $  1.06
     Cash Dividends                                       $ 0.438                   --                      $ 0.416

Weighted Average Shares Outstanding                    28,100,151              970,279                   29,608,935


                          Fulton Financial Corporation
          Pro Forma Combined Condensed Statement of Income (Unaudited)
                          Year Ended December 31, 1994
                             (Dollars in Thousands)
          ------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares,Inc.   Adjustments    Combined
                                                                              (Audited)
                                                       ---------------------------------------------------------------
Interest Income
       Loans, Including Fees                            $160,743                $9,151                       $169,894
       Investment Securities:
          Taxable                                         31,194                 1,457                         32,651
          Tax-Exempt                                       5,588                    41                          5,629
          Dividends                                        1,398                    15                          1,413
       Federal Funds Sold and Repos                          389                   404                            793
       Interest-Bearing Deposits
          in Other Banks                                     170                    --                            170
                                                       ---------------------------------------------------------------
               Total Interest Income                     199,482                11,068                        210,550

Interest Expense
       Deposits                                           68,907                 3,309                         72,216
       Short-Term Borrowings                               5,288                    --                          5,288
       Long-Term Debt                                      1,116                    --                          1,116
                                                       ---------------------------------------------------------------

               Total Interest Expense                     75,311                 3,309                         78,620
                                                       ---------------------------------------------------------------
                Net Interest Income                      124,171                 7,759                        131,930

Provision for Loan Losses                                  2,255                   460                          2,715
                                                       ---------------------------------------------------------------
Net Interest Income After Provision for
  Loan Losses                                            121,916                 7,299                        129,215

Other Income
       Trust Department                                    6,944                    --                          6,944
       Service Charges on Deposit Accounts                 9,368                   674                         10,042
       Other Service Charges and Fees                      5,974                   115                          6,089
       Gain on Sale of Mortgage Loans                      1,189                    --                          1,189
       Investment Securities Gains (Losses)                2,326                  (193)                         2,133
                                                       ---------------------------------------------------------------
                                                          25,801                   596                         26,397
                                                       ---------------------------------------------------------------
Other Expenses
       Salaries and Employee Benefits                     48,464                 2,069                         50,533
       Net Occupancy Expenses                              7,251                   466                          7,717
       Equipment Expense                                   5,143                   283                          5,426
       FDIC Assessment Expense                             5,495                   265                          5,760
       Special Services                                    4,841                   270                          5,111
       Other                                              22,810                 1,448                         24,258
                                                       ---------------------------------------------------------------
                                                          94,004                 4,801                         98,805
                                                       ---------------------------------------------------------------


                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares, Inc.  Adjustments    Combined
                                                                              (Audited)
----------------------------------------------------------------------------------------------------------------------
Income Before Income Tax                                   53,713               3,094                        56,807
     Income Taxes                                          13,233               1,056                        14,289
                                                       ---------------------------------------------------------------
               NET INCOME                                 $40,480              $2,038                       $42,518
                                                       ---------------------------------------------------------------
Per Share Data:
     Net Income                                           $  1.44              $ 2.10                       $  1.43
     Cash Dividends                                       $ 0.587                  --                       $ 0.557

Weighted Average Shares Outstanding                    28,192,160             970,279                    29,700,944

                          Fulton Financial Corporation
          Pro Forma Combined Condensed Statement of Income (Unaudited)
                          Year Ended December 31, 1993
                             (Dollars in Thousands)
          ------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares,Inc.   Adjustments    Combined
                                                                              (Audited)
                                                       ---------------------------------------------------------------
Interest Income
       Loans, Including Fees                             $149,303               $6,401                      $155,704
       Investment Securities:
          Taxable                                          30,266                1,521                        31,787
          Tax-Exempt                                        6,893                    6                         6,899
          Dividends                                         1,304                   --                         1,304
       Federal Funds Sold and Repos                         1,696                  214                         1,910
       Interest-Bearing Deposits
          in Other Banks                                      597                   --                           597
                                                       ---------------------------------------------------------------
               Total Interest Income                      190,059                8,142                       198,201

Interest Expense
       Deposits                                            72,474                2,523                        74,997
       Short-Term Borrowings                                1,612                   --                         1,612
       Long-Term Debt                                         890                   --                           890
                                                       ---------------------------------------------------------------

               Total Interest Expense                      74,976                2,523                        77,499

                                                       ---------------------------------------------------------------
               Net Interest Income                        115,083                5,619                       120,702

Provision for Loan Losses                                   4,926                  750                         5,676
                                                       ---------------------------------------------------------------
Net Interest Income After Provision
  for Loan Losses                                         110,157                4,869                       115,026

Other Income
       Trust Department                                     6,812                   --                         6,812
       Service Charges on Deposit Accounts                  9,508                  506                        10,014
       Other Service Charges and Fees                       5,979                  111                         6,090
       Gain on Sale of Mortgage Loans                       4,265                   --                         4,265
       Investment Securities Gains                          1,868                  890                         2,758
                                                       ---------------------------------------------------------------
                                                           28,432                1,507                        29,939
                                                       ---------------------------------------------------------------
Other Expenses
       Salaries and Employee Benefits                      45,971                1,750                        47,721
       Net Occupancy Expenses                               7,542                  429                         7,971
       Equipment Expense                                    4,984                  258                         5,242
       FDIC Assessment Expense                              5,482                  251                         5,733
       Special Services                                     5,098                  261                         5,359
       Other                                               22,705                1,315                        24,020
                                                       ---------------------------------------------------------------
                                                           91,782                4,264                        96,046
                                                       ---------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares, Inc.  Adjustments    Combined
                                                                               (Audited)
                                                       ---------------------------------------------------------------
Income Before Income Taxes and
   Accounting Changes                                      46,807                2,112                        48,919
        Income Taxes                                       10,285                  718                        11,003
                                                       ---------------------------------------------------------------
Income Before Accounting Changes                           36,522                1,394                        37,916
Cumulative Effect of Changes in
   Accounting Principles:
        Income Taxes                                        1,764                   --                         1,764
        Post-retirement benefits, net                      (5,221)                  --                        (5,221)
                                                       ---------------------------------------------------------------
               NET INCOME                                 $33,065               $1,394                       $34,459
                                                       ---------------------------------------------------------------
Per Share Data:
   Income Before Changes in
    Accounting Principles                                 $  1.30               $ 1.44                       $  1.28
   Effect of Changes in
    Accounting Principles:
        Income Taxes                                         0.07                   --                          0.06
        Post-retirement benefits, net                       (0.21)                  --                         (0.17)
                                                       ---------------------------------------------------------------
               NET INCOME                                 $  1.18               $ 1.44                       $  1.17
                                                       ---------------------------------------------------------------
Cash Dividends                                            $ 0.527                   --                       $ 0.500

Weighted Average Shares Outstanding                    28,001,613              970,279                    29,510,397

                          Fulton Financial Corporation
          Pro Forma Combined Condensed Statement of Income (Unaudited)
                          Year Ended December 31, 1992
                             (Dollars in Thousands)
          ------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares, Inc.  Adjustments    Combined
                                                                              (Audited)
                                                       ---------------------------------------------------------------
Interest Income
       Loans, Including Fees                             $156,697               $4,386                       $161,083
       Investment Securities:
         Taxable                                           31,774                1,596                         33,370
         Tax-Exempt                                         9,158                   --                          9,158
         Dividends                                          1,334                   --                          1,334
       Federal Funds Sold and Repos                         3,594                  242                          3,836
       Interest-Bearing Deposits
         in Other Bank                                      1,394                   --                          1,394
                                                       ---------------------------------------------------------------
               Total Interest Income                      203,951                6,224                        210,175

Interest Expense
       Deposits                                            94,217                2,449                         96,666
       Short-Term Borrowings                                  983                   --                            983
       Long-Term Debt                                       1,187                   --                          1,187
                                                       ---------------------------------------------------------------
               Total Interest Expense                      96,387                2,449                         98,836
                                                       ---------------------------------------------------------------
               Net Interest Income                        107,564                3,775                        111,339

Provision for Loan Losses                                  14,852                  585                         15,437
                                                       ---------------------------------------------------------------
Net Interest Income After
    Provision for Loan Losses                              92,712                3,190                         95,902

Other Income
       Trust Department                                     5,828                   --                          5,828
       Service Charges on Deposit Accounts                  8,753                  302                          9,055
       Other Service Charges and Fees                       5,165                   80                          5,245
       Gain on Sale of Mortgage Loans                       3,144                   --                          3,144
       Investment Securities Gains                          1,781                  511                          2,292
                                                       ---------------------------------------------------------------
                                                           24,671                  893                         25,564
                                                       ---------------------------------------------------------------
Other Expenses
       Salaries and Employee Benefits                      42,661                1,355                         44,016
       Net Occupancy Expenses                               5,916                  421                          6,337
       Equipment Expense                                    4,588                  220                          4,808
       FDIC Assessment Expense                              5,266                  135                          5,401
       Special Services                                     5,127                  184                          5,311
       Other                                               20,877                  987                         21,864
                                                       ---------------------------------------------------------------
                                                           84,435                3,302                         87,737
                                                       ---------------------------------------------------------------

                                                         Fulton              Gloucester
                                                        Financial              County                      Pro Forma
                                                       Corporation         Bankshares,Inc.   Adjustments    Combined
                                                                              (Audited)
                                                       ---------------------------------------------------------------
Income Before Income Taxes and
   Accounting Changes                                        32,948               781                         33,729
        Income Taxes                                          6,077               275                          6,352
                                                       ---------------------------------------------------------------
Income Before Accounting Changes                             26,871               506                         27,377
Cumulative Effect of Changes in
   Accounting Principles:                                        72                --                             72
        Income Taxes
                                                       ---------------------------------------------------------------
               NET INCOME                                   $26,943             $ 506                        $27,449
                                                       ---------------------------------------------------------------
Per Share Data:
        Income Before Changes in
          Accounting Principles                             $  0.96             $0.52                        $  0.93
        Effect of Changes in
          Accounting Principles                                  --                --                             --
                                                       ---------------------------------------------------------------
               NET INCOME                                   $  0.96             $0.52                        $  0.93
                                                       ---------------------------------------------------------------
Cash Dividends                                              $ 0.431                --                        $ 0.409

Weighted Average Shares Outstanding                      27,945,947           970,279                     29,454,731

              INFORMATION CONCERNING FULTON FINANCIAL CORPORATION
              ---------------------------------------------------
                      AND DESCRIPTION OF FFC COMMON STOCK
                      -----------------------------------

       General
       -------

           FFC is a Pennsylvania business corporation and a registered bank holding company with its headquarters in Lancaster, Pennsylvania. As a bank holding company, FFC engages in a general commercial and retail banking and trust business, and also in related financial businesses, through its bank and nonbank subsidiaries. FFC's subsidiary banks currently operate eighty-four banking offices in Pennsylvania, fourteen banking offices in Maryland and six banking offices in Delaware. As of September 30, 1995, FFC had consolidated total assets of approximately $3.3 billion.

           The principal assets of FFC are the following eight wholly-owned bank subsidiaries, each of which is insured by the FDIC: (i) Fulton Bank ("Fulton"), a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (ii) Farmers Trust Bank ("Farmers Trust"), a Pennsylvania bank and trust company which is a member of the Federal Reserve System, (iii) Swineford National Bank ("Swineford"), a national banking association which is a member of the Federal Reserve System, (iv) Lafayette Bank ("Lafayette"), a Pennsylvania bank and trust company which is not a member of the Federal Reserve System, (v) FNB Bank, National Association ("FNB"), a national banking association which is a member of the Federal Reserve System, (vi) Great Valley Savings Bank ("Great Valley"), a Pennsylvania-chartered savings bank which is not a member of the Federal Reserve System, (vii) Hagerstown Trust Company ("Hagerstown"), a Maryland trust company which is not a member of the Federal Reserve System, and (viii) Delaware National Bank ("Delaware National"), a national banking association which is a member of the Federal Reserve System.

           In addition, FFC has the following wholly-owned direct nonbank subsidiaries: (i) Fulton Financial Realty Company, which holds title to or leases certain properties on which Fulton and Farmers Trust maintain branch offices or other facilities; (ii) Fulton Life Insurance Company, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by certain of FFC's bank subsidiaries; and (iii) Central Pennsylvania Financial Corp., which owns certain non-banking subsidiaries holding interests in real estate.

           As a registered bank holding company, FFC is subject to regulation under the federal Bank Holding Company Act of 1956, as amended, and the rules adopted by the Board of Governors of the Federal Reserve System ("FRB") thereunder. Under applicable FRB policies, a bank holding company such as FFC is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support each subsidiary bank in circumstances when it might not do so absent such a policy. Any capital loans made by a bank holding company to any of its subsidiary banks would be subordinate in right of payment to the claims of depositors and certain other creditors of such subsidiary banks.

           FFC has a resignation policy for directors of FFC and its subsidiaries. Under this policy, a director is required to tender his or her resignation upon reaching the age of seventy. However, under the Merger Agreement, FFC has agreed that each director or advisory director of the Bank who has reached age seventy as of the Effective Date, or within three years thereafter, shall be permitted to serve for a period of at least three years after the Effective Date before becoming subject to this policy.

           The principal executive offices of FFC are located at One Penn Square, P.0. Box 4887, Lancaster, Pennsylvania 17604, and its telephone number is (717) 291-2411.

       Loan Policies and Portfolio Quality
       -----------------------------------

           FFC, through its bank subsidiaries, grants loans and makes other credit facilities available to the general public. These extensions of credit are structured to meet the varying needs of business, individual, and institutional customers and include mortgages, lines of credit, term loans, leases and letters of credit. This activity serves as a major source of revenue for FFC. However, it also exposes FFC to potential losses upon borrower default. In order to minimize the occurrence of loss, FFC's bank subsidiaries follow strict loan underwriting and risk assessment policies. These policies emphasize the financial strength and cash flow of the borrower rather than collateral value. Although collateral continues to play an important part in lending decisions, it is not a substitute for a borrower's underlying ability to pay. FFC's bank subsidiaries confine their lending to customers who live, or which are based, in their respective market areas. By geographically restricting the lending activities of each bank subsidiary, their respective staffs can become more knowledgeable about local market conditions and can thereby make better credit risk assessments and, therefore, more prudent lending decisions. This superior knowledge of local economic conditions, when combined with prudent underwriting standards, offsets and often surmounts the potential risks arising from a geographic concentration of credits. Management believes that FFC's loan customer base is reasonably diversified, because FFC's subsidiary banks are located in and do business within a broad spectrum of local communities and regional economies located in central and northeastern Pennsylvania, western Maryland, and southern Delaware.

           To counteract any problems with credit quality which do arise, FFC maintains a proactive loan review function. This function, in combination with the lending staff, attempts to identify deteriorating loans before they reach a critical stage. This loan review policy not only protects FFC and its subsidiaries from realizing greater loan losses but also, in many cases, assists the borrower as well. Due to their underwriting criteria, FFC and its bank subsidiaries have not made a determination to limit the availability of credit to any segment of their customer base due to changes in general economic conditions. FFC and its bank subsidiaries do take these conditions into consideration when assessing individual credit risk, but each loan request is evaluated individually.

           Prudent lending practices cannot completely insulate a financial institution from adverse economic trends. The economic recession experienced during the early 1990's in the market areas served by FFC caused a slight deterioration in the quality of the loan portfolios of FFC's banking subsidiaries. In addition, FFC acquired approximately $5.0 million in non-performing assets as part of its acquisition of Central Pennsylvania Financial Corp. in 1994. The total non-performing assets of FFC totalled $22.1 million or 0.68% of total assets at September 30, 1995, and $22.3 million or 0.73% of total assets at December 31, 1994. Additionally, FFC and its bank subsidiaries have certain loans on which payments are presently current, but where the borrowers are currently experiencing considerable financial difficulties. Loans under this classification totaled $8.4 million at September 30, 1995.

           As of September 30, 1995, FFC's allowance for loan losses was $36.2 million and equalled 177% of total non-performing loans and 164% of non-performing assets. FFC believes that this allowance is adequate to absorb any losses inherent in FFC's balance sheet.

        Legal Proceedings
        -----------------

           From time to time FFC and its subsidiaries are involved in routine litigation matters that are incidental to the businesses carried on by such entities. None of these matters is expected to have a material effect on FFC's financial condition or operating results.

       General Description of FFC Common Stock
       ---------------------------------------

           The authorized capital of FFC consists exclusively of 100 million shares of Common Stock, par value $2.50 per share, and 10 million shares of preferred stock without par value. As of September 30, 1995, there were issued and outstanding 28,394,380 shares of FFC Common Stock, which shares were held by 10,181 owners of record, and there were 677,631 shares issuable upon the exercise of options and warrants. No shares of preferred stock have been issued by FFC. FFC Common Stock is listed for quotation on the over-the-counter NASDAQ National Market under the symbol "FULT."

           The holders of FFC Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of FFC Common Stock is entitled to participate on an equal pro rata basis in dividends and other distributions. The holders of FFC Common Stock do not have preemptive rights to subscribe for additional shares that may be issued by FFC, and no share is entitled in any manner to any preference over any other share. The shares of FFC Common Stock to be issued to the shareholders of GCB pursuant to the Merger will be fully paid and non-assessable and the holders thereof will not be subject to call or assessment under Pennsylvania law. Fulton Bank serves as the transfer agent for FFC.

       Dividends
       ---------

           The holders of FFC Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. FFC has in the past paid quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year.

           The ability of FFC to pay dividends to its shareholders is dependent primarily upon the earnings and financial condition of Fulton, Farmers Trust, Swineford, Lafayette, FNB, Great Valley, Hagerstown and Delaware National. Funds for the payment of dividends on FFC Common Stock are expected for the foreseeable future to be obtained primarily from dividends paid to FFC by these eight bank subsidiaries, and by the Bank if the Merger is consummated, which dividends are subject to certain statutory limitations.

           Under applicable state and federal laws, the dividends that may be paid by the bank subsidiaries of FFC without prior regulatory approval are subject to certain prescribed limitations. As state banks chartered under the Pennsylvania Banking Code of 1965, as amended, Fulton, Farmers Trust, Lafayette and Great Valley may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution. In the case of national banks such as Swineford, FNB and Delaware National, the approval of the Office of the Comptroller of the Currency ("OCC") is required under federal law if the total of all dividends declared during any calendar year would exceed the net profits (as defined) of the bank for the year, combined with its retained net profits (as defined) for the two preceding calendar years. As a commercial bank organized under the laws of the state of Maryland, Hagerstown may only declare a cash dividend from its undivided profits or (with the prior approval of the Maryland Bank Commissioner) from its surplus in excess of 100% of its required capital stock, in each case after providing for due or accrued expenses, losses, interest and taxes. In addition, if Hagerstown's surplus becomes less than 100% of its required capital stock, Hagerstown may not declare or pay any cash dividends that exceed 90% of its net earnings until its surplus becomes 100% of its required capital stock. In addition to the foregoing statutory restrictions on dividends, the Pennsylvania Department of Banking (with respect to all Pennsylvania state-chartered banks), the FDIC (with respect to Pennsylvania state-chartered banks that are not members of the Federal Reserve System, such as Fulton, Lafayette and Great Valley), the FRB (with respect to Pennsylvania state-chartered banks that are members of the Federal Reserve System, such as Farmers Trust), and the OCC (with respect to national banks such as Swineford, FNB and Delaware National), also have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be such an unsafe or unsound practice.

           Under the restrictions set forth above, the aggregate amount available for the payment of dividends by the eight bank subsidiaries of FFC was approximately $120.7 million as of September 30, 1995.

       Dividend Reinvestment Plan
       --------------------------

           The holders of FFC Common Stock may elect to participate in the Fulton Financial Corporation Dividend Reinvestment Plan (the "Dividend Reinvestment Plan"), which is a plan administered by Fulton as the Plan Agent. Under the Dividend Reinvestment Plan, dividends payable to participating shareholders are paid to the Plan Agent and are used to purchase, on behalf of the participating shareholders, additional shares of FFC Common Stock. Participating shareholders may make additional voluntary cash payments, which are also used by the Plan Agent to purchase, on behalf of such shareholders, additional shares of FFC Common Stock. Shares of FFC Common Stock held for the account of participating shareholders are voted by the Plan Agent in accordance with the instructions of each participating shareholder as set forth in his or her proxy.

       Securities Laws
       ---------------

           FFC, as a business corporation, is subject to the registration and prospectus delivery requirements of the 1933 Act and is also subject to similar requirements under state securities laws. FFC Common Stock is registered with the SEC under Section 12(g) of the 1934 Act, and FFC is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act. The executive officers, directors and ten percent shareholders of FFC are subject to certain restrictions affecting their right to sell shares of FFC Common Stock owned beneficially by them. Specifically, each such person is subject to the beneficial ownership reporting requirements and to the short-swing profit recapture provisions of Section 16 of the 1934 Act and may sell shares of FFC Common Stock only: (i) in compliance with the provisions of SEC Rule 144, (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC under the 1933 Act.

       Antitakeover Provisions
       -----------------------

           The Articles of Incorporation and Bylaws of FFC include certain provisions which may be considered to be "antitakeover" in nature, because they may have the effect of discouraging or making more difficult the acquisition of control over FFC by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of FFC (including the present shareholders of GCB, who will become shareholders of FFC following the Merger) by providing a measure of assurance that FFC's shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the antitakeover provisions set forth in the Articles of Incorporation and Bylaws of FFC, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to FFC Common Stock. To the extent that these provisions actually discourage such a transaction, holders of FFC Common Stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of FFC, even if their removal would be regarded by some shareholders as desirable.

           The provisions in the Articles of Incorporation of FFC which may be considered to be "antitakeover" in nature include the following: (i) a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by FFC's Board of Directors, (ii) a provision that does not permit shareholders to cumulate their votes for the election of directors, (iii) a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions, (iv) a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal, (v) a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause, (vi) a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call a annual meeting, (vii) a provision that limits the right of the shareholders to amend the Bylaws, and (viii) a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Articles of Incorporation.

           The provisions of the Bylaws of FFC which may be considered to be "antitakeover" in nature include the following: (i) a provision that limits the permissible number of directors, (ii) a provision that establishes a Board of Directors divided into three classes, with members of each class elected for a three-year term that is staggered with the terms of the members of the other two classes, and (iii) a provision that requires advance written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management.

           On June 20, 1989, FFC adopted a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to discourage unfair or financially inadequate takeover proposals and abusive takeover practices and to encourage third parties who may in the future be interested in acquiring FFC to negotiate with FFC's Board of Directors. The Rights Plan may have the effect of discouraging or making more difficult the acquisition of FFC by means of a hostile tender offer, exchange offer or similar transaction. The Rights Plan is similar to shareholder rights plans which have been adopted by many other bank holding companies and business corporations and contains "flip-in" and "flip-over" provisions which are typically included in plans of this kind. Each share of FFC Common Stock to be issued in connection with the Merger will be accompanied by one right issued pursuant to the terms of the Rights Plan, which right will initially, and until it becomes exercisable, trade with and be represented by the FFC Common Stock certificates to be received by the shareholders of GCB.

           The management of FFC does not presently contemplate recommending to the shareholders the adoption of any additional antitakeover provisions.

       Indemnification
       ---------------

           The Bylaws of FFC provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of FFC, and without willful misconduct or recklessness. FFC has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling FFC pursuant to the foregoing provisions of FFC's Bylaws, FFC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

       Comparison of Shareholder Rights
       --------------------------------

           Upon consummation of the Merger, the shareholders of GCB will become shareholders of FFC. There are differences between the rights of holders of GCB Common Stock and FFC Common Stock. These differences arise out of
       (i) differences between the Certificate of Incorporation and Bylaws of GCB and the Articles of Incorporation and Bylaws of FFC, and (ii) differences between the respective state laws applicable to GCB and FFC. The most significant differences are: (1) FFC has adopted a Shareholder Rights Plan, which provides FFC's shareholders with certain stock-related rights in the event of a hostile takeover but may have the effect of discouraging such a takeover (see the section above entitled "Antitakeover Provisions"), while GCB has not adopted any such plan; and
       (2) FFC's Articles of Incorporation authorize the issuance of shares of preferred stock with such rights and privileges as may be determined by FFC's Board of Directors (although FFC currently has no plans to issue preferred stock), while GCB's Certificate of Incorporation does not authorize the issuance of any class of preferred stock.

           The Articles of Incorporation and Bylaws of FFC also include a number of other provisions which are intended to protect the shareholders of FFC (including the present shareholders of GCB, who will become shareholders of FFC following the Merger) from abusive takeover practices and inadequate takeover proposals, but which may be considered to be "antitakeover" in nature and may serve to entrench the current management of FFC. See INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK--Antitakeover Provisions.

           The material differences between GCB Common Stock and FFC Common Stock and the rights of their respective holders, as of October 25, 1995 are summarized in the following table:

                                        GCB                       FFC
                                        ---                       ---
Title
                             Common Stock, $5.00 par    Common Stock, $2.50 par
                             value per share            value per share

Shares Authorized            5,000,000                  100,000,000

Shares Issued and            970,279                    28,382,179
Outstanding


Preemptive Rights            No                         No

Classification of Board      Board of Directors         Board of Directors
of Directors                 divided into 3 classes     divided into 3 classes
                             with 3 year terms;         with 3 year terms;
                             one-third of directors     one-third of directors
                             elected each year          elected each year

Voting: Election of          Non-cumulative             Non-cumulative
Directors

Voting: Other Matters        One vote for each share    One vote for each share
                             owned of record            owned of record

Shareholder Rights Plan      None                       Yes

Dissenters' Rights           No                         Not generally
                                                        available, except by
                                                        resolution of the Board
                                                        of Directors

Dividend Reinvestment        None                       Open market plan
Plan                                                    administered by Fulton
                                                        Bank as Plan Agent

Market                       Over-the-counter market    Listed for quotation on
                                                        NASDAQ National Market

Registered Under 1934 Act    Yes                        Yes

Limitation of Liability of   Yes                        Yes
Directors for Monetary
Damages

Indemnification of           Yes                        Yes
Directors, Officers and
Employees

                                        GCB                       FFC
                                        ---                       ---
Authorized Class of          No                         Yes, which can be
Preferred Stock                                         issued under terms and
                                                        conditions to be
                                                        determined by the Board
                                                        of Directors

Control Share Statute        None                       Yes

Business Combination         Yes                        Yes
Statute

Right of Shareholders to     Yes                        No
call an Special Meeting

Shareholder Inspection       Limited                    General
Rights

Right of Shareholders to     Yes (if unanimous)         No
Act by Written Consent

           INFORMATION CONCERNING GLOUCESTER COUNTY BANKSHARES, INC.
           ---------------------------------------------------------

   Description of Business and Property
   ------------------------------------

      GCB is a New Jersey business corporation which was formed for the purpose of acquiring and owning all the stock of The Bank of Gloucester County (the "Bank"). GCB was incorporated on October 25, 1991, and acquired all of the outstanding shares of common stock of the Bank on December 31, 1993, through a one-for-one exchange of shares of common stock of the Bank for shares of GCB Common Stock. As a result, the Bank now operates within a bank holding company structure. At September 30, 1995, GCB had consolidated total assets of $192.3 million, total deposits of $177.4 million and shareholders' equity of $14.2 million.

      The principal activities of GCB are the owning and supervising of the
   Bank.    As a bank holding company, GCB's operations must be confined to the ownership and operation of banks and activities deemed by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

      The Bank is engaged in a general banking business, including commercial and retail banking operations, in Gloucester County, New Jersey. The Bank was organized under the banking laws of the State of New Jersey in March 1989. It currently conducts its business through six banking offices located in Gloucester County, New Jersey, consisting of its main office and five branch locations. At September 30, 1995, the Bank had total deposits of approximately $177.4 million, total assets of approximately $192.2 million, total net loans of approximately $131.2 million and employed sixty-eight persons on a full-time basis and sixteen persons on a part-time basis.

      The broad range of retail and commercial banking services which the Bank offers include checking accounts, savings programs, money-market accounts, certificates of deposit, safe deposit facilities, consumer loans programs, revolving lines of credit, overdraft checking and extended banking hours. These services are primarily provided to consumers and small- to mid-sized companies within the Bank's market area. The Bank focuses its lending services on commercial, consumer and real estate lending to local borrowers. The Bank attempts to establish a total borrowing relationship with its customers, which may typically include a commercial real estate loan, a business line of credit for working capital needs, a mortgage loan for the borrower's residence, a consumer loan or a revolving personal credit line.

   The Bank's service area consists of greater Gloucester County, New Jersey, with the larger part of its activities concentrated in the northwestern part of the county. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, thrift institutions and other non-bank financial organizations. The Bank competes with banking and financial branching systems, some from out of state, which are substantially larger and have greater financial resources than the Bank. There are approximately sixty banks, savings and loan and credit union locations, including the Bank, in the general market area serviced by the Bank. The largest of these institutions had assets of over $20 billion and the smallest had assets of less than $50 million.

   In addition to banks and other financial institutions, the Bank competes for deposits with various investment and depositary funds offered by non-banking firms in the securities industry. There is also competition from major retail-oriented firms who offer financial services similar to traditional services through commercial banks without being subject to the same degree of regulation.

GCB Common Stock Market Price and Dividends
-------------------------------------------

   GCB Common Stock is traded on the over-the-counter market. GCB has paid no cash dividends since its inception. It paid a 5% stock dividend in 1994 and a 10% stock dividend in 1995, which had no effect on its shareholders' equity. See THE FFC/GCB MERGER--Comparative Stock Prices and Dividends and Related Shareholder Matters--Common Stock of GCB. The Merger Agreement restricts the ability of GCB to declare or pay cash dividends. However, if the Merger does not become effective on or before March 31, 1996, the Merger Agreement permits GCB to declare and pay a dividend or dividends which do not exceed, in the aggregate, the amount of the per share cash dividends paid by FFC on its Common Stock on or after March 31, 1996 multiplied by the Conversion Ratio. See THE FFC/GCB MERGER--Business Pending the Effective Date.

Information About Directors and Executive Officers
--------------------------------------------------

   Certain information concerning shares of GCB Common Stock owned beneficially by each director of GCB and by all directors and executive officers of GCB as a group, as of October 25, 1995, is set forth below:

                                  Shares of GCB Common Stock          Percent
                                 Beneficially Owned, Directly        of Shares
Name of Director            and Indirectly, as of October 25, 1995  Outstanding
----------------            --------------------------------------  -----------
Jeffrey G. Albertson                        29,501                      3.04
Donald S. Carter                            35,900                      3.70

Dennis N. DeSimone                          16,978                      1.75
Warner A. Knobe                              1,026                         *
Eugene J. McCaffrey, Sr.                    13,298                      1.37
Daniel A. Monaco, D.D.S.                    16,979                      1.76
Dale T. Taylor                              44,578                      4.59
Daniel G. Timms, D.D.S.                     20,117                      2.07
Paul J. Tully                               12,535                      1.29

                                  Shares of GCB Common Stock          Percent
                                 Beneficially Owned, Directly        of Shares
Name of Director            and Indirectly, as of October 25, 1995  Outstanding
----------------            --------------------------------------  -----------
All directors and                          192,426                     19.83
 executive officers as a
 group

      * Less than one percent.

   Selected Historical Financial Data
   ----------------------------------

      The following table sets forth certain selected historical financial data for GCB for each of the five years in the period ended December 31, 1994, and for the nine-month periods ended September 30, 1994 and September 30, 1995. The table should be read in conjunction with the financial statements, footnotes and other financial information relating to GCB, which is included in the documents attached as Exhibits E and F to this Proxy Statement/Prospectus. See Exhibit E--1994 Annual Report to Shareholders of Gloucester County Bankshares, Inc.; and Exhibit F--Quarterly Report on Form 10-Q of Gloucester County Bankshares, Inc. for the Quarter Ended September 30, 1995.

                                         Gloucester County Bankshares, Inc.
                                         Selected Historical Financial Data
                                                   (In Thousands)
                                         ----------------------------------


Summary of Operation                          As of and For Nine Months Ended September 30
                                                        1995                 1994
                                              --------------------------------------------
Net interest income                                  $  7,275             $  5,555
  Provision for loan losses                               450                  248

  Net interest income after provision
    for loan losses                                     6,825                5,307
  Other operating income                                  681                  554
  Other operating expense                               4,228                3,475
  Income tax expense                                    1,230                  815
                                              --------------------------------------------

    Net Income (loss)                                $  2,048             $  1,571
                                              ============================================

Average Balance Sheet Totals
----------------------------

  Total assets                                       $178,045             $139,149
  Investment securities and
    money market investments                           44,887               38,206
  Loans and leases (net of unearned income)           122,000               92,572
  Total deposits                                      164,226              128,013
  Long term debt and lease obligations                     --                   --
  Shareholders' equity                                 12,818               10,616

Actual Balance at Period End
----------------------------

  Total assets                                       $192,248             $151,171
  Long term debt and lease obligations                     --                   --

                      Gloucester County Bankshares, Inc.
                      Selected Historical Financial Data
                                (In Thousands)
                      ----------------------------------

                                                As of and for the Year Ended December 31
                                            ------------------------------------------------
Summary of Operations                            1994     1993     1992     1991     1990
---------------------                       ------------------------------------------------
  Net interest income                          $7,759   $5,619   $3,775   $2,223   $1,600
  Provision for loan losses                       460      750      575      386      340
                                            ------------------------------------------------
  Net interest income after provision
    for loan losses                             7,299    4,869    3,190    1,837    1,260
  Other operating income                          596    1,507      893    1,151      253
  Other operating expense                       4,801    4,264    3,302    2,277    1,388
  Income tax expense                            1,056      718      275      240       40
                                            ------------------------------------------------
  Income before extraordinary item              2,038    1,394      506      471       85
  Extraordinary item--tax benefit of net
   loss carry forwards                             --       --       --       30       40
                                            ------------------------------------------------
   Net Income                                  $2,038   $1,394     $506     $501     $125
                                            ================================================
Average Balance Sheet Totals
----------------------------

  Total assets                               $143,600 $114,137  $82,569  $47,260  $26,373
  Investment securities and
    money market investments                   38,747   37,951   33,047   16,656   10,119
  Loans and leases (net of unearned income)    96,097   68,846   44,497   27,793   15,032
  Total deposits                              132,627  103,617   73,895   39,065   18,582
  Long term debt and lease obligations             --       --       --       --       --

  Shareholders' equity                         10,779    9,723    8,224    7,926    7,537

Period End
----------

  Total assets                               $159,731 $130,596 $104,971  $68,971  $37,695
  Long term debt and lease obligations             --       --       --       --       --

                                    EXPERTS
                                    -------

      The financial statements of FFC as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, which are included in FFC's Annual Report on Form 10-K for the year ended December 31, 1994 and are incorporated by reference in this Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The consolidated financial statements of GCB as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which are included in GCB's 1994 Annual Report to shareholders, attached as Exhibit E to this Proxy Statement/Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS
                                 -------------

      The legality of the shares of FFC Common Stock to be issued in connection with the Merger and certain other legal matters relating to the Merger will be passed upon by the law firm of Barley, Snyder, Senft & Cohen, located in Harrisburg, Lancaster and York, Pennsylvania, which is acting as counsel for FFC. John O. Shirk is a partner in the firm and is a member of the Board of Directors of FFC. As of November 15, 1995, the partners and associates of Barley, Snyder, Senft & Cohen owned beneficially and in the aggregate approximately 19,241 shares of FFC Common Stock.

      The law firm of Piper & Marbury L.L.P., located in Baltimore, Maryland, has acted as counsel to GCB in connection with the Merger.

                             ADDITIONAL INFORMATION
                             ----------------------

      FFC has filed with the SEC a Registration Statement (No. 33-_______) with respect to the shares of FFC Common Stock to be issued in connection with the Merger. The Registration Statement contains certain additional information which has been omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the SEC and may be examined at the offices of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the SEC upon payment of the prescribed fee.


                                 OTHER MATTERS
                                 -------------

      The Board of Directors of GCB knows of no other matters other than those discussed in this Proxy Statement/Prospectus which will be presented at the Special Meeting. However, if any other matters are properly brought before the Special Meeting or any postponement or adjournment thereof, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of GCB.

                                   EXHIBIT A

                                MERGER AGREEMENT
                                ----------------

                                   EXHIBIT B

                    OPINION OF BERWIND FINANCIAL GROUP, L.P.
                    ----------------------------------------

                            Form of Fairness Opinion
                            ------------------------


[Date]


Board of Directors
Gloucester County Bankshares, Inc.
1100 Old Broadway
Woodbury, NJ  08096

Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Gloucester County Bankshares, Inc. ("GCB") of the financial terms of the proposed merger whereby GCB will be merged with and into Fulton Financial Corporation ("FFC"). The terms of the proposed merger (the "Proposed Merger") between GCB and FFC are set forth in the Merger Agreement and Plan of Merger (collectively, the "Agreement") dated October 25, 1995, and provide that each outstanding share of GCB common stock will be converted into shares of the common stock of FFC par value $2.50, subject to certain terms and conditions as provided in the Agreement, with cash to be paid in lieu of any fractional shares.

     Berwind Financial Group, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

     In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of GCB and FFC, (ii) reviewed the Agreement, (iii) reviewed the Proxy Statement/Prospectus, (iv) reviewed and analyzed stock market performance of FFC, (v) studied and analyzed the consolidated financial and operating data of GCB and FFC, (vi) considered the terms and conditions of the Proposed Merger between GCB and FFC as compared with the terms and conditions of comparable bank mergers and acquisitions, (vii) met and/or communicated with certain members of GCB's and FFC's senior management to discuss their respective operations, historical financial statements, and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

     Our opinion is given in reliance on information and representations made or given by GCB and FFC, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by GCB and FFC including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning GCB and FFC nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

     With regard to financial and other information relating to the general prospects of GCB and FFC, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and

Board of Directors
[Date]
Page 2


judgments of the managements of GCB and FFC as to GCB's and FFC's most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger, and in preparation of the final proxy statement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to GCB.

     Our opinion is based upon information provided to us by the managements of GCB and FFC, as well as market, economic, financial, and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of GCB and does not constitute a recommendation to GCB's shareholders as to how such shareholders should vote on the Agreement.

     Based on the foregoing, it is our opinion that, as of the date hereof, the Proposed Merger between GCB and FFC is fair, from a financial point of view, to the shareholders of GCB.

                                          Sincerely,



                                          BERWIND FINANCIAL GROUP, L.P.

                                   EXHIBIT C

                         WARRANT AGREEMENT AND WARRANT
                         -----------------------------

                               WARRANT AGREEMENT
                               -----------------


     THIS WARRANT AGREEMENT is made as of October 25, 1995 by and between Fulton Financial Corporation, a Pennsylvania business corporation ("FFC") and Gloucester County Bankshares, Inc., a New Jersey business corporation ("GCB").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, FFC and GCB are, simultaneously with the execution of this Agreement, entering into a Merger Agreement dated as of the date hereof (the "Merger Agreement"); and

     WHEREAS, as a condition to FFC's entry into the Merger Agreement and in consideration of such entry, GCB has agreed to issue to FFC, on the terms and conditions set forth herein, a warrant entitling FFC to purchase up to an aggregate of 241,056 shares of GCB's common stock, par value $5.00 per share (the "Common Stock");

     NOW, THEREFORE, in consideration of the execution of the Merger Agreement and the premises herein contained, and intending to be legally bound, FFC and GCB agree as follows:

     1.  Issuance of Warrant.  Concurrently with the execution of the Merger
         -------------------
Agreement and this Agreement, GCB shall issue to FFC a warrant in the form attached as Exhibit A hereto (the "Warrant", which term as used herein shall include any warrant or warrants issued upon transfer or exchange of the original Warrant) to purchase up to 241,056 shares of Common Stock, subject to adjustment as provided in this Agreement and in the Warrant. The Warrant shall be exercisable at a purchase price of $17.00 per share, subject to adjustment as provided in this Agreement and the Warrant (the "Exercise Price"). So long as the Warrant is outstanding and unexercised, GCB shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that the Warrant may be exercised, without any additional authorization of Common Stock, after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock. GCB represents and warrants that it has duly authorized the execution and delivery of the Warrant and this Agreement and the issuance of Common Stock upon exercise of the Warrant. GCB covenants that the shares of Common Stock issuable upon exercise of the Warrant shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The Warrant and the shares of Common Stock to be issued upon exercise of the Warrant are hereinafter collectively referred to, from time to time, as the "Securities." So long as the Warrant is owned by FFC, the Warrant will in no event be exercised for more than that number of shares of Common Stock equal to 241,056 (subject to adjustment as provided in this Agreement and in the Warrant) less the number of shares of Common Stock at the time owned by FFC.

     2.  Assignment, Transfer, or Exercise of Warrant.  FFC will not sell,
         --------------------------------------------
assign, transfer or exercise the Warrant, in whole or in part, without the prior written consent of GCB except upon or after the occurrence of any of the following: (i) a knowing breach of any representation, warranty, or covenant set forth in the Merger Agreement by GCB which would permit a termination of the Merger Agreement by FFC pursuant to Section 8.1(b)(i) thereof; (ii) the failure of GCB's shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been an announcement by any Person (other than FFC) of an offer or proposal to acquire 25% or more of the Common Stock (before giving effect to any exercise of the Warrant), or to acquire, merge or consolidate with GCB, or to purchase all or substantially all of GCB's assets (including without limitation any shares of Bank of Gloucester County ("TBGC") or all or substantially all of TBGC's assets); (iii) the acquisition by any Person of Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant); (iv) any Person (other than FFC) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of GCB such that, upon consummation of such offer, such Person would have Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant); (v) GCB shall have entered into an agreement, letter of intent, or other understanding with any Person (other than FFC) providing for such Person (A) to acquire, merge, consolidate or enter into a statutory share exchange with GCB or to purchase all or substantially all of GCB's assets (including without limitation any shares of TBGC or all or substantially all of TBGC's assets), or (B) to negotiate with GCB with respect to any of the events or transactions mentioned in the preceding clause (A) or (vi) termination, or attempted termination, of the Merger Agreement by GCB under Section 5.7 of the Merger Agreement. As used in this Paragraph 2, the terms "Beneficial Ownership" and "Person" shall have the respective meanings set forth in Paragraph 7(f).

     3.  Registration Rights.  If, at any time after the Warrant may be
         -------------------
exercised or sold, GCB shall receive a written request therefor from FFC, GCB shall prepare, file and keep effective and current a shelf registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Warrant and/or the Common Stock issued or issuable upon exercise of the Warrant, and shall use its best efforts to cause the Registration Statement to become effective and remain current. Without the prior written consent of FFC, neither GCB nor any other holder of securities of GCB may include such securities in the Registration Statement.

     4.  Duties of GCB upon Registration.  If and whenever GCB is required by
         -------------------------------
the provisions of Paragraph 3 of this Agreement to effect the registration of any of the Securities under the Securities Act, GCB shall:

          (a) prepare and file with the Securities and Exchange Commission (the "SEC") such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective and current;

          (b) furnish to FFC and to the underwriters of the Securities being registered such reasonable number of copies of the Registration Statement, the preliminary prospectus and final prospectus contained therein, and such other documents as FFC or such underwriters may reasonably request in order to facilitate the public offering of the Securities;

          (c) use its best efforts to register or qualify the Securities covered by the Registration Statement under the state securities or blue sky laws of such jurisdictions as FFC or such underwriters may reasonably request;

          (d) notify FFC, promptly after GCB shall receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment to any prospectus forming a part of the Registration Statement has been filed;

          (e) notify FFC promptly of any request by the SEC for the amending or supplementing of the Registration Statement or the prospectus contained therein, or for additional information;

          (f) prepare and file with the SEC, promptly upon the request of FFC, any amendments or supplements to the Registration Statement or the prospectus contained therein which, in the opinion of counsel for FFC, are required under the Securities Act or the rules and regulations promulgated by the SEC thereunder in connection with the public offering of the Securities;

          (g) prepare and promptly file with the SEC such amendments of or supplements to the Registration Statement or the prospectus contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such Securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

          (h) advise FFC, promptly after GCB shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement, or the initiation or threatening of any proceeding for that purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

          (i) at the request of FFC, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of counsel for GCB for the purposes of such registration, addressed to the underwriters and to FFC, covering such matters as such underwriters and FFC may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants for GCB, addressed to the underwriters and to FFC, covering such matters as such underwriters or FFC may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of GCB included in the Registration Statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

     5.  Expenses of Registration.  With respect to the registration requested
         ------------------------
pursuant to Paragraph 3 of this Agreement, (a) GCB shall bear all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all legal fees and disbursements and other expenses of GCB to comply with state securities or blue sky laws of any jurisdictions in which the Securities to be offered are to be registered or qualified; and (b) FFC shall bear all fees and disbursements of its counsel and accountants, underwriting discounts and commissions, transfer taxes for FFC and any other expenses incurred by FFC.

     6.  Indemnification.  In connection with any Registration Statement or any
         ---------------
amendment or supplement thereto:

          (a) GCB shall indemnify and hold harmless FFC, any underwriter (as defined in the Securities Act) for FFC, and each person, if any, who controls FFC or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which FFC or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that GCB will not be liable in any
                           --------  -------
     such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by FFC, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

          (b) FFC shall indemnify and hold harmless GCB, any underwriter (as defined in the Securities Act), and each person, if any, who controls GCB or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which GCB or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by FFC specifically for use in the preparation thereof.

          (c) Promptly after receipt by any party which is entitled to be indemnified, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may otherwise have to any indemnified party hereunder. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if
                                                     --------  -------
     the defendants in any action include both the indemnified party or parties and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing any indemnified party, such indemnified party shall have the right to select separate counsel to participate in the defense of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless
     (i) such indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

          (d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, any party entitled to indemnification by the terms thereof shall be entitled to obtain contribution with respect to its liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. FFC and GCB agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation even if the underwriters and FFC as a group were considered a single entity for such purpose.

     7.  Redemption and Repurchase Rights.
         --------------------------------

          (a) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), who has exercised the Warrant in whole or in part shall have the right to require GCB to redeem some or all of the shares of Common Stock for which the Warrant was exercised at a redemption price per share (the "Redemption Price") equal to the highest of: (i) the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (as defined below) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of GCB's assets or all or substantially all of TBGC's assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of GCB as determined by a recognized investment banking firm selected by such Holder, divided by (y) the number of shares of Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder.

          (b) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), shall have the right to require GCB to repurchase all or any portion of the Warrant at a price (the "Warrant Repurchase Price") equal to the product obtained by multiplying: (i) the number of shares of Common Stock represented by the portion of the Warrant that the Holder is requiring GCB to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

          (c) The Holder's right, pursuant to this Paragraph 7, to require GCB to repurchase a portion or all of the Warrant, and/or to require GCB to redeem some or all of the shares of Common Stock for which the Warrant was exercised, shall expire on the close of business on the 60th day following the occurrence of any event described in Paragraph 2.

          (d) The Holder may exercise its right, pursuant to this Paragraph 7, to require GCB to repurchase all or a portion of the Warrant, and/or to require GCB to redeem some or all of the shares of Common Stock for which the

     Warrant was exercised, by surrendering for such purpose to GCB, at its principal office within the time period specified in the preceding subparagraph, the Warrant and/or a certificate or certificates representing the number of shares to be redeemed accompanied by a written notice stating that it elects to require GCB to repurchase the Warrant or a portion thereof and/or to redeem all or a specified number of such shares in accordance with the provisions of this Paragraph 7. As promptly as practicable, and in any event within five business days after the surrender of the Warrant and/or such certificates and the receipt of such notice relating thereto, GCB shall deliver or cause to be delivered to the Holder:
     (i) the applicable Redemption Price (in immediately available funds) for the shares of Common Stock which it is not then prohibited under applicable law or regulation from redeeming, and/or (ii) the applicable Warrant Repurchase Price, and/or (iii) if the Holder has given GCB notice that less than the whole Warrant is to be repurchased and/or less than the full number of shares of Common Stock evidenced by the surrendered certificate or certificates are to be redeemed, a new certificate or certificates, of like tenor, for the number of shares of Common Stock evidenced by such surrendered certificate or certificates less the number shares of Common Stock redeemed and/or a new Warrant reflecting the fact that only a portion of the Warrant was repurchased.

          (e) To the extent that GCB is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or redeeming the Common Stock as to which the Holder has given notice of repurchase and/or redemption, GCB shall immediately so notify the Holder and thereafter deliver or cause to be delivered, from time to time to the Holder, the portion of the Warrant Repurchase Price and/or the Redemption Price which it is no longer prohibited from delivering, within five business days after the date on which GCB is no longer so prohibited; provided, however, that to the extent
                                           --------  -------
     that GCB is at the time and after the expiration of 25 months, so prohibited from delivering the Warrant Repurchase Price and/or the Redemption Price, in full (and GCB hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), GCB shall deliver to the Holder a new Warrant (expiring one year after delivery) evidencing the right of the Holder to purchase that number of shares of Common Stock representing the portion of the Warrant which GCB is then so prohibited from repurchasing, and/or GCB shall deliver to the Holder a certificate for the shares of Common Stock which GCB is then so prohibited from redeeming, and GCB shall have no further obligation to repurchase such new Warrant or redeem such Common Stock; and
                                                                            ---
     provided further, that upon receipt of such
     -------- -------
     notice and until five days thereafter the Holder may revoke its notice of repurchase of the Warrant and/or redemption of Common Stock by written notice to GCB at its principal office stating that the Holder elects to revoke its election to exercise its right to require GCB to repurchase the Warrant and/or redeem the Common Stock, whereupon GCB will promptly redeliver to the Holder the Warrant and/or the certificates representing shares of Common Stock surrendered to GCB for purposes of such repurchase and/or redemption, and GCB shall have no further obligation to repurchase such Warrant and/or redeem such Common Stock.

          (f) As used in this Agreement the following terms have the meanings indicated:

               (1) "Acquiring Person" shall mean any "Person" (hereinafter defined) who or which is the "Beneficial Owner" (hereinafter defined) of 25% or more of the Common Stock;

               (2) A "Person" shall mean any individual, firm, corporation or other entity and shall also include any syndicate or group deemed to be a "Person" by operation of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

               (3) A Person shall be a "Beneficial Owner", and shall have "Beneficial Ownership," of all securities:

                    (i) which such Person or any of its Affiliates (as hereinafter defined) beneficially owns, directly or indirectly; and

                    (ii) which such Person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or otherwise) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any proxy, power of attorney, voting trust, agreement, arrangement or understanding; and

               (4) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the regulations promulgated by the SEC under the Securities and Exchange Act of 1934, as amended.

     8.  Remedies.  Without limiting the foregoing or any remedies available to
         --------
FFC, it is specifically acknowledged that FFC would not have an adequate remedy at law for any breach of this Warrant Agreement and shall be entitled to specific performance of GCB's obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

     9.  Miscellaneous.
         -------------

          (a) The representations, warranties, and covenants of GCB set forth in the Merger Agreement are hereby incorporated by reference in and made a part of this Agreement, as if set forth in full herein.

          (b) This Agreement, the Warrant and the Merger Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all prior agreements, arrangements and understandings, whether written or oral, relating to the subject matter hereof and thereof. No amendment, supplement, modification, waiver, or termination of this Agreement shall be valid and binding unless executed in writing by both parties.

          (c) This Agreement shall be deemed to have been made in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.


                                    FULTON FINANCIAL CORPORATION


                                    By:________________________________
                                       Rufus A. Fulton, Jr.,
                                       Chief Executive Officer

                                    Attest:


                                    ___________________________________
                                    K. E. Shenenberger, Secretary


                                    GLOUCESTER COUNTY
                                     BANKSHARES, INC.

                                    By:_______________________________
                                         Warner A. Knobe, President
                                         and Chief Executive Officer


                                    Attest:


                                    __________________________________
                                         Dale T. Taylor, Secretary

                                    WARRANT

                    to Purchase up to 241,056 Shares of the
                    Common Stock, Par Value $5.00 Per Share,
                                       of

                       GLOUCESTER COUNTY BANKSHARES, INC.


     This is to certify that, for value received, Fulton Financial Corporation ("FFC") or any permitted transferee (FFC or such transferee being hereinafter called the "Holder") is entitled to purchase, subject to the provisions of this Warrant, from Gloucester County Bankshares, Inc., a New Jersey business corporation ("GCB"), at any time on or after the date hereof, an aggregate of up to 241,056 fully paid and non-assessable shares of common stock, par value $5.00 per share (the "Common Stock"), of GCB at a price per share equal to $17.00, subject to adjustment as herein provided (the "Exercise Price").

     1.  Exercise of Warrant.  Subject to the provisions hereof and the
         -------------------
limitations set forth in Paragraph 2 of a Warrant Agreement of even date herewith by and between FFC and GCB (the "Warrant Agreement"), which Warrant Agreement was entered into simultaneously with a Merger Agreement of even date herewith between FFC and GCB (the "Merger Agreement"), this Warrant may be exercised in whole or in part at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to GCB at the principal office of GCB, accompanied by (i) a written notice of exercise, (ii) payment to GCB, for the account of GCB, of the Exercise Price for the number of shares of Common Stock specified in such notice, and
(iii) a certificate of the Holder specifying the event or events which have occurred and entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds.

     Upon such presentation and surrender, GCB shall issue promptly (and within one business day if requested by the Holder) to the Holder or its assignee, transferee or designee the number of shares of Common Stock to which the Holder is entitled hereunder. GCB covenants and warrants that such shares of Common Stock, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens and encumbrances.

     If this Warrant should be exercised in part only, GCB shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock issuable hereunder. Upon receipt by GCB of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of GCB may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. GCB shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Paragraph 1 in the name of the Holder or its assignee, transferee or designee.

     2.  Reservation of Shares; Preservation of Rights of Holder.
         -------------------------------------------------------

     GCB shall at all times, while this Warrant is outstanding and unexercised, maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that this Warrant may be exercised without any additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. GCB further agrees that (i) it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or omission, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Warrant Agreement by GCB, (ii) it will promptly take all action (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and the regulations promulgated thereunder and (B) in the event that, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, prior approval of the Board of Governors of the Federal Reserve System (the "Board") is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information to the Board as the Board may require) in order to permit the Holder to exercise this Warrant and GCB duly and effectively to issue shares of its Common Stock hereunder, and (iii) it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

     3.  Fractional Shares.  GCB shall not be required to issue fractional
         -----------------
shares of Common Stock upon exercise of this Warrant but shall pay for any fractional shares in cash or by certified or official bank check at the Exercise Price.

     4.  Exchange or Loss of Warrant.  This Warrant is exchangeable, without
         ---------------------------
expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of GCB for other warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock issuable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by GCB of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, GCB will execute and deliver a new Warrant of like tenor and date.

     5.  Repurchase.  (A) From and after the date on which any event described
         ----------
in Paragraph 2 of the Warrant Agreement occurs, the Holder shall have the right to require GCB to repurchase all or any portion of this Warrant at the Warrant
Repurchase Price (as defined in Paragraph 7(b) of the Warrant Agreement).   The
Holder's right to require GCB to repurchase this Warrant under this Paragraph 5 shall expire at the close of business on the 60th day following the occurrence of any event described in Paragraph 2 of the Warrant Agreement.

     (B) The Holder of this Warrant may exercise its right to require GCB to repurchase this Warrant or a portion thereof pursuant to this Paragraph 5 by surrendering for such purpose to GCB, at its principal office, within the 60 day period specified above, this Warrant accompanied by a written notice stating that the Holder elects to require GCB to repurchase this Warrant or a portion thereof in accordance with the provisions of this Paragraph 5. As promptly as practicable, and in any event within five business days after the surrender of this Warrant and the receipt of such notice relating thereto, GCB shall deliver or cause to be delivered to the Holder the Warrant Repurchase Price in immediately available funds therefor or the portion thereof which it is not then prohibited under applicable law and regulation from delivering to the Holder.

     (C) To the extent that GCB is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant, GCB shall immediately so notify the Holder and thereafter deliver or cause to be delivered, from time to time to the Holder, the portion of the Warrant Repurchase Price which it is no longer prohibited from delivering, within five business days after the date on which GCB is no longer so prohibited; provided,
                                                                      --------
however, that to the extent that GCB is at the time and after the expiration of
-------
25 months so prohibited from delivering the Warrant Repurchase Price in full (and GCB hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), GCB shall deliver to the Holder a new Warrant (expiring one year after delivery) evidencing the right of the Holder to purchase that number of shares of Common Stock representing the portion of the Warrant which GCB is then so prohibited from repurchasing, and GCB shall have no further obligation to repurchase such new Warrant; and
                                                                     ---
provided further, that upon receipt of such notice and until five days
-------- -------
thereafter the Holder may revoke its notice of repurchase of the Warrant by written notice to GCB at its principal office stating that the Holder elects to revoke its election to exercise its right to require GCB to repurchase the Warrant, whereupon GCB will promptly redeliver to the Holder the Warrant surrendered to GCB for purposes of such repurchase and GCB shall have no further obligation to repurchase such Warrant.

     6.  Adjustment.  The number of shares of Common Stock issuable upon the
         ----------
exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Paragraph 6.

         (A)  Stock Dividends, etc.
              ---------------------

              (1) Stock Dividends. In case GCB shall pay or make a dividend or
                  ---------------
other distribution on any class of capital stock of GCB in Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

              (2) Subdivisions. In case outstanding shares of Common Stock shall
                  ------------
be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

              (3) Reclassifications.  The reclassification of Common Stock into
                  -----------------
securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective," or "the day upon which such combination becomes effective," as the case may be, within the meaning of clause (2) above.

              (4) Optional Adjustments. GCB may make such increases in the
                  --------------------
number of shares of Common Stock issuable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

             (5) Adjustment to Exercise Price. Whenever the number of shares of
                 ----------------------------
Common Stock issuable upon exercise of this Warrant is adjusted as provided in this Paragraph 6(A), the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock issuable prior to the adjustment and the denominator is equal to the number of shares of Common Stock issuable after the adjustment.

         (B)  Certain Sales of Common Stock.
              -----------------------------

              (1) Adjustment to Shares Issuable. If and whenever GCB sells or
                  -----------------------------
otherwise issues (other than under circumstances in which Paragraph 6(A) applies) any shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction, the denominator of which shall be the number shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such sale or issuance and the numerator of which shall be the sum of such number of shares and the total number of shares constituting such sale or other issuance, such increase to become effective immediately after the opening of business on the day following such sale or issuance.

              (2) Adjustment to Exercise Price. If and whenever GCB sells or
                  ----------------------------
otherwise issues any shares of Common Stock (excluding any stock dividend or other issuance not for consideration to which Paragraph 6(A) applies) for a consideration per share which is less than the Exercise Price at the time of such sale or other issuance, then in each such case the Exercise Price shall be forthwith changed (but only if a reduction would result) to the price (calculated to the nearest cent) determined by dividing: (i) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issue or sale, multiplied by the then effective Exercise Price, plus (bb) the total consideration, if any, received and deemed received by GCB upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

         (C) Definition. For purposes of this Paragraph 6, the term "Common
             ----------
Stock" shall include (1) any shares of GCB of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of GCB and which is not subject to redemption by GCB, and (2) any rights or options to subscribe for or to purchase shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable. For purposes of any adjustments made under Paragraph 6(A) or 6(B) as a result of the distribution, sale or other issuance of rights or options or Convertible Securities, the number of Shares of Common Stock outstanding after or as a result of the occurrence of events described in Paragraph 6(A)(1) or 6(B)(1) shall be calculated by assuming that all such rights, options or Convertible Securities have been exercised for the maximum number of shares issuable thereunder.

     7.  Notice.  (A)  Whenever the number of shares of Common Stock for which
         ------
this Warrant is exercisable is adjusted as provided in Paragraph 6, GCB shall promptly compute such adjustment and mail to the Holder a certificate, signed by the principal financial officer of GCB, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment having become effective.

         (B) Upon the occurrence of any event which results in the Holder having the right to require GCB to repurchase this Warrant, as provided in Paragraph 5, GCB shall promptly notify the Holder of such event; and GCB shall promptly compute the Warrant Repurchase Price and furnish to the Holder a certificate, signed by the principal financial officer of GCB, setting forth the Warrant Repurchase Price and the basis and computation thereof.

     8.  Rights of the Holder.  (A)  Without limiting the foregoing or any
         --------------------
remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provisions of this Warrant and shall be entitled to specific performance of GCB's obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person (as defined in Paragraph 7 of the Warrant Agreement) subject to, this Warrant.

         (B) The Holder shall not, by virtue of its status as Holder, be entitled to any rights of a shareholder in GCB.

     9.  Termination.  This Warrant and the rights conferred hereby shall
         -----------
terminate (i) upon the Effective Date of the merger provided for in the Merger Agreement, (ii) upon a valid termination of the Merger Agreement prior to the occurrence of an event described in Paragraph 2 of the Warrant Agreement, or
(iii) to the extent this Warrant has not previously been exercised, 60 days after the occurrence of an event described in Paragraph 2 of the Warrant Agreement.

     10.  Governing Law.  This Warrant shall be deemed to have been delivered
          -------------
in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

Dated:  October 25, 1995
                                          GLOUCESTER COUNTY BANKSHARES, INC.

                                          By:__________________________________
                                                Warner A. Knobe, President and
                                                Chief Executive Officer


                                          Attest:______________________________
                                                  Dale T. Taylor, Secretary
RLG/236848.1

                                   EXHIBIT D

                             AMENDMENT NO. 1 TO THE
                       GLOUCESTER COUNTY BANKSHARES, INC.
                             1992 STOCK OPTION PLAN
                       ----------------------------------

                                                                   EXHIBIT _____

                                Amendment No. 1
                                      to
                    THE GLOUCESTER COUNTY BANKSHARES, INC.
                            1992 STOCK OPTION PLAN


     Gloucester County Bankshares, Inc. adopts the following amendment to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan (the "Plan") pursuant to Section 18 of the Plan, authorization of the Board of Directors, and approval of its shareholders. This amendment is to become effective upon the approval of the shareholders of the Corporation.

     Sections 2.1 (b), (d) and (e) of the Plan are amended and restated to read as follows:

     (b) "Board" shall mean the Board of Directors of the Company, any of its subsidiaries, or any successor corporation to the Company or any of its subsidiaries.

     (d) "Company" shall mean Gloucester County Bankshares, Inc., a corporation organized under the laws of the State of New Jersey, or any of its subsidiaries, or any successor corporation to Gloucester County Bankshares, Inc. or any of its subsidiaries.

     (e) "Director" shall mean an individual duly elected to serve as a member of the Board of Directors of the Company or of any of its subsidiaries, or any successor corporation to the Company or any of its subsidiaries.

Adopted as of October 25, 1995
by the Board of Directors of
Gloucester County Bankshares, Inc.


                                              ----------------------------------
                                              Donald S. Carter
                                              Chairman of the Board

                                   EXHIBIT E

                       1994 ANNUAL REPORT TO SHAREHOLDERS
                     OF GLOUCESTER COUNTY BANKSHARES, INC.
                     -------------------------------------

                             (Filed under Form SE)

                                   EXHIBIT F

                        QUARTERLY REPORT ON FORM 10-Q OF
                   GLOUCESTER COUNTY BANKSHARES, INC. FOR THE
                        QUARTER ENDED SEPTEMBER 30, 1995
                   -------------------------------------------

                             (Filed under Form SE)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.
          -----------------------------------------

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (BCL), 15 Pa. C.S. (S)(S) 1741-50, provides that a business corporation shall have the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. A copy of Subchapter D of Chapter 17 of the BCL is attached as
Exhibit 99(e) to this Registration Statement.

     Article V of the Bylaws of Fulton Financial Corporation provides for the indemnification of its directors, officers, employees and agents in accordance with, and to the maximum extent permitted by, the provisions of Subchapter D of Chapter 17 of the BCL. Article V of the Bylaws of Fulton Financial Corporation, as set forth in Exhibit 3(b) to this Registration Statement, is hereby incorporated by reference in response to this Item 20.

     Fulton Financial Corporation has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

     For disclosure concerning the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act of 1933, see the Section in the Proxy Statement/Prospectus (which is included in Part I of this Registration Statement) entitled INFORMATION CONCERNING FULTON FINANCIAL CORPORATION AND DESCRIPTION OF FFC COMMON STOCK --Indemnification.

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

      (a)  Exhibits:
           --------

        Number                                Title
        ------                                -----

          2           Merger Agreement dated October 25, 1995, between
                      Fulton Financial Corporation and Gloucester County Bankshares, Inc.-- Furnished as Exhibit A to the Proxy Statement/Prospectus which is included in Part I of this Registration Statement

         3(a) Articles of Incorporation of Fulton Financial Corporation -- Incorporated by reference to Exhibit
                      (a)(i) of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1987

        Number                                Title
        ------                                -----

         3(b) Bylaws of Fulton Financial Corporation -- Incorporated by reference to Exhibit (a)(i) of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1989

          4 Rights Agreement dated June 20, 1989, between Fulton Financial Corporation and Fulton Bank -- Incorporated by reference to Exhibit 1 of the Fulton Financial Corporation Current Report on Form 8-K dated June 21, 1989

          5           Opinion of Barley, Snyder, Senft & Cohen

          8           Opinion of Piper & Marbury L.L.P. re:  tax matters

         13 Annual Report on Form 10-K of Fulton Financial Corporation for the Year Ending December 31, 1994 -- Incorporated by reference in the Proxy Statement/ Prospectus which is included in Part I of this Registration Statement

         21           Subsidiaries of Fulton Financial Corporation

       23(a)          Consent of Barley, Snyder, Senft & Cohen

       23(b)          Consent of Arthur Andersen LLP

       23(c)          Consent of Piper & Marbury L.L.P.

       23(d)          Consent of Grant Thornton LLP

       23(e)          Consent of Berwind Financial Group, L.P.

         24           Power of Attorney

       99(a)          Form of Proxy

       99(b)          Letter to Shareholders of Gloucester County
                      Bankshares, Inc.

       99(c) Notice of Special Meeting of Shareholders of Gloucester County Bankshares, Inc.

       99(d)          Statute Relating to Indemnification

      (b)  Financial Statement Schedules:
           -----------------------------

            None required.

      (c)  Opinion of Financial Advisor:
           ----------------------------

            Furnished as Exhibit B to the Proxy Statement/Prospectus which is included in Part I of this Registration Statement.

Item 22.  Undertakings.
          ------------

      (a)

      1.  The undersigned registrant hereby undertakes as follows:

            (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (1)(A)(i) and (1)(A)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supplement by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania on December 11, 1995.

                                           FULTON FINANCIAL CORPORATION

Attest: /s/William R. Colmery              By: /s/Rufus A. Fulton, Jr.
        -------------------------              ---------------------------------
          William R. Colmery,                  Rufus A. Fulton, Jr., President
          Assistant Secretary                  and Chief Executive Officer

(Corporate Seal)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                  Capacity               Date
         ---------                  --------               ----


/s/James R. Argires
----------------------------        Director          December 11, 1995
     (James R. Argires)


/s/Donald M. Bowman, Jr.            Director          December 11, 1995
----------------------------
  (Donald M. Bowman, Jr.)


/s/Thomas D. Caldwell, Jr.          Director          December 11, 1995
----------------------------
 (Thomas D. Caldwell, Jr.)

                                 Vice President       December 11, 1995
/s/Beth Ann L. Chivinski         and Controller
----------------------------  (Principal Accounting
  (Beth Ann L. Chivinski)           Officer)


/s/Harold D. Chubb                  Director          December 11, 1995
----------------------------
     (Harold D. Chubb)


/s/William H. Clark, Jr.            Director          December 11, 1995
----------------------------
  (William H. Clark, Jr.)

         Signature                  Capacity                Date
         ---------                  --------                ----

/s/Richard F. Erdley                Director          December 11, 1995
----------------------------
    (Richard F. Erdley)


/s/David S. Etter                   Director          December 11, 1995
----------------------------
      (David S. Etter)


/s/Frederick B. Fichthorn           Director          December 11, 1995
----------------------------
  (Frederick B. Fichthorn)


/s/Rufus A. Fulton, Jr.         President, Chief      December 11, 1995
----------------------------  Executive Officer and
  (Rufus A. Fulton, Jr.)            Director
                              (Principal Executive
                                    Officer)


/s/Henry N. Funk                    Director          December 11, 1995
----------------------------
      (Henry N. Funk)


/s/John F. Garber, Jr.              Director          December 11, 1995
----------------------------
   (John F. Garber, Jr.)


/s/Eugene H. Gardner                Director          December 11, 1995
----------------------------
     (Eugene H. Gardner)

                              Chairman of the Board   December 11, 1995
/s/Robert D. Garner               and Director
----------------------------
     (Robert D. Garner)


/s/Daniel M. Heisey                 Director          December 11, 1995
----------------------------
     (Daniel M. Heisey)


/s/J. Robert Hess                   Director          December 11, 1995
----------------------------
      (J. Robert Hess)


/s/Carolyn R. Holleran              Director          December 11, 1995
----------------------------
   (Carolyn R. Holleran)


/s/Clyde W. Horst                   Director          December 11, 1995
----------------------------
     (Clyde W. Horst)

         Signature                  Capacity                Date
         ---------                  --------                ----

/s/Bernard J. Metz, Sr.             Director          December 11, 1995
----------------------------
  (Bernard J. Metz, Sr.)

                                 Executive Vice       December 11, 1995
/s/Charles J. Nugent           President and Chief
----------------------------    Financial Officer
    (Charles J. Nugent)       (Principal Financial
                                    Officer)


/s/Arthur M. Peters, Jr.            Director          December 11, 1995
----------------------------
  (Arthur M. Peters, Jr.)


/s/Stuart H. Raub, Jr.              Director          December 11, 1995
----------------------------
   (Stuart H. Raub, Jr.)


/s/Donald E. Ruhl                   Director          December 11, 1995
----------------------------
     (Donald E. Ruhl)


/s/William E. Rusling               Director          December 11, 1995
----------------------------
   (William E. Rusling)


/s/Mary Ann Russell                 Director          December 11, 1995
----------------------------
     (Mary Ann Russell)


/s/John O. Shirk                    Director          December 11, 1995
----------------------------
      (John O. Shirk)

                                 Executive Vice       December 11, 1995
/s/R. Scott Smith                   President
----------------------------
      (R. Scott Smith)


/s/James K. Sperry               Executive Vice       December 11, 1995
----------------------------      President and
     (James K. Sperry)              Director


/s/Kenneth G. Stoudt                Director          December 11, 1995
----------------------------
    (Kenneth G. Stoudt)

                                 EXHIBIT INDEX

                               Required Exhibits
                               -----------------

 Number                    Title                               Page
 ------                    -----                        (in accordance with
                                                        sequential numbering
                                                               system)
                                                        --------------------
   2      Merger Agreement dated October 25,
          1995, between Fulton Financial
          Corporation and Gloucester County
          Bankshares, Inc.-- Furnished as Exhibit
          A to the Proxy Statement/Prospectus
          which is included in Part I of this
          Registration Statement

  3(a)    Articles of Incorporation of Fulton
          Financial Corporation -- Incorporated
          by reference to Exhibit (a)(i) of the
          Fulton Financial Corporation Quarterly
          Report on Form 10-Q for the Quarter
          Ended June 30, 1987

  3(b)    Bylaws of Fulton Financial Corporation
          -- Incorporated by reference to Exhibit
          (a)(i) of the Fulton Financial
          Corporation Quarterly Report on Form
          10-Q for the Quarter Ended June 30,
          1989

   4      Rights Agreement dated June 20, 1989,
          between Fulton Financial Corporation
          and Fulton Bank -- Incorporated by
          reference to Exhibit 1 of the Fulton
          Financial Corporation Current Report on
          Form 8-K dated June 21, 1989

   5      Opinion of Barley, Snyder, Senft &
          Cohen

   8      Opinion of Piper & Marbury L.L.P. re:
          tax matters

   13     Annual Report on Form 10-K for Fulton
          Financial Corporation for the Year
          Ending December 31, 1994 --
          Incorporated by reference in the Proxy
          Statement/Prospectus which is included
          in Part I of this Registration
          Statement

 Number                    Title                               Page
 ------                    -----                        (in accordance with
                                                        sequential numbering
                                                               system)
                                                        --------------------
   21     Subsidiaries of Fulton Financial
          Corporation

 23(a)    Consent of Barley, Snyder, Senft &
          Cohen

 23(b)    Consent of Arthur Andersen LLP

 23(c)    Consent of Piper & Marbury L.L.P.

 23(d)    Consent of Grant Thornton LLP

 23(e)    Consent of Berwind Financial Group,
          L.P.

   24     Power of Attorney

 99(a)    Form of Proxy

 99(b)    Letter to Shareholders of Gloucester
          County Bankshares, Inc.

 99(c)    Notice of Special Meeting of
          Shareholders of Gloucester County
          Bankshares, Inc.

 99(d)    Statute Relating to Indemnification